Exhibit 10.9

SENIOR SECURED DELAYED DRAW TERM LOAN
CREDIT AGREEMENT

among

LNG HOLDINGS LLC,
as Holdings 1,

FEP GP LNG HOLDINGS LLC,
as Holdings 2,

LNG HOLDINGS (FLORIDA) LLC,
as the Borrower,

The Several Lenders
from Time to Time Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,

Dated as of November 24, 2014

MORGAN STANLEY SENIOR FUNDING, INC.,
as Arranger and Bookrunner

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2.18	Ratable Sharing	46

2.19	Making or Maintaining Eurodollar Rate Loans	47

2.20	Increased Costs; Capital Adequacy	49

2.21	Taxes	51

2.22	Obligation to Mitigate	55

2.23	Defaulting Lenders	55

2.24	Removal or Replacement of a Lender	57

2.25	Maturity Extension Option	57

SECTION 3.	REPRESENTATIONS AND WARRANTIES	58
3.1	Financial Condition	58

3.2	No Change	58

3.3	Corporate Existence; Compliance with Law	58

3.4	Corporate Power; Authorization; Enforceable Obligations	58

3.5	No Legal Bar	59

3.6	No Material Litigation	59

3.7	No Default	59

3.8	Ownership of Property; Liens	59

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-iii-

5.5	Maintenance of Property; Insurance	73

5.6	Inspection of Property; Books and Records; Discussions	74

5.7	Notices	74

5.8	Environmental Laws	75

5.9	Plan Compliance	76

5.10	Additional Collateral, etc	76

5.11	Further Assurances	78

5.12	Post-Closing Covenants	78

5.13	Plant Completion Date	79

5.14	Compliance with Material Construction-Related Contracts	80

5.15	Unrestricted Subsidiaries	80

SECTION 6.	NEGATIVE COVENANTS	80
6.1	[Reserved]	80

6.2	Limitation on Indebtedness	80

6.3	Limitation on Liens	83

6.4	Limitation on Fundamental Changes	87

6.5	Limitation on Disposition of Property	88

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		Page

6.6	Limitation on Restricted Payments	90

6.7	Nature of Business	92

6.8	Limitation on Investments	92

6.9	Limitation on Optional Payments and Modifications of Subordinated Debt Instruments and Certain Other Indebtedness; Limitation on Modifications of Organizational Documents or Material Construction-Related Contracts	94

6.10	Limitation on Transactions with Affiliates	95

6.11	Limitation on Sales and Leasebacks	95

6.12	Limitation on Changes in Fiscal Periods	95

6.13	Limitation on Negative Pledge Clauses	95

6.14	Limitation on Restrictions on Subsidiary Distributions	96

6.15	Foreign Subsidiaries	96

6.16	Limitation on Activities of Holdings	96

6.17	In-Balance Test	97

SECTION 7.	EVENTS OF DEFAULT	97
7.1	Events of Default	97

7.2	Application of Proceeds	100

7.3	Cure Right	101

SECTION 8.	THE ADMINISTRATIVE AGENT	102
8.1	Appointment and Authority	102

8.2	Rights as a Lender	102

8.3	Exculpatory Provisions	102

8.4	Reliance by Administrative Agent	104

8.5	Delegation of Duties	104

8.6	Resignation of Administrative Agent	105

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8.7	Non-Reliance on Administrative Agent and Other Lenders	105

8.8	No Other Duties, Etc.	105

8.9	Administrative Agent May File Proofs of Claim	106

8.10	Collateral and Guaranty Matters; Rights Under Hedge Agreements	106

8.11	Withholding Taxes	107

SECTION 9.	MISCELLANEOUS	107
9.1	Amendments and Waivers	107

9.2	Notices	110

9.3	No Waiver; Cumulative Remedies	111

9.4	Survival of Representations and Warranties	111

9.5	Payment of Expenses; Indemnification	112

9.6	Successors and Assigns; Participations and Assignments	113

9.7	Adjustments; Set-off	120

9.8	Counterparts	121

9.9	Severability	121

9.10	Integration	121

9.11	GOVERNING LAW	121

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-vii-

SCHEDULES:

1.1A	Commitments
1.1C	Mortgaged Properties
1.1H	Disqualified Assignees
3.15	Subsidiaries
3.19(a)	Uniform Commercial Code Filing Jurisdictions
3.19(b)	Mortgage Filing Jurisdictions
3.24	Material Construction-Related Contracts
4.1(f)	Closing Date Lien Searches
5.12	Post-Closing Matters
6.2(d)	Existing Indebtedness
6.3(o)	Existing Liens
6.8(i)	Existing Investments
6.10	Transactions with Affiliates

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C-1	Form of Assignment and Acceptance
C-2	Form of Affiliated Lender Assignment and Acceptance
D	Form of Term Loan Note
E-1	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-2	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
E-3	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-4	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
F	Form of Solvency Certificate
G-1	Form of Funding Notice
G-2	Form of Conversion/Continuation Notice
H	Form of Security Deposit Agreement
I	Form of Intercompany Debt Subordination Agreement
J	Form of Notice of Collateral Assignment
K	Form of Florida Construction Loan Update Endorsement
L	Form of General Contractor Certificate

Appendix A	Notice Addresses

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SENIOR SECURED DELAYED DRAW TERM LOAN CREDIT AGREEMENT, dated as of November 24, 2014 among LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 1”), FEP GP LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 2,” and together with Holdings 1, “Holdings”), LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent (in such capacity, together with any successor appointed in accordance with Section 8.6, the “Administrative Agent”).

W I T N E S E T H:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, the Lenders have agreed, subject to the terms and conditions hereof, to extend term loans (the “Term Loans”) to the Borrower from time to time in an aggregate principal amount of $40,000,000 (the “Term Loan Facility”); and

WHEREAS, the proceeds of the Term Loans will be used, together with the Initial Equity Contribution (as defined below) on the Closing Date and other cash equity contributions after the Closing Date, to (a) pay fees and expenses incurred in connection with the Term Loan Facility, (b) directly fund the Debt Service Reserve Account to the extent required under the Depositary Agreement, and (c) fund construction costs consistent with the Budget, other costs related to the Plant and working capital with respect to and/or related to the Plant (clauses (a) through (c) above, together with the Initial Equity Contribution and all related transactions, the “Transactions”).

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

Section 1.              DEFINITIONS

1.1          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition”: as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be a Subsidiary (including an Unrestricted Subsidiary), and (b) any other Property of any other Person.

“Acquisition Consideration”: the aggregate consideration paid by any LNG Group Member in exchange for, as part of or in connection with any Permitted Acquisition, whether paid in cash or by exchange of Capital Stock or of properties or otherwise, in each case, other than consideration in the form of Capital Stock (other than Disqualified Capital Stock) of Holdings or any other direct or indirect parent of Holdings, or the proceeds that are received from any issuance of such Capital Stock (other than Disqualified Capital Stock) and contributed to Holdings, to the extent Not Otherwise Applied.

“Adjusted Eurodollar Rate”: for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by the Administrative Agent to be the London interbank offered rate administered by the Intercontinental Exchange Benchmark Administration Ltd. (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on page LIBOR01 of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by JPMorgan Chase Bank, N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Term Loan for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 1.00% per annum.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender Assignment and Acceptance”: an agreement substantially in the form of Exhibit C-2.

“Affiliated Loan Fund”: any Affiliated Lender that is a bona fide debt fund or an investment vehicle that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business (i) whose managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to the investors in Fortress and (ii) which neither Fortress nor any other private equity, real estate or alternative investment funds or vehicles that are Affiliates of Fortress (and that are not engaged in making, purchasing, holding or investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business), directly or indirectly, possesses the power to direct or cause the direction of the investment policies of such entity.

“Agent”: the Administrative Agent and any other Person appointed under the Loan Documents to serve in an agent or similar capacity, including any Auction Manager.

“Aggregate Equity Contribution”: at any date, the direct or indirect contribution to Holdings by Parent on or prior to such date of cash in the form of common equity of Holdings (with such cash contributed by Holdings to the Borrower in the form of common equity).

“Agreement”: this Credit Agreement.

“ALTA”: American Land Title Association.

“Applicable Margin”: (i) on or prior to the Original Maturity Date, a rate per annum equal to (A) with respect to Base Rate Loans, 4.00%, and (B) with respect to Eurodollar Rate Loans, 5.00%, and (ii) after the Original Maturity Date, if the Maturity Extension Option is exercised, a rate per annum equal to (A) with respect to Base Rate Loans, 4.50%, and (B) with respect to Eurodollar Rate Loans, 5.50%.

“Applicable Reserve Requirement”: at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Term Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Arranger”: MSSFI, in its capacity as arranger and bookrunner.

“Asset Sale”: any Disposition of Property or series of substantially related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b) (except in reference to Section 6.4(c), unless such Disposition is to the Borrower or any Subsidiary), (c), (d), (e), (g), (o), (p), (q), (r), (s) or (t) of Section 6.5) which yields gross proceeds to any LNG Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000.

“Assignment and Acceptance”: an agreement substantially in the form of Exhibit C-1 or, in the case of an assignment to an Affiliated Lender, an Affiliated Lender Assignment and Acceptance.

“Auction Manager”: the Administrative Agent or one or more other financial institutions or advisors employed by the Borrower to act as arrangers for any Auction.

“Available Amount”: on any date, an amount equal to:

(a)          the sum of: (i) the Available ECF Amount on such date, plus (ii) the cumulative proceeds from (A) any capital contribution (other than in the form of Disqualified Capital Stock) to Holdings made on or prior to such date (but after the satisfaction of the Equity Fulfillment Condition) and further contributed to the Borrower in the form of common stock or (B) any issuance of Capital Stock (other than Disqualified Capital Stock) of Holdings for cash made on or prior to such date (but after the satisfaction of the Equity Fulfillment Condition), the proceeds of which have been further contributed to the Borrower in the form of common stock, plus (iii) the cumulative Net Cash Proceeds received on or prior to such date (but after the Closing Date) in connection with a Disposition of the Capital Stock of any Unrestricted Subsidiary of the Borrower; minus

(b)          the aggregate amount of (i) Restricted Payments made prior to such date (but after the Closing Date) pursuant to Section 6.6(i), (ii) voluntary prepayments of Indebtedness made prior to such date (but after the Closing Date) pursuant to Section 6.9(a)(i), (iii) Investments made prior to such date (but after the Closing Date) pursuant to Section 6.8(p) and (iv) outstanding cash collateral set aside prior to such date (but after the Closing Date) encumbered by a Lien permitted pursuant to Section 6.3(y)(i).

“Available ECF Amount”: on any date an amount equal to the cumulative amount of the ECF Annual Builder Basket Amount determined for each Excess Cash Flow Determination Date concluded on or prior to such date.

“Base Rate”: for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans; provided, however, that notwithstanding the foregoing, the Base Rate with respect to Term Loans shall at no time be less than 2.00% per annum.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Loans”: Term Loans for which the applicable rate of interest is based on the Base Rate.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Term Loans, and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Term Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or expenses is allowed or allowable in such proceeding) to any Agent, any Lender or any Lender Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, the Security Agreement, the Guarantee Agreement or the other Loan Documents, any Secured Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, excluding, in each case, Excluded Swap Obligations.

“Budget”: the construction budget in respect of the Plant delivered by the Borrower to each Lender on October 26, 2014, as revised and updated from time to time by the Borrower with the written consent of the Required Consent Parties (such consent not to be unreasonably withheld or delayed).

“Business Day”: (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person during such period that, in accordance with GAAP, are or should be included in the calculation of “additions to property, plant or equipment” or similar items in the statement of cash flows of such Person.

“Capital Lease”: any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP; provided that if at any time an operating lease (or a lease or other arrangement to use property that would be an operating lease under GAAP as in effect on the Closing Date) is required to be recharacterized as a capital lease as a result of a change in GAAP after the Closing Date (including as a result of the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 842) issued May 15, 2013, any oral, public deliberations by FASB regarding such proposal, any successor proposal, or any FASB deliberations regarding any such successor proposal), then for all purposes hereof such lease shall continue to be treated as an operating lease and not a Capital Lease.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding debt convertible or exchangeable into such capital stock or equivalent ownership interests.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000 as of the date of acquisition thereof; (c) commercial paper of an issuer rated in the United States at least A-2 by S&P or P-2 by Moody’s as of the date of acquisition thereof or an equivalent thereof by any other nationally recognized rating agency as of the date of acquisition thereof, if both named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s as of the date of acquisition thereof; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest in assets substantially all of which satisfy the requirements of clauses (a) through (f) of this definition.

“Casualty Event”: any involuntary loss of title, damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any Property of Holdings, the Borrower or any of its Subsidiaries. “Casualty Event” shall include, but not be limited to, events of eminent domain.

“Change of Control”: the occurrence of any of the following events: (i) the Permitted Investors shall at any time fail to own, in the aggregate, directly or indirectly, beneficially and of record, more than 50% of the Capital Stock of Holdings having the power, directly or indirectly, to vote or direct the voting of securities having the voting power for the election of directors of Holdings (determined on a fully diluted basis); or (ii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower, free and clear of all Liens (except Liens created by the Security Documents, other Liens permitted by Section 6.3(q) and Liens created by mandatory law).

“Chart Energy Purchase Order”: as defined in the definition of “Material Construction-Related Contract.”

“Closing Date”: the date on which the initial Term Loans are made.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all Property of the Loan Parties or any other Grantor, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: the commitment of a Lender to make or otherwise fund a Term Loan, and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment is set forth on Schedule 1.1A.  The aggregate amount of the Commitments as of the Closing Date is $40,000,000.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit A.

“Consolidated Current Assets”: at any date, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities”: at any date, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person for such period plus, (i) without duplication and to the extent reflected as a charge in Consolidated Net Income for such period, the sum of (a) provision for taxes based on income, profits or capital gains, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, plus all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Capital Stock, (c) depreciation and amortization expense, (d) any extraordinary, unusual or non-recurring losses or non-cash expenses (including, for the avoidance of doubt, losses on sales of assets or investments outside of the ordinary course of business), and non-cash impairments of goodwill, intangibles, fixed assets, land and land held for development, (e) any other non-cash charges (including, for the avoidance of doubt, equity incentive plans to the extent not paid in cash and unrealized foreign exchange losses attributable to currency translation), (f) any fees, expenses or charges incurred with respect to the Transactions or any Indebtedness permitted to be incurred hereunder, (g) any fees, expenses or charges related to any equity offering by Holdings, Investment, Acquisition (including Permitted Acquisitions) or Disposition, in each case whether or not successful or consummated, (h) any net loss from disposed, abandoned or discontinued operations or operations that management is winding down and (i) the amount of any directors’ fees or reimbursements (including fees and reimbursements of directors of Parent), minus, (ii) to the extent included in Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, for the avoidance of doubt, any cash or non-cash income or gains from the sales of assets or investments outside of the ordinary course of business), (b) any other non-cash income or gains (including, for the avoidance of doubt, unrealized foreign exchange gains attributable to currency translation), (c) any cash payments made during such period in respect of items described in clause (i)(d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income and (d) any net income from disposed, abandoned or discontinued operations, all as determined on a consolidated basis.

Consolidated EBITDA for any period shall include, without duplication, the Consolidated EBITDA for such period of each Person that is not the Borrower or any of its Subsidiaries accounted for by the equity method of accounting, but only in an amount equal to the Borrower’s pro rata share thereof based on its direct or indirect percentage ownership interest in such Person. To the extent an ownership change occurs during such period, effect shall be given to such ownership change on a pro forma basis during such period.

Notwithstanding the foregoing, (i) Consolidated EBITDA for the first Test Period ending after the Plant Completion Date shall be calculated by multiplying the Consolidated EBITDA for the fiscal quarter ending on the last day of such Test Period by four; (ii) Consolidated EBITDA for the second Test Period ending after the Plant Completion Date shall be calculated by multiplying the Consolidated EBITDA for the two-fiscal-quarter period ending on the last day of such Test Period by two; and (iii) Consolidated EBITDA for the third Test Period ending after the Plant Completion Date shall be calculated by multiplying the Consolidated EBITDA for the three-fiscal-quarter period ending on the last day of such Test Period by four-thirds.

Notwithstanding the foregoing, in no event shall Consolidated EBITDA for any Test Period, whether or not measured on a Pro Forma Basis, attributable to contracted revenue from agreements that have a term (calculated, for each agreement, as of the date of initial execution of such agreement to its expiration after giving effect to any extension thereto) of less than 180 days constitute more than 25% of Consolidated EBITDA for such Test Period.

“Consolidated Excess Cash Flow”: with respect to the Borrower and its Subsidiaries, for any fiscal year, an amount (if positive) equal to Consolidated Net Income, plus, without duplication:

(a)          non-cash charges, losses and expenses, including non-cash interest expense, depreciation, amortization, impairment charges and other write-offs for such fiscal year to the extent deducted from Consolidated Net Income for such period (excluding any such non-cash charge, loss or expense to the extent that it represents an accrual or reserve for an expected cash payment obligation within the four fiscal quarter period following such fiscal year),

(b)         any cash proceeds received in such fiscal year that would have been included in the exclusion in clause (a) above for the four fiscal quarter period immediately preceding such fiscal year, and

(c)          the Consolidated Working Capital Adjustment for such fiscal year (other than any such amount arising from Acquisitions or Dispositions by the Borrower or any of its Subsidiaries completed during such period or the application of purchase accounting), minus, without duplication and to the extent not deducted in the calculation of Consolidated Net Income for such fiscal year, the amounts for such fiscal year of:

(d)         prepayments or repayments of Indebtedness for borrowed money, together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith (excluding (i) repayments of revolving loans except to the extent the revolving commitments associated therewith are permanently reduced in connection with such repayments, (ii) voluntary prepayments of Term Loans and (iii) any prepayments or repayments funded with Net Cash Proceeds of any borrowing or issuance of Indebtedness for borrowed money, capital contributions to the Borrower or any of its Subsidiaries by any Person that is not an LNG Group Member, or net cash proceeds from sales of Capital Stock of any LNG Group Member to any Person that is not an LNG Group Member (collectively, “Financing Proceeds”)),

(e)          cash payments under Capital Leases (excluding any interest expense portion thereof) or other long-term obligations (including pension obligations), together with the aggregate amount of any premiums, make-whole payments or penalties paid in cash and required to be made in connection with any such prepayment or repayment (excluding prepayments funded with Financing Proceeds);

(f)           cash payments in respect of Capital Expenditures, excluding payments funded with Financing Proceeds,

(g)          cash income tax expense, together with the aggregate amount of Restricted Payments made pursuant to Section 6.6(g)(iii),

(h)          cash payments in respect of Investments made pursuant to Sections 6.8(k), or 6.8(o) (less, in each case, any amounts received in respect thereof as a return of capital), excluding payments funded with Financing Proceeds,

(i)           non-cash income or gains increasing Consolidated Net Income for the Test Period,

(j)           after-tax gains attributable to Asset Sales to the extent the proceeds of any such Asset Sale are included in the Asset Sale Threshold Amount; and

(k)          any cash actually paid in respect of any non-cash losses or charges recorded in a prior period.

“Consolidated Net Income”: of the Borrower and its Subsidiaries for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person that was not a Subsidiary of the Borrower that accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or any of its Subsidiaries in the form of dividends or similar distributions and (c) the undistributed earnings of any non-Wholly Owned Subsidiary of the Borrower or any of its Subsidiaries (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such non-Wholly Owned Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Term Loan Document) or Requirement of Law applicable to such non-Wholly Owned Subsidiary.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets of the Borrower and its Subsidiaries over Consolidated Current Liabilities of the Borrower and its Subsidiaries.

“Consolidated Working Capital Adjustment”: for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound (but not including such agreements, instruments or other undertakings relating to Indebtedness of such Person).

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Conversion/Continuation Date”: the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice”: a Conversion/Continuation Notice substantially in the form of Exhibit G-2.

“Credit Date”: the date of the making of a Term Loan.

“Credit Suisse”: Credit Suisse Loan Funding LLC.

“Debt Service Reserve Account”: as defined in the Depositary Agreement.

“Debtor Relief Laws”: the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent or the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower), or (d) the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Depositary”: MSSF, in its capacity as depositary bank, together with any successor depositary bank appointed pursuant to the Depositary Agreement or any permitted assign under the Depositary Agreement.

“Depositary Agreement”: the Security Deposit Agreement, substantially in the form of Exhibit H, dated as of the Closing Date, among the Borrower, the Administrative Agent and the Depositary.

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by a Responsible Officer) of non-cash consideration received by an LNG Group Member in connection with a Disposition that is so designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, exchange or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Assignee”: any Person listed on Schedule 1.1H or any of such Person’s Affiliates that share a common name, which Schedule may be updated in writing from time to time by the Borrower to add or remove competitors.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, merger, consolidation, amalgamation, liquidation or asset sale (collectively, a “Fundamental Change”) so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the prior satisfaction of the Termination Conditions), (ii) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), in whole or in part (except as a result of a Fundamental Change so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the prior satisfaction of the Termination Conditions), (iii) provides for the scheduled payment of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the fifth anniversary of the Closing Date.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“ECF Annual Builder Basket Amount”: an amount, measured as of any Excess Cash Flow Determination Date, equal to (A) 100% minus the ECF Percentage, multiplied by (B) Consolidated Excess Cash Flow for the fiscal year of the Borrower and its Subsidiaries ending on such Excess Cash Flow Determination Date.

“ECF Percentage”: a percentage equal to: (i) if the Total Secured Debt Leverage Ratio, calculated on a Pro Forma Basis as of any Excess Cash Flow Determination Date and as of the last day of each of the two fiscal quarters ending immediately after such Excess Cash Flow Determination Date, is greater than 4.50:1.00, then 100%; and (ii) otherwise, 0%.

“Environment”: ambient air, surface water, drinking water, groundwater, land surface, subsurface strata, sediments and natural resources such as wetlands, flora and fauna.

“Environmental Claim”: any investigation, notice of violation, claim, action, suit, proceeding, demand, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with the presence, Release of, or exposure to, any Hazardous Materials; or (iii) in connection with any actual or alleged damage, injury, threat, or harm to the Environment.

“Environmental Laws”: any and all applicable Laws regulating, relating to or imposing liability or standards of conduct concerning protection or regulation of the Environment, human health or safety in connection with exposure to Hazardous Materials, as has been, is now, or may at any time hereafter be, in effect and including, without limitation, the common law insofar as it relates to any of the foregoing.

“Environmental Permits”: any and all Permits required under, or issued pursuant to, any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“Eurodollar Rate Loan”: a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default”: any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow Determination Date”: December 31 of each year, commencing with the first such date to occur after the Plant Completion Date.

“Excess Cash Flow Prepayment Amount”: an amount, measured as of any Excess Cash Flow Determination Date, equal to the ECF Percentage multiplied by Consolidated Excess Cash Flow for the most recently ended fiscal year of the Borrower ending on December 31.

“Excess Cash Restriction Period”: any of the following periods after the Plant Completion Date (which periods may, for the avoidance of doubt, overlap): (i) the period (A) beginning on the Plant Completion Date and (B) ending on the first date after the Plant Completion Date on which the Compliance Certificate delivered pursuant to Section 5.2(a) demonstrates that the Total Secured Debt Leverage Ratio, calculated on a Pro Forma Basis as of the most recent Excess Cash Flow Determination Date and as of the last day of each of the two fiscal quarters ending immediately after such Excess Cash Flow Determination Date, is less than or equal to 3.50:1.00 (such date, the “Initial Excess Cash Release Date”); and (ii) each subsequent period after the Initial Excess Cash Release Date (A) beginning on the date on which the Compliance Certificate delivered pursuant to Section 5.2(a) demonstrates that the Total Secured Debt Leverage Ratio, calculated on a Pro Forma Basis as of the most recent Excess Cash Flow Determination Date or as of the last day of any of the two fiscal quarters ending immediately after such Excess Cash Flow Determination Date, is greater than 3.50:1.00 and (B) ending on the first date after date referred to in clause (ii)(A) above on which the Compliance Certificate delivered pursuant to Section 5.2(a) demonstrates that the Total Secured Debt Leverage Ratio, calculated on a Pro Forma Basis as of the most recent Excess Cash Flow Determination Date and as of the last day of each of the two fiscal quarters ending immediately after such Excess Cash Flow Determination Date, is less than or equal to 3.50:1.00.

“Exchange Act”: the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Information”: information regarding the Term Loans or the applicable Loan Parties hereunder that is not known to a Lender participating in an assignment to an Affiliated Lender pursuant to Section 9.6(d) or in a Borrower Loan Purchase made pursuant to Section 9.6(i) that may be material to a decision by such Lender to participate in such Borrower Loan Purchase, assignment to such Affiliated Lender or such assignment by an Affiliated Lender, as applicable.

“Excluded Subsidiary”: each Subsidiary subject to any Contractual Obligation permitted under the Loan Documents and existing at the time such Person becomes a Subsidiary (and not entered into in contemplation of such Person becoming a Subsidiary) or Law restricting or limiting the ability of such Subsidiary from guaranteeing any portion of the Obligations.

“Excluded Swap Obligations”: with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“FASB”: the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financing Proceeds”: as defined in the definition of “Consolidated Excess Cash Flow.”

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012.

“Fortress”: Fortress Equity Partners (A) LP.

“Funding Notice”: a notice substantially in the form of Exhibit G-1.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”: any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors”: the collective reference to Holdings, the Borrower and the Subsidiary Guarantors, together with any other Person that grants a Lien on any of its Property to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Ground Lease”: that certain ground lease agreement dated as of November 20, 2014 by and between the Borrower, as tenant, and FDG LR 7 LLC, as landlord, as the same may be amended, amended and restated or otherwise modified from time to time in accordance with Section 6.9.

“Guarantee Agreements”: collectively, (i) the Guarantee Agreement, dated as of Closing Date, made by each of the signatories thereto, in favor of the Administrative Agent for the benefit of the Secured Parties and governed by the Laws of the State of New York, and (ii) any such other guarantee made in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Required Consent Parties, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, indemnification obligations incurred in the ordinary course of business or obligations in respect of indemnification, purchase price adjustments and earnouts incurred in connection with Permitted Acquisitions and Dispositions permitted under Section 6.5. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor (including interest, fees and expenses after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for postfiling or post-petition interests, fees or expenses is allowed or allowable in such proceeding) which arise under or in connection with the Guarantee Agreement, any other Loan Document to which such Guarantor is a party, or any Secured Hedge Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, excluding, in each case, Excluded Swap Obligations.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors, together with any other Subsidiary of Holdings or the Borrower or any direct or indirect parent of Holdings added as a Guarantor at the election of the Borrower or pursuant to Section 5.10.

“Hazardous Materials”: any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law; or (ii) can form the basis of any liability under any Environmental Law, including, without limitation, any Environmental Law relating to petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls and toxic mold.

“Hedge Agreements”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master derivatives agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, in each case entered into by Holdings or any of its Subsidiaries.

“Holdings”: as defined in the preamble hereto.

“Holdings 1”: as defined in the preamble hereto.

“Holdings 2”: as defined in the preamble hereto.

“Immaterial Subsidiary”: any Subsidiary of Holdings (other than the Borrower) that is not a Subsidiary Guarantor or an Excluded Subsidiary and, as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.1, has consolidated assets with a book value of $100,000 or less.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) accounts payable and accrued expenses incurred in the ordinary course of such Person’s business, (ii) purchase price adjustment, earnouts, holdbacks and contingent payment obligations to which the seller of such Property or services may become entitled; provided that, to the extent such payment is fixed and determinable and not otherwise contingent, the amount is paid within 90 days after the date such payment becomes fixed and determinable and not otherwise contingent and (iii) obligations incurred under ERISA or deferred employee or director compensation and accruals for employee expenses or obligations (including workers’ compensation and retiree medical care)), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person; provided that, the obligations described in clauses (a) through (g) shall only constitute “Indebtedness” of a Person if and to the extent such obligations would constitute indebtedness or a liability on a balance sheet of such Person (or related footnotes) in accordance with GAAP, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7.1(e) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

“Initial Equity Contribution”: the direct or indirect contribution to Holdings by Parent on or prior to the Closing Date of cash in the form of common equity of Holdings (with such cash further contributed by Holdings on or prior to the Closing Date to the Borrower in the form of common equity), with a value in the aggregate of not less than $10,800,000, as evidenced by the pro forma unaudited consolidated balance sheet of the Borrower delivered to the Administrative Agent pursuant to Section 4.1(c) and certified to in an officer’s certificate from a Responsible Officer of the Borrower to the Administrative Agent.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such “plan” is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, proprietary technology, proprietary know-how and proprietary processes, and all rights to sue at law or in equity for any infringement or other violation thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreements”: an intellectual property security agreement or such other agreement, as applicable, pursuant to which each Loan Party which owns any Intellectual Property which is the subject of a registration or application, to the extent required in the Security Agreement, grants to the Administrative Agent, for the benefit of the Secured Parties a security interest in such Intellectual Property, in form and substance reasonably satisfactory to the Administrative Agent.

“Intercompany Debt Subordination Agreement”: an agreement substantially in the form of Exhibit I.

“Interest Payment Date”: with respect to (i) any Term Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and the Maturity Date; and (ii) any Term Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan; provided that in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period”: in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of Term Loans shall extend beyond the Maturity Date.

“Interest Rate Determination Date”: with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investments”: as to any Person, (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and other than trade credit established in the ordinary course of business and advances in the ordinary course of business that would be recorded as accounts receivable of such Person in accordance with GAAP) or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment outstanding at any time shall be the amount actually invested, reduced by any dividend, distribution, return of capital or repayment received by such Person in respect of the Investment, but otherwise without adjustment for subsequent increases or decreases in the value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“Law”: any law, including, without limitation, any common law, constitution, statute, treaty, regulation, by-law, rule, ordinance, order, injunction, award, decree, determination or other official pronouncement of any Governmental Authority.

“Lender Counterparty”: each Lender, the Administrative Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is the Administrative Agent or a Lender (or an Affiliate of the Administrative Agent or a Lender) as of the date of entering into such Hedge Agreement but subsequently ceases to be (or whose Affiliate ceases to be) Administrative Agent or a Lender, as the case may be); provided that at the time of entering into a Secured Hedge Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothec, hypothecation, assignment, deposit arrangement, right of retention, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional or installment sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“LNG Group Members”: Holdings, the Borrower and each Subsidiary of the Borrower.

“Loan Documents”: this Agreement, the Security Documents, the Guarantee Agreements, each Intercompany Debt Subordination Agreement and the Term Loan Notes.

“Loan Parties”: the collective reference to Holdings, the Borrower and each Subsidiary Guarantor; provided that if any direct or indirect parent of Holdings has been added as a Grantor at the request of the Borrower, “Loan Parties” shall include such direct or indirect parent of Holdings.

“Material Adverse Effect”: any circumstances or conditions affecting the business, assets, property or financial condition of the LNG Group Members, taken as a whole, that would have a material adverse effect on (a) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under this Agreement or any other Loan Document, (b) the rights or remedies of the Secured Parties under this Agreement or any other Loan Document or (c) the Plant, or any other business, assets, property or financial condition of the LNG Group Members, taken as a whole.

“Material Construction-Related Contract”: (i) the Design-Build Agreement between the Borrower and OnQuest, Inc. dated as of June 9, 2014 (the “Design-Build Agreement”), (ii) the Ground Lease, (iii) the LNG Sale and Purchase Agreement dated the date hereof between the Borrower and Florida East Coast Railway, L.L.C. (the “LNG Sale and Purchase Agreement”), (iv) the Purchase Order dated as of May 27, 2014 between Chart Energy & Chemicals Inc. and the Borrower (the “Chart Energy Purchase Order”), (v) any material written agreement between any LNG Group Member and an engineer or architect in connection with construction of the Plant, (vi) any material permit or written approval, agreement or contract necessary for the construction, use or operation of the Plant at any date of determination for the current stage of construction of the Plant at such date and (vii) any agreement or contract, including any Permit, with annual payments required to be made by LNG Group Members in excess of $750,000.

“Material Environmental Amount”: an amount or amounts payable by the LNG Group Members, individually or in the aggregate in excess of $1,000,000, for: (a) costs to comply with any Environmental Law; (b) costs of any investigation, and any remediation, of any Hazardous Material or any condition relating to the Environment; (c) compensatory damages (including, without limitation, damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law; and (d) any other costs arising out of any Environmental Claim.

“Maturity Date”: the earliest of (a) if the Maturity Extension Option is not exercised pursuant to Section 2.25, the Original Maturity Date, (b) if the Maturity Extension Option is exercised pursuant to Section 2.25, the date set forth in the Maturity Extension Notice (which date shall not be more than 18 months after the Original Maturity Date), and (c) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise; provided that, in each case, if such date is not a Business Day, then the applicable Maturity Date shall be the immediately preceding Business Day.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.1C and, subject to Section 5.10, the real properties acquired by any Loan Party after the Closing Date, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

“Mortgages”: each of the mortgages, leasehold mortgages, leasehold deeds of trust or deeds of trust, including, without limitation, assignments of leases and rents, whether in the same or a separate agreement, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Required Consent Parties taking into consideration the law of the jurisdiction in which such mortgage or deed of trust is to be recorded, registered or filed, to the extent applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“MSBNA”: Morgan Stanley Bank, N.A.

“MSSF”: as defined in the preamble hereto.

“Multiemployer Plan”: a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any Commonly Controlled Entity has an obligation to make contributions or has any actual or contingent liability.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents actually received by any LNG Group Member (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when such cash or Cash Equivalents is received) of such Asset Sale or Recovery Event, net of (1) attorneys’ fees, accountants’ fees, investment banking fees and brokerage and sales commissions paid to third parties that are not LNG Group Members, (2) amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) or otherwise subject to mandatory prepayment as a result of such Asset Sale or Recovery Event, and all accrued interest, premiums and fees incurred and payable in connection with the repayment of such Indebtedness, (3) other customary fees paid to third parties that are not LNG Group Members, (4) expenses actually incurred in connection therewith, including any and all costs incurred and payable in connection with the repair and/or restoration of any property in connection with any Recovery Event with respect to such property and (5) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and the amount of any reserves established to fund indemnification payments (fixed or contingent) or other contingent liabilities (including purchase price adjustments, payments made in connection with non-compete agreements, retained liabilities (such as pension and other post-employment benefit liabilities and liabilities related to environmental matters)) reasonably estimated to be payable as a result thereof; and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds actually received from such issuance or incurrence, net of any reasonable acquisition or construction costs, attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.  Notwithstanding the foregoing, the amount of Net Cash Proceeds from any Asset Sale or Recovery Event, issuance or sale of debt securities or the incurrence of loans received by any LNG Group Member that is not a Wholly Owned Subsidiary shall be deemed to equal the amount received by the non-Wholly Owned Subsidiary multiplied by the pro rata amount of Capital Stock of such non-Wholly Owned Sub-sidiary beneficially owned by the LNG Group Members; provided that, in the event that any Contractual Obligation of such non-Wholly Owned Subsidiary or Requirement of Law prohibits a distribution of such Net Cash Proceeds, such Net Cash Proceeds shall be deemed to have been received by an LNG Group Member upon the earlier of (x) the date of the actual receipt of such Net Cash Proceeds by the Borrower or a Wholly Owned Subsidiary holding an ownership interest in such non-Wholly Owned Subsidiary and (y) the date such Net Cash Proceeds are first permitted to be distributed by such non-Wholly Owned Subsidiary to the Borrower or a Wholly Owned Subsidiary holding an ownership interest in such non-Wholly Owned Subsidiary.

“Non-Guarantor Subsidiary”: any Subsidiary that is not a Subsidiary Guarantor.

“Non-Public Information”: material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the LNG Group Members or their securities.

“Notice”: a Funding Notice or a Conversion/Continuation Notice.

“Not Otherwise Applied”: with reference to any Available Amount that is proposed to be applied to a particular use or transaction, that such proceeds were not previously applied in determining the permissibility of a prior transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt or availability of such proceeds (including (i) any application of the proceeds of equity issued in connection with the exercise of a Cure Right pursuant to Section 7.3 and (ii) the Aggregate Equity Contribution made prior to the satisfaction of the Equity Fulfillment Condition).

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Original Indebtedness”: as defined in the definition of “Refinancing Indebtedness.”

“Original Maturity Date”: May 24, 2018.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto) (excluding, in each case, any such amounts imposed as a result of an assignment by a Lender (other than an assignment made pursuant to Section 2.24) that are imposed as a result of a present or former connection of the assignor or assignee with the jurisdiction imposing such tax, other than any connection arising from having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Documents).

“Parent”: Fortress Equity Partners (A) LP, a Delaware limited partnership.

“PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: a “pension plan,” as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which the Borrower may have liability, including any liability by reason of the Borrower’s (i) being jointly and severally liable for liabilities of any Commonly Controlled Entity in connection with such Pension Plan, (ii) having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or (iii) being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permit”: any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, registration, notification, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or bylaw, rule or regulation of, by or from any Governmental Authority.

“Permitted Acquisition”: any acquisition, directly or indirectly, by any LNG Group Member, whether by purchase, merger or otherwise, of no less than 50% of the assets of, the Capital Stock of, or a business line or unit or a division of, any Person; provided, that

(i)           in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares or other similar shares required pursuant to applicable Law) acquired in connection with such acquisition shall be owned, directly or indirectly, by the Borrower or a Subsidiary thereof, and the Borrower shall have taken, or caused to be taken, within the time periods and subject to the limitations specified therein, each of the actions set forth in Section 5.10; provided that the aggregate Acquisition Consideration paid in connection with all acquisitions of Persons that do not become Loan Parties or, in the case of a purchase or acquisition of assets other than Capital Stock, not owned by Loan Parties, shall not exceed 5.0% of Total Assets as determined immediately prior to such acquisition; and

(ii)          at the time of, and immediately following, the execution and delivery by the applicable LNG Group Members of the definitive documentation relating to such acquisition, no Event of Default shall exist, and after giving effect to such acquisition, the LNG Group Members shall be in Pro Forma Compliance with a Total Secured Debt Leverage Ratio of not more than 2.50:1.00 as of the last day of the Test Period most recently ended for which financial statements are required to have been delivered pursuant to Section 5.1.

“Permitted Investors”: the collective reference to Fortress and its Control Investment Affiliates; provided that the definition of “Permitted Investors” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).

“Person”: an individual, general partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plant”: the liquid natural gas liquefaction plant located at 6800 NW 72nd Street in Miami, Florida, and as more fully described in the Mortgage, under construction by the Borrower as of the Closing Date.

“Plant Completion Date”: the first date occurring on or after occurrence of the Final Completion (as defined in the Design-Build Agreement as in effect on the Closing Date), as reasonably determined by the Borrower in consultation with its independent engineers and the Required Consent Parties and certified as such by a Responsible Officer of the Borrower in an officer’s certificate delivered to the Administrative Agent.

“Plant Encumbrance Date”: the date on which the Administrative Agent and the Required Consent Parties receive evidence reasonably satisfactory to them that the Borrower’s lease of the real property on which the Plant is under construction as of the Closing Date is subject to a perfected first priority Mortgage for the benefit of the Administrative Agent and the Secured Parties and the other requirements set forth in Schedule 5.12 are satisfied pursuant to the terms of such Schedule 5.12.

“Pledge Agreements”: collectively, (i) the Pledge Agreement, dated as of the Closing Date, made by certain Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties and governed by the Laws of the State of New York and (ii) any such other pledge agreement made in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Required Consent Parties, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Equity”: with respect to each Grantor, the shares of Capital Stock of any other Person in which such Grantor has granted a security interest to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreements, together with any other shares, stock or partnership unit certificates, options or rights of any nature whatsoever in respect of such Capital Stock that may be issued or granted to, or held by, such Grantor.

“Prime Rate”: the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans in Dollars posted by at least 70% of the nation’s ten (10) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office”: the Administrative Agent’s “Principal Office” as set forth in Section 9.2, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.

“Pro Forma Compliance” or “Pro Forma Basis”: for the purposes of determining the occurrence of an Excess Cash Restriction Period or for purposes of calculating the Total Debt Leverage Ratio or the Total Secured Debt Leverage Ratio as of any date, determined on a pro forma basis by giving pro forma effect to (A)(1) the Transactions occurring on the Closing Date (to the extent then applicable), (2) all Permitted Acquisitions, (3) all Investments and Capital Expenditures, (4) any estimated net impact on Consolidated EBITDA as a result of contracted revenue as evidenced in a written agreement in effect as of the last day of the applicable Test Period (and as adjusted, if required, for estimated costs and expenses in connection with performance under such contract) of the Borrower or any of its Subsidiaries for which the Borrower shall have delivered an officer’s certificate from a Responsible Officer of the Borrower to the Administrative Agent in respect of the foregoing, together with component calculations thereof in reasonable detail, in each case, subject to the then-available physical capacity of the Plant as of the last day of the applicable Test Period (as reasonably determined by the Borrower in consultation with the Administrative Agent), and (5) all Dispositions of any material assets outside of the ordinary course of business (and in each case, the incurrence or repayment of any Indebtedness in connection therewith) that have occurred during the Test Period most recently ended (or, if such calculation is being made for the purpose of determining whether (i) any proposed acquisition will constitute (or will be permitted as) a Permitted Acquisition, (ii) any Indebtedness or Liens may be incurred or (iii) any Disposition or Restricted Payment made, (x) during the applicable Test Period or (y) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made) or (B) actions taken, committed to be taken or expected in good faith to be taken no later than 12 months after the end of such Test Period, in each case, as if they occurred on the first day of such Test Period.  Whenever pro forma effect is to be given to any such transaction or such action, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and may include expected cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from such transactions or actions (without duplication of actual cost savings, operating expense reductions and synergies), as though such cost savings, operating expense reductions and synergies had been realized on the first day of such Test Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such Test Period, to the extent such cost savings, operating expense reductions and synergies would be permitted to be reflected in pro forma financial information complying with Regulation S-X under the Securities Act of 1933, as interpreted by the staff of the SEC, and as certified by a Responsible Officer of the Borrower; provided that no amounts shall be added back as a pro forma adjustment hereunder to the extent duplicative of any amounts that are otherwise added back in calculating Consolidated EBITDA.

“Pro Rata Share”: with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.

“Property”: any right or interest in or to property of any kind whatsoever, whether real or immovable, personal or moveable or mixed and whether tangible or intangible, corporeal or incorporeal, including, without limitation, Capital Stock, Ground Lease and the Plant.

“Public Lenders”: Lenders that do not wish to receive Non-Public Information with respect to the LNG Group Members or their Affiliates or the securities of any of the foregoing.

“Recovery Event”: the actual receipt of any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding or eminent domain proceeding relating to any Casualty Event of any asset of any LNG Group Member.

“Refinancing Indebtedness”: with respect to any Indebtedness (the “Original Indebtedness”), modifications, refinancing, refundings, renewals or extensions of such Original Indebtedness, or Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund such Original Indebtedness; provided that:

(i)           the principal amount (or accreted value, if applicable) plus unfunded commitments of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) plus unfunded commitments of the Original Indebtedness (plus any related fees and expenses and other amounts paid, unpaid accrued interest and premium thereon);

(ii)          the weighted average life to maturity of such Refinancing Indebtedness is greater than or equal to (and the maturity of such Refinancing Indebtedness is no earlier than) that of the Original Indebtedness;

(iii)         the Refinancing Indebtedness shall not have different obligors than the obligors under the Term Loans (unless such obligors are obligors under the Original Indebtedness, or if the obligors under the Original Indebtedness are Non-Guarantor Subsidiaries, obligors under the Original Indebtedness and other Non-Guarantor Subsidiaries) or greater guarantees or security than the guarantees and security provided in respect of the Obligations (unless such guarantees and security are the same as provided in respect of the Original Indebtedness, or if the guarantees and security under the Original Indebtedness are provided by Non-Guarantor Subsidiaries, additional guarantees and security provided by such Non-Guarantor Subsidiaries or additional Non-Guarantor Subsidiaries);

(iv)         if the Original Indebtedness is subordinated in right of payment to the Obligations, such Refinancing Indebtedness shall be subordinated in right of payment on terms at least as favorable to the Lenders as those contained in the documentation governing the Original Indebtedness; and

(v)          to the extent the Liens securing such Original Indebtedness are subordinated to the Liens securing the Obligations, the Liens, if any, securing such Refinancing Indebtedness are subordinated to the Liens securing the Obligations pursuant to intercreditor arrangements reasonably acceptable to the Required Consent Parties.

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release”: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or through any structure or facility.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement is waived.

“Required Consent Parties”: (i) prior to the date that MSBNA, Credit Suisse and their respective Affiliates no longer hold more than 50% of the aggregate Term Loan Exposure of all Lenders (treating any Participants with respect to any Term Loans and Commitments of MSBNA, Credit Suisse and their respective Affiliates as the “Lenders” with respect to such Term Loans and Commitments), the Required Lenders, and (ii) on and after such date, the Administrative Agent; provided that, solely for the purposes of Section 5.2, Section 5.6 and the definition of Plant Encumbrance Date, “Required Consent Parties” means (i) prior to the date that neither (x) MSBNA and its Affiliates nor (y) Credit Suisse and its Affiliates, in each case hold at least 50% of the aggregate Term Loan Exposure of all Lenders (treating any Participants with respect to any Term Loans and Commitments of MSBNA, Credit Suisse and their respective Affiliates as the “Lenders” with respect to such Term Loans and Commitments), then either (A) if MSBNA and its Affiliates hold at least 50% of the aggregate Term Loan Exposure of all Lenders (treating any Participants with respect to any Term Loans and Commitments of MSBNA and its respective Affiliates as the “Lenders” with respect to such Term Loans and Commitments), MSBNA, or (B) if Credit Suisse and its Affiliates hold at least 50% of the aggregate Term Loan Exposure of all Lenders (treating any Participants with respect to any Term Loans and Commitments of Credit Suisse and its respective Affiliates as the “Lenders” with respect to such Term Loans and Commitments), Credit Suisse, and (ii) on and after such date, the Administrative Agent.

“Required Lenders”: one or more Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

“Requirements of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: with respect to Holdings or the Borrower, the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer, controller, secretary, assistant secretary, board member or manager of Holdings or the Borrower, or any other authorized officer or signatory of Holdings or the Borrower reasonably acceptable to the Administrative Agent.

“S&P”: Standard & Poor’s Ratings Services.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Hedge Agreement”: each Hedge Agreement permitted under Section 6.2 that is entered into by and between the Borrower or any Subsidiary and any Lender Counterparty.

“Secured Parties”: a collective reference to the Administrative Agent, the Lenders and the Lender Counterparties.

“Security Agreement”: the Security Agreement, dated as of the Closing Date, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Security Documents”: the collective reference to (i) the Pledge Agreements, (ii) the Security Agreement, (iii) the Mortgages, (iv) the Depositary Agreement, (v) the Intellectual Property Security Agreements (if any) and (vi) all other security documents now or hereafter delivered to the Administrative Agent granting (or purporting to grant) a Lien on any Property of any Person to secure the Obligations.

“Similar Business”: any business conducted or proposed to be conducted by the LNG Group Members on the Closing Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto, or is a reasonable extension, development or expansion thereof.

“Solvent”: at any date, with respect to the LNG Group Members viewed for all purposes of this definition on a consolidated basis, that (a) the sum of the debt (including contingent liabilities) of the LNG Group Members does not exceed the present fair saleable value of the present assets of the LNG Group Members; (b) the capital of the LNG Group Members is not unreasonably small in relation to their business as contemplated on such date or with respect to any transaction contemplated to be undertaken after such date; and (c) the LNG Group Members have not incurred, and do not intend to incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary”: as to any Person (a) any corporation of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned (i) by such Person, (ii) by such Person and one or more subsidiaries of such Person, or (iii) by one or more subsidiaries of such Person; or (b) any trust, partnership, joint venture or other Person as to which such Person, or one or more subsidiaries of such Person, owns more than 50% of the voting ownership, equity or similar interest of such trust, partnership, joint venture or other Person, as the case may be.  Each reference herein or in any other Loan Document to a “Subsidiary” shall be deemed to exclude Unrestricted Subsidiaries unless expressly noted otherwise.

“Subsidiary Guarantor”: each Subsidiary of the Borrower providing a guarantee of the Obligations pursuant to a Guarantee Agreement.

“Swap Obligations”: as defined in “Excluded Swap Obligations.”

“Term Loan”: as defined in the recitals hereto.

“Term Loan Exposure”: with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender plus the aggregate unused Commitment of such Lender; provided that at any time prior to the making of the initial Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Commitment.  For the avoidance of doubt, any assignments of Term Loans pursuant to Section 9.6 shall require a ratable assignment of the unused Commitment of such Lender.

“Term Loan Facility”: as defined in the recitals hereto.

“Term Loan Note”: a promissory note in the form of Exhibit D, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Termination Conditions”: collectively, (a) the payment in full in cash of the Obligations (other than (i) Unasserted Contingent Obligations and (ii) Obligations owing to Lender Counterparties under any Secured Hedge Agreement that are not then due and payable) and (b) the termination of the Commitments.

“Test Period”: at any date, the most recently ended period of four consecutive fiscal quarters (taken as one accounting period) of the Borrower for which financial statements have been or are required to be delivered pursuant to Section 5.1.

“Total Assets”: at any date, the total assets of the LNG Group Members determined on a consolidated basis in accordance with GAAP as shown on the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 5.1.

“Total Cash”: at any date, the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total Debt”: at any date, without duplication, the aggregate principal amount of all Indebtedness of the type specified in clauses (a), (c), (e) and (h) (solely with respect to Guarantee Obligations in respect of obligations of the kind referred to in clauses (a), (c) and (e) of the definition of “Indebtedness”) of the definition thereof, determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 5.1, excluding bank guarantees and similar instruments and revolving credit lines, to the extent undrawn.

“Total Debt Leverage Ratio”: as of the last day of any Test Period, the ratio of (a)(i) Total Debt as of such date minus (ii) the aggregate amount of Unrestricted Cash as of such date, to (b) Consolidated EBITDA of the Borrower for such four consecutive fiscal quarters.

“Total Secured Debt”: at any date, without duplication, the aggregate principal amount of Total Debt which is secured by a Lien, determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 5.1, (x) including without limitation, any secured Indebtedness incurred in connection with construction or land development or acquisitions and Capital Lease Obligations, and (y) excluding any Indebtedness secured by Liens that are subordinated to the Liens securing the Obligations.

“Total Secured Debt Leverage Ratio”: as of the last day of any Test Period, the ratio of (a) (i) Total Secured Debt as of such date minus (ii) the aggregate amount of Unrestricted Cash as of such date, to (b) Consolidated EBITDA of the Borrower for such period.

“Transactions”: as defined in the recitals.

“Type of Term Loan”: a Base Rate Loan or a Eurodollar Rate Loan.

“Unasserted Contingent Obligations”: at any date, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, any Obligation) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee at such time).

“Unrestricted Cash”: at any date, Total Cash on the consolidated balance sheet of the Borrower and its Subsidiaries to the extent that the use of such Total Cash for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement and such Total Cash is free and clear of all Liens (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Liens permitted under Section 6.3(t)).

“Unrestricted Subsidiary”: any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.15.  There shall be no Unrestricted Subsidiaries prior to the Plant Completion Date.

“Wholly Owned Subsidiary”: as to any LNG Group Member, any other Person all of the Capital Stock of which (other than directors’ qualifying shares or other similar shares required pursuant to applicable Law) is owned by the Loan Parties directly and/or through other Wholly Owned Subsidiaries.

1.2          Other Definitional Provisions.

(a)          Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings, the Borrower and their respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that if the Borrower notifies the Administrative Agent to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)          All calculations of financial ratios set forth herein shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater.  For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f)          As used herein and in the other Loan Documents, references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

(g)          A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation.

1.3          Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period” and in the definition of “Maturity Date”) or performance shall extend to the immediately succeeding Business Day.

1.4          Currency Equivalents Generally.

(a)          For purposes of determining compliance with Sections 6.2, 6.3 and 6.8 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)          For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determination of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the exchange rate in effect on the Business Day immediately preceding the date of such transaction (subject to the following proviso) or determination and shall not be affected by subsequent fluctuations in exchange rates; provided that for purposes of determining the Total Debt Leverage Ratio or Total Secured Debt Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the financial statements corresponding to the Test Period with respect to the applicable date of determination.

1.5          Other Defined Terms.  As used in this Agreement, the following terms shall have the respective meanings set forth in the described Sections.

Defined Term	Section
“Accounting Change”	9.15
“Affected Lender”	2.19(b)
“Affected Loans”	2.19(b)
“Affiliated Lender”	9.6(d)
“Agent Parties”	9.2
“Aggregate Amounts Due”	2.18
“Agreement Currency”	9.17(b)
“Applicable Creditor”	9.17(b)
“Asset Sale Threshold Amount”	2.15(a)
“Assignee”	9.6(c)
“Assignor”	9.6(c)
“Auction”	9.6(i)(ii)
“Benefited Lender”	9.7(a)
“Borrower Loan Purchase”	9.6(i)(i)
“Borrower Loan Purchase Effective Date”	9.6(i)(v)
“Borrower Materials”	9.2
“Cure Amount”	7.3(a)
“Cure Right”	7.3(a)
“Delivery Date”	3.24
“Eligible Collateral Property”	5.10(e)
“Equity Fulfillment Condition”	2.1(a)
“FATCA”	2.21(a)
“FCPA”	3.23(a)
“Granting Lender”	9.6(g)
“In-Balance Test”	6.17
“Increased Cost Lender”	2.24
“Indemnified Liabilities”	9.5(a)
“Indemnitee”	9.5(a)
“Information”	9.14
“Installment”	2.13
“Judgment Currency”	9.17(b)
“Junior Debt”	6.9
“Maturity Extension Option”	2.25
“Non-Consenting Lender”	2.24
“Non-Excluded Taxes”	2.21(a)
“OFAC”	3.23(b)
“Participant”	9.6(b)
“Participant Register”	9.6(b)

Defined Term	Section
“Platform”	5.2
“Private Side Information”	5.2
“Recipient”	2.21(a)
“Refused Proceeds”	2.16(c)
“Register”	2.8(b)
“Repair Plan”	2.15(b)(iv)
“Replacement Lender”	2.24
“Required Prepayment Date”	2.16(c)
“Restricted Payments”	6.6
“SPC”	9.6(g)
“Successor Borrower”	6.4(a)
“Successor Holdings”	6.4(a)
“Terminated Lender”	2.24
“Transferee”	9.14
“Undrawn Amount”	2.12(a)
“Undrawn Commitment Fees”	2.12(a)
“Voluntary Prepayment”	6.9
“Waivable Mandatory Prepayment”	2.16(c)

Section 2.               LOANS

2.1          Term Loans.

(a)          Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, from time to time during the period from and including the Closing Date to but not including the earlier of (i) the Plant Completion Date and (ii) the second anniversary of the Closing Date, Term Loans to the Borrower in an aggregate amount up to but not exceeding such Lender’s Commitment.  The Borrower may not borrow Term Loans on the Closing Date in an amount in excess of the Initial Equity Contribution.  The Borrower may not borrow Term Loans on any Credit Date occurring prior to the Plant Encumbrance Date if such borrowing would cause (after giving effect to such borrowing) the aggregate principal amount of the Term Loans outstanding on such Credit Date to exceed the Initial Equity Contribution.  The Borrower may not borrow Term Loans on any Credit Date until the date that the Aggregate Equity Contribution exceeds $24,300,000 (the “Equity Fulfillment Condition”) if such borrowing would cause (after giving effect to such borrowing) the aggregate principal amount of the Term Loans outstanding to exceed the Aggregate Equity Contribution.  Upon and after the satisfaction of the Equity Fulfillment Condition, the Borrower may borrow the then remaining Commitments.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.13, 2.14(a) and 2.15, all amounts owed hereunder shall be paid in full no later than the Maturity Date.  On each Credit Date (including the Closing Date), each Lender’s Commitment shall be reduced immediately and without further action in the amount of the Term Loans made on such Credit Date.  Each Lender’s Commitment to make additional Term Loans shall terminate immediately and without further action on the earlier of (i) the Plant Completion Date and (ii) the second anniversary of the Closing Date to the extent such Commitment is unused or not otherwise terminated prior to such date.

(b)          Borrowing Mechanics for Term Loans.

(i)     With respect to each Term Loan requested by the Borrower, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 3:00 p.m. (New York City time) (x) at least one Business Day prior to the proposed Credit Date with respect to Base Rate Loans and (y) at least three days prior to the proposed Credit Date with respect to Eurodollar Rate Loans (or, with respect to a Term Loan requested to be made on the Closing Date, such shorter period as may be acceptable to the Lenders on the Closing Date).  Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)    Each Lender shall make its Pro Rata Share of the Term Loans requested to be made on any Credit Date available to the Administrative Agent not later than 10:00 a.m. (New York City time) on such Credit Date, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein and subject to any required funding of the Debt Service Reserve Account with the proceeds of any Term Loans pursuant to the Depositary Agreement, the Administrative Agent shall make the proceeds of the Term Loans available to the Borrower on the requested Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

2.2          [Reserved].

2.3          [Reserved].

2.4          [Reserved].

2.5          [Reserved].

2.6          Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares.  All Term Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder.

(b)          Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Term Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender, together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans.  Nothing in this Section 2.6(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.  In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Term Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the applicable Credit Date, then, at the Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Term Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount.

2.7          Use of Proceeds.  The proceeds of the Term Loans requested to be made on any Credit Date shall be applied by the Borrower to (a) pay fees and expenses incurred in connection with the Term Loan Facility, (b) directly fund the Debt Service Reserve Account to the extent required under the Depositary Agreement, and (c) fund construction costs consistent with the Budget, other costs related to the Plant and working capital with respect to and/or related to the Plant.

2.8          Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)          Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Borrower Obligations to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower Obligations in respect of any Term Loan; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)          Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Term Loans (and related interest and fee amounts) of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Commitments and Term Loans or (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Commitments and Term Loans except upon the occurrence and during the continuance of an Event of Default)) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Term Loans (and related interest amounts), as well as any assignments thereof, in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount (and related interest and fee amounts) of the Term Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that any failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower Obligations in respect of any Term Loan.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.8.  The parties hereto shall treat each Person listed in the Register as the owner of the applicable Term Loan, notwithstanding notice to the contrary.  This Section 2.8(b) is intended to establish a “book entry system” within the meaning of Treasury regulation Section 5f.103-1(c)(1)(ii) and shall be interpreted consistently with such intent.

(c)          Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an Assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Term Loan Note to evidence such Lender’s Term Loan.

2.9          Interest on Term Loans.

(a)          Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)     if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)    if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)          The basis for determining the rate of interest with respect to any Term Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)          In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Term Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Term Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)          Interest payable pursuant to Section 2.9(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(e)          Except as otherwise set forth herein, interest on each Term Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Term Loans, including final maturity of the Term Loans.

2.10        Conversion/Continuation.

(a)          Subject to Section 2.19 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i)     to convert at any time all or any part of any Term Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Term Loan to another Type of Term Loan; provided that a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.19 in connection with any such conversion; or

(ii)    upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Term Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b)          Subject to clause (c) below, the Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Term Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Term Loan shall be a Base Rate Loan.

(c)          Any Conversion/Continuation Notice shall be executed by a Responsible Officer in a writing delivered to the Administrative Agent.  In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of such proposed conversion or continuation, as the case may be; provided that each such notice shall be promptly confirmed in writing by delivery of the applicable Conversion/Continuation Notice to the Administrative Agent on or before 5:00 pm (New York City time) on the Business Day that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Conversion/Continuation Notice, the written Conversion/Continuation Notice shall govern.  In the case of any Conversion/Continuation Notice that is irrevocable once given, if the Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given.  Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

2.11          Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(f), the overdue principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Term Loans or any overdue fees or other amounts owed hereunder shall bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.11 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.12        Fees.

(a)          The Borrower agrees to pay to Lenders undrawn commitment fees (“Undrawn Commitment Fees”) equal to (i) the average of the daily difference between the Commitments and the aggregate principal amount of all outstanding Term Loans (such difference, the “Undrawn Amount”), times (ii) 25% of the Applicable Margin then applicable to Eurodollar Rate Loans.  Such Undrawn Commitment Fees shall be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.  Such Undrawn Commitment Fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be paid in arrears on the last Business Day of March, June, September and December of each year and on the date of any termination of Commitments pursuant to Section 2.14(c), such payment commencing on December 31, 2014 (but accruing beginning on the Closing Date).

(b)          The Borrower agrees to pay to the Administrative Agent, for the account of MSSF and Credit Suisse, out of the proceeds of the initial Term Loans made by the Lenders on the Closing Date, an underwriting fee in an amount equal to 2.00% of the stated principal amount of the aggregate Commitments immediately prior to the funding of the initial Term Loans, payable to the Administrative Agent from the proceeds of the initial Term Loans as and when funded on the Closing Date.  Such underwriting fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(c)          In addition to any of the foregoing fees, the Borrower agrees to pay to the Arranger, any Lender and the Administrative Agent such other fees in the amounts and at the times separately agreed upon.

2.13        Scheduled Payments.  The outstanding principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each such payment, together with the payment required to be made on the Maturity Date, an “Installment”) on the last Business Day of March, June, September and December of each year, commencing on March 31, 2015, in equal quarterly amounts of 1.00% per annum of the principal amount of the Term Loans outstanding on March 31, 2015; provided that such quarterly amounts shall be adjusted by the Administrative Agent after each making of a Term Loan to maintain and reflect a 1.00% per annum scheduled amortization and/or to maintain fungibility among the Term Loans.  Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.14, 2.15 and 2.16, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

2.14        Voluntary Prepayments/Commitment Reductions.

(a)          Voluntary Prepayments of Term Loans.

(i)     Any time and from time to time (and subject to Section 2.14(b)):

(1)          with respect to Base Rate Loans, the Borrower may prepay any such Term Loans on any Business Day in whole, or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(2)          with respect to Eurodollar Rate Loans, the Borrower may prepay any such Term Loans on any Business Day in whole, or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)    All such prepayments shall be made:

(1)          upon written or telephonic notice on the date of prepayment, in the case of Base Rate Loans; and

(2)          upon not less than two Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to the Administrative Agent by 3:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly transmit such original notice for Term Loans by telefacsimile or telephone to each applicable Lender).  Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the Disposition of assets or the closing of a merger or acquisition transaction, in which case such notice of prepayment may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness.  Any such voluntary prepayment shall be applied as specified in Section 2.16(a).

(b)          Prepayment Premium.  If, on or prior to the first anniversary of the Closing Date, any Term Loans are voluntarily prepaid pursuant to this Section 2.14 or mandatorily prepaid pursuant to Section 2.15(c)(i), such prepayments shall be made at 101% of the aggregate principal amount of the Term Loans so prepaid.  Any repricing amendment in respect of the Term Loans shall be deemed a voluntary prepayment for purposes of the previous sentence, and such prepayment premium shall accrue for the benefit of each Lender prior to giving effect to such amendment.

(c)          Voluntary Commitment Reductions.

(i)     The Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to the Administrative Agent (which original written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments; provided that any such partial reduction of the Commitments shall in each case be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)    The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share thereof; provided that a notice of termination or partial reduction of the Commitments may state that such notice is conditional upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the Disposition of assets or the closing of a merger or acquisition transaction, in which case such notice of termination or partial reduction may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness.  All Undrawn Commitment Fees in respect of the Commitments accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

2.15        Mandatory Prepayments.

(a)          Net Cash Proceeds from Asset Sales.  No later than the tenth Business Day following the date of receipt by any LNG Group Member of any Net Cash Proceeds from any Asset Sale, the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to such Net Cash Proceeds; provided that so long as no Event of Default under Section 7.1(a) or (f) shall have occurred and be continuing at the time such Net Cash Proceeds from Asset Sales are received, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to reinvest such Net Cash Proceeds within 180 days of receipt thereof in assets useful in the business of the Borrower and its Subsidiaries or to enter into a binding commitment to acquire such assets within 180 days of receipt thereof so long as such assets are actually acquired within 360 days of receipt of such Net Cash Proceeds; provided, further, that any Net Cash Proceeds not so reinvested shall be applied to the prepayment of the Term Loans as set forth in this Section 2.15(a) at the end of such reinvestment period; provided, further, that no such Net Cash Proceeds received in connection with any Asset Sale and not reinvested pursuant to the first or second proviso above shall be required to be used to prepay the Term Loans until the aggregate amount of all such Net Cash Proceeds received and not reinvested during the term of this Agreement shall exceed $100,000 (the “Asset Sale Threshold Amount”) (and thereafter, only Net Cash Proceeds received and not reinvested in excess of such Asset Sale Threshold Amount shall be required to be used to prepay the Term Loans as set forth in Section 2.16(b)).

(b)          Net Cash Proceeds from Recovery Events.

(A)          No later than the tenth Business Day following the date of receipt by any LNG Group Member of any Net Cash Proceeds from any Recovery Event, the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to such Net Cash Proceeds; provided, (I) in the case of any Recovery Event other than a material Recovery Event relating to the Plant, so long as no Event of Default under Section 7.1(a) or (f) shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to reinvest such Net Cash Proceeds within 180 days of receipt thereof in assets useful in the business of the Borrower and its Subsidiaries (or to use such Net Cash Proceeds to replace assets damaged or destroyed in connection with the property or casualty insurance claim or condemnation proceeding that is the basis for such Recovery Event) or to enter into a binding commitment to acquire such assets within 180 days of receipt thereof so long as such assets are actually acquired within 360 days of receipt of such Net Cash Proceeds; provided further, that any Net Cash Proceeds not so reinvested shall be applied to the prepayment of the Term Loans as set forth in this Section 2.15(b) at the end of such reinvestment period; and (II) in the case of any material Recovery Event relating to the Plant, the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to such Net Cash Proceeds, unless each of the following conditions are satisfied or waived by the Required Consent Parties, within 90 Business Days after any Loan Party’s receipt of such Net Cash Proceeds, in which event such amounts shall be permitted to be applied to the repair or restoration of the Plant:

(i)            the Borrower certifies in writing that the damage or destruction or Casual-ty Event giving rise to such Recovery Event does not constitute the destruction of all or substantially all of the Plant;

(ii)           no Event of Default has occurred and is continuing under at the time of receipt of such Net Cash Proceeds, and after giving effect to any proposed repair and resto-ration, no Event of Default would reasonably be expected to be continuing after giving effect to the proposed repair and restoration;

(iii)          the Borrower certifies in writing that repair or restoration of the Plant to a condition substantially similar to the condition of the Plant immediately prior to the dam-age or destruction or Casualty Event to which the relevant Recovery Event relates, is technically and economically feasible within a 12-month period after receipt of any such Net Cash Proceeds, and that a sufficient amount of funds is or will be available to the Borrower to make such repairs and restorations;

(iv)          the Borrower delivers to the Administrative Agent a plan describing in reasonable detail the nature of the repairs or restoration to be effected and the anticipated costs and schedule associated therewith (the “Repair Plan”), and the Administrative Agent, in the exercise of its reasonable judgment, acknowledges in writing that the Repair Plan is achievable;

(v)          the Debt Service Reserve Account shall be funded with such Net Cash Proceeds in an amount equal to the DSRA Shortfall (as defined in the Depositary Agree-ment) resulting from the extension to the expected Plant Completion Date resulting from the damage, destruction or Casualty Event giving rise to such Recovery Event;

(vi)          the Borrower reasonably expects it or the appropriate Loan Party to obtain any Permit necessary to proceed with the repair and restoration of the Plant; and

(vii)         the Borrower agrees to use commercially reasonable efforts to obtain such additional title insurance, endorsements, mechanic’s lien waivers or other documents as may reasonably be requested by the Administrative Agent as necessary or appropriate in connection with such repairs or restoration of the Plant or to preserve or protect the Lenders’ interests hereunder and in the applicable Collateral.

(c)          Net Cash Proceeds from the Issuance of Debt.

(i)          Subject to Section 2.14(b), no later than the first Business Day following the date of receipt by any LNG Group Member of any Net Cash Proceeds from the incurrence by any LNG Group Member of any Indebtedness (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.2), the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(ii)    No later than the fifth Business Day following the date of receipt by any LNG Group Member of any Net Cash Proceeds from the incurrence of any Indebtedness pursuant to Section 6.2(u) in excess of $10,000,000 in the aggregate, the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to 100% of such Net Cash Proceeds in excess of $10,000,000 in the aggregate.

(d)          Consolidated Excess Cash Flow.  If, as of any Excess Cash Flow Determination Date, the Excess Cash Flow Prepayment Amount exceeds $0, then within ten (10) Business Days after the date the financial statements for the second fiscal quarter after each fiscal year ended on any Excess Cash Flow Determination Date are required to be delivered pursuant to Section 5.1(b), the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an amount equal to (i) 100% of the Excess Cash Flow Prepayment Amount, minus (ii) voluntary prepayments of Term Loans made during such fiscal year, and amounts paid by the Borrower in connection with any Borrower Loan Purchase during such fiscal year, in each case in this clause (ii) except to the extent funded with any Financing Proceeds.

(e)          [Reserved].

(f)           Prepayment Certificate.  Concurrently with any prepayment of the Term Loans pursuant to Sections 2.15(a) through 2.15(d), the Borrower shall deliver to the Administrative Agent for distribution to the Lenders a certificate of a Responsible Officer of the Borrower demonstrating the calculation of the amount of the applicable Net Cash Proceeds or Excess Cash Flow Prepayment Amount, as the case may be.  In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent for distribution to the Lenders a certificate of a Responsible Officer of the Borrower demonstrating the derivation of such excess.

2.16        Application of Prepayments/Reductions.

(a)          Application of Voluntary Prepayments.  Any prepayment of any Term Loan pursuant to Section 2.14(a) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided that in the event the Borrower fails to specify the Term Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay the Term Loans in direct order of maturity of the scheduled remaining Installments of principal of the Term Loans.

(b)          Application of Mandatory Prepayments.  Any amount required to be used to prepay the Term Loans pursuant to Sections 2.15(a) through 2.15(d) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided that in the event the Borrower fails to specify the Term Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay the Term Loans in direct order of maturity of the scheduled remaining Installments of principal of the Term Loans.

(c)          Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, so long as any Term Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option to refuse its Pro Rata Share of such Waivable Mandatory Prepayment (such refused amount of all such Lenders, the “Refused Proceeds”) by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, the Borrower shall (i) pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, less the Refused Proceeds, which such remaining amount shall be applied to prepay the Term Loans of those Lenders that have elected not to exercise such option (which prepayment shall be applied to the scheduled Installments of principal of the Term Loans in accordance with Section 2.16(b)), and (ii) retain any Refused Proceeds or use such Refused Proceeds for any other purpose permitted hereunder.

(d)          Application of Prepayments of Term Loans to Base Rate Loans and Eurodollar Rate Loans.  Any prepayment of Term Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.19(c).

2.17        General Provisions Regarding Payments.

(a)          All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 3:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)          All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)          The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due related thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)          Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)          Whenever any payment to be made hereunder with respect to any Term Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)           The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) (unless a later time is otherwise specified herein with respect to such payment) to be a nonconforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.11, if applicable, from the date such amount was due and payable until the date such amount is paid in full.

2.18        Ratable Sharing.  The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, or by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under Debtor Relief Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.18 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it.  For purposes of clause (a)(iii) of Section 2.21, a Lender that acquires a participation pursuant to this Section 2.18 shall be treated as having acquired such participation on the earlier date on which such Lender acquired the applicable interest in the Term Loan to which such participation relates.

2.19        Making or Maintaining Eurodollar Rate Loans.

(a)          Inability to Determine Applicable Interest Rate.  In the event that the Required Lenders shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Term Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate,” the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Term Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Term Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b)          Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date (i) any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Administrative Agent is advised by the Required Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Required Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Term Loans as, or to convert Term Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Term Loan as (or continue such Term Loan as or convert such Term Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.19(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.19(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Term Loans as, or to convert Term Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)          Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts in reasonable detail), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Term Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)          Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)          Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.19 and under Section 2.20 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.19 and under Section 2.20.

2.20        Increased Costs; Capital Adequacy.

(a)          Compensation for Increased Costs and Taxes.  In the event that any Lender shall reasonably determine (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) to any additional tax (other than taxes excluded from Section 2.21 pursuant to clauses (i) through (vi) of Section 2.21(a) and Non-Excluded Taxes and Other Taxes indemnifiable under Section 2.21) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any obligations or payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”); or (iii) imposes any other condition (other than with respect to a tax matter) on or affecting such Lender (or its applicable lending office) or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender by any amount of agreeing to make, making or maintaining Term Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) by any amount with respect thereto; then, in any such case, the Borrower shall pay to such Lender, within thirty (30) days of receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.20(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.  Notwithstanding the foregoing, no Lender may demand compensation pursuant to this Section 2.20(a) unless it is then the general policy of such Lender to pursue similar compensation in similar circumstances under comparable provisions of other credit agreements.

(b)          Capital Adequacy Adjustment.  In the event that any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase in or applicability of any law, rule or regulation (or any provision thereof) regarding liquidity and capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding liquidity and capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender by a material amount as a consequence of, or with reference to, such Lender’s Term Loans, or participations therein or other obligations hereunder with respect to the Term Loans to a level below that which such Lender could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender with regard to liquidity and capital adequacy), then from time to time, within thirty (30) days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after tax basis for such reduction.  Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.20(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.  For the avoidance of doubt, subsections (a) and (b) of this Section 2.20 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.  Notwithstanding the foregoing, no Lender may demand compensation pursuant to this Section 2.20(b) unless it is then the general policy of such Lender to pursue similar compensation in similar circumstances under comparable provisions of other credit agreements.

2.21        Taxes.

(a)          All payments made by or on behalf of any Loan Party to the Administrative Agent, the Arranger or any Lender or other recipient (each, a “Recipient”) under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding any of the following taxes (or any interest, additions to tax or penalties applicable thereto): (i) net income, net profit, branch profits, franchise and similar taxes imposed on any Recipient as a result of (x) such Recipient being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction of the Governmental Authority imposing such tax, or (y) any other present or former connection between such Recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection that would not have arisen but for and solely as a result of such Recipient having executed, delivered, been a party to, performed its obligations or received a payment under, received or perfected a security interest under, enforced or engaged in any other transaction pursuant to this Agreement or any other Loan Document); (ii) taxes imposed on any Recipient that are attributable to such Recipient’s failure to comply with the requirements of paragraph (d), (e), (f), (g) or (h) of this Section 2.21; (iii) with respect to any Lender, any U.S. federal withholding tax imposed on such Lender pursuant to any Law in effect at the time such Lender becomes a party hereto or, in the case of any additional interest in a Term Loan acquired after such Lender becomes a party hereto, at the time such Lender acquires such additional interest (or changes its applicable lending office) except to the extent that (x) such Lender’s assignor (if any) was entitled, immediately prior to the assignment to such Lender, to additional amounts in respect of such withholding tax, or (y) such Lender was entitled, immediately prior to such change in applicable lending office, to additional amounts in respect of such withholding tax; (iv) United States federal backup withholding taxes under Section 3406 of the Code; (v) taxes that are imposed pursuant to Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any intergovernmental or FFI agreement entered into pursuant thereto, or any applicable Treasury regulations promulgated thereunder or official interpretations thereof (such Code provisions, agreements, regulations and interpretations, collectively, “FATCA”); and (vi) any penalties, interest or additions to tax that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Recipient’s gross negligence or willful misconduct.  If any taxes not described in clauses (i) through (vi) of the preceding sentence and/or any interest, additions to tax or penalties applicable thereto (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld by any applicable withholding agent from or are otherwise imposed on any amounts payable to the Administrative Agent, the Arranger or any Lender by any Loan Party under any Loan Document, the amounts so payable by or on behalf of any Loan Party to the Administrative Agent, the Arranger or such Lender shall be increased to the extent necessary to yield to each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent), after payment of all Non-Excluded Taxes and Other Taxes (including with respect to additional amounts payable under this Section 2.21), interest or any such other amounts payable under such Loan Document at the rates or in the amounts specified in such Loan Document as if no such withholding or deduction had been made.

(b)          Without duplication of Section 2.21(a), the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Whenever any Non-Excluded Taxes or Other Taxes are payable or remittable by a Loan Party, as promptly as possible thereafter the Loan Party shall send to the Administrative Agent and to the Arranger or the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Loan Party or other reasonably satisfactory evidence showing payment thereof.  Without duplication of Section 2.21(a), the Loan Parties, jointly and severally, shall indemnify the Administrative Agent, the Arranger or the relevant Lender for the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed on amounts payable under this Section 2.21) payable by the Administrative Agent, the Arranger or the relevant Lender, as the case may be, and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority.  Such indemnification shall be made within 30 days after the date the Administrative Agent, any Arranger or any relevant Lender, as the case may be, makes written demand therefor (which demand shall set forth in reasonable detail the nature and amount of Non-Excluded Taxes and Other Taxes for which indemnification is being sought).  If the Administrative Agent, the Arranger or a Lender determines, in its reasonable discretion, that it has received a refund of any taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.21, it shall pay such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.21 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of the Administrative Agent, the Arranger or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Administrative Agent, the Arranger or such Lender, agrees to repay the amount paid over to the Loan Party (plus interest attributable to the period during which the Loan Party held such funds and any penalties, additions to tax, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Arranger or such Lender in the event the Administrative Agent, the Arranger or such Lender, as the case may be, is required to repay such refund to such Governmental Authority.  This Section 2.21(c) shall not be construed to require the Administrative Agent, the Arranger or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.  The agreements in this Section 2.21 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)          Without limiting the generality of Section 2.21(e), each Lender, to the extent such Lender is not a “U.S. person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent whichever of the following is applicable:

(i)     two duly completed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party and which provides for an exemption from or reduction in United States federal withholding tax;

(ii)    two duly completed copies of IRS Form W-8ECI (or any successor form);

(iii)   in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate in substantially the form of Exhibit E-1, to the effect that such Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (4) was not engaged in a conduct of a trade or business within the United States to which the interest payment is effectively connected, and (B) two duly completed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form);

(iv)   to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender granting a participation), a complete and executed IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, a certificate in substantially the form of Exhibit E-2, E-3, or E-4, as applicable, IRS Form W-9, and/or other certification documents from each beneficial owner (or any successor forms), as applicable; provided that, if the Lender is a partnership (and not a participating Lender) and one or more partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a certificate, in substantially the form of Exhibit E-2 or E-4, as applicable, on behalf of such beneficial owner(s) in lieu of requiring each beneficial owner to provide its own certificate; or

(v)    any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax on payments under this Agreement and the other Loan Documents duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

To the extent a Lender is a “U.S. person” (as defined in Section 7701(a)(30) of the Code), such Lender shall deliver to the Borrower and the Administrative Agent two duly completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(e)          Upon the reasonable request of the Borrower or the Administrative Agent, a Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to any payments under this Agreement or any Loan Document shall deliver to the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally eligible to provide such documentation.

(f)           If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for the purpose of this Section 2.21(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)          Each Lender shall deliver the forms and other documentation required to be provided under this Section 2.21 (i) on or before the date it becomes a party to this Agreement, (ii) promptly upon the obsolescence, expiration, inaccuracy, or invalidity of any form previously delivered by such Lender, and (iii) at such other times as may be reasonably requested by the Borrower or the Administrative Agent or as required by Law.  Each Lender shall promptly notify the Administrative Agent and the Borrower at any time it determines that it is no longer in a position to provide any documentation previously delivered to the Borrower or the Administrative Agent.  Notwithstanding any other provision of this Section 2.21, a Lender shall not be required to deliver any documentation pursuant to Sections 2.21(d), (e), (f) or (g) that such Lender is not legally eligible to provide.

(h)          If the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is exempt from U.S. federal backup withholding.  If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with, (i) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8), and (ii) with respect to payments made to the Administrative Agent on behalf of the Lenders, a properly completed and duly executed IRS Form W-8IMY confirming that the Administrative Agent agrees to be treated as a “United States person” for U.S. federal withholding tax purposes.  The Administrative Agent shall, (i) promptly upon the obsolescence, expiration, inaccuracy or invalidity of any form previously delivered by the Administrative Agent under this clause (h), and (ii) at such other times as may be reasonably requested by the Borrower or as required by Law, deliver promptly to the Borrower an updated form or other appropriate documentation or promptly notify the Borrower in writing of its legal ineligibility to do so.  Notwithstanding anything to the contrary in this clause (h), the Administrative Agent shall not be required to provide any documentation under this clause (h) that it is legally ineligible to provide as a result of a change in Law after the date hereof.

2.22        Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.19, 2.20 or 2.21, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.19, 2.20 or 2.21 would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office or take such other measures pursuant to this Section 2.22 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office or taking such other measures as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.22 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  The Borrower shall not be required to make any payments to any Lender under Section 2.19 or 2.20 for any costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such costs or reductions and of such Lender’s intention to claim compensation therefor; provided that if the event giving rise to such costs or reductions is given retroactive effect, then the 180-day period referred to above shall be extended to include the period of retroactive effect therefor.

2.23        Defaulting Lenders.

(a)          Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)     Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the applicable Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.23(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)    Certain Fees.  No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)          Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.24        Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.19, 2.20 or 2.21, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.23(b) within five Business Days after the Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.1, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans and Commitments, if any, in full to one or more Persons permitted to become Lenders hereunder pursuant to and in accordance with the provisions of Section 9.6 (each, a “Replacement Lender”) and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, a Defaulting Lender or a Non-Consenting Lender; provided that (1) on the date of such assignment, such Terminated Lender shall have received payment from the Replacement Lender or the Borrower in an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender, (B) all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) all accrued, but theretofore unpaid fees, premiums and other amounts accruing but unpaid hereunder owing to such Terminated Lender; (2) in the case of any such assignment resulting from a claim for compensation under Section 2.19(c), 2.20 or 2.21, such assignment will result in a material reduction in such compensation and on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.19, 2.20 or 2.21; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender, Defaulting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6; provided that each party hereto agrees that an assignment required pursuant to this Section 2.24 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.

2.25        Maturity Extension Option.  The Borrower may from time to time after the second anniversary of the Closing Date, pursuant to the provisions of this Section 2.25, exercise in its sole discretion the right to extend the maturity date of the Term Loan Facility to a date no later than the date that is 18 months past the Original Maturity Date (the “Maturity Extension Option”), by giving irrevocable written notice (the “Maturity Extension Notice”) to the Administrative Agent of the exercise of the Maturity Extension Option (including the date of such new maturity date) at least five Business Days prior to the Original Maturity Date.  The Maturity Extension Option shall not become effective unless (a) on the date that the Maturity Extension Notice is delivered, (i) the Plant Completion Date has occurred, (ii) no Default or Event of Default is continuing and (iii) the Borrower has paid to the Administrative Agent, for the account of each Lender party to this Agreement as a Lender on such date, an extension fee in cash in an amount equal to 1.00% of the principal amount of such Lender’s Term Loans outstanding on such date, and (b) the Total Secured Debt Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the Test Period most recently ended prior to the Original Maturity Date for which financial statements are required to have been delivered pursuant to Section 5.1 is less than or equal to 4.50:1.00; provided that, for the purpose of calculating the Total Secured Debt Leverage Ratio for this clause (b), (A) any Cure Right exercised in respect of such Test Period shall be disregarded, and (B) any contracted revenue in respect of agreements that expire prior to the date that is two years after the Original Maturity Date shall be disregarded for purposes of calculating Consolidated EBITDA.  Such fees shall be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share of the aggregate amount of such fees paid to the Administrative Agent.

Section 3.               REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loans, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

3.1          Financial Condition.  The consolidated balance sheet of the Borrower delivered pursuant to Section 4.1(c)(i) and Section 5.1, and the consolidated statements of operations and of cash flows delivered pursuant to Section 5.1, in each case, present fairly in all material respects the consolidated financial condition of the Borrower as of such date or for such period, as applicable (subject to normal year-end audit adjustments and the absence of footnotes, as the case may be).

3.2          No Change.  Since September 30, 2014, there has been no development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3          Corporate Existence; Compliance with Law.  Each LNG Group Member (a) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, (b) has the organizational power and authority to own and operate its Property, to lease the Property it leases as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction (if applicable) where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of clause (a) with respect to any LNG Group Member other than the Loan Parties and in the cases of clauses (b), (c) and (d) above, to the extent that failure of the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4          Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the requisite corporate or other organizational power and authority to make, deliver and perform the Loan Documents to which it is a party.  Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery or performance of this Agreement or any of the other Loan Documents, except (i) those consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) those consents, authorizations, filings and notices, the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) the filings or other actions referred to in Section 3.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate in any material respect any Requirement of Law (except this shall not apply to tax, employee benefit or environmental matters, which are covered exclusively by Sections 3.10, 3.13 and 3.17, respectively) or any Material Construction-Related Contracts or Contractual Obligation of any LNG Group Member, other than any violation that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and Liens permitted by Section 6.3).

3.6          No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of their respective Subsidiaries or against any of their respective properties or revenues, or with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7          No Default.  No Default or Event of Default has occurred and is continuing.

3.8          Ownership of Property; Liens.

(a)          Each of the LNG Group Members has title in fee simple or good and valid title, as the case may be, to, or a valid leasehold interest in, or easements or other limited property interests in, all its real or immoveable property necessary in the ordinary conduct of its business and necessary to develop, construct, complete, own and operate the Plant, including the Mortgaged Property, and good title to, or a valid leasehold interest in, or valid license of or other right to use, all its other Property necessary for the conduct of its business as currently conducted, in each case except where the failure to have such title, interest, license or right could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section 6.3.

(b)          Assuming completion of the work contemplated in the applicable plans and specifications, the Plant and the current use thereof comply with all applicable Requirements of Law (including applicable building and zoning ordinances and codes) and with all insurance requirements, and none of the Loan Parties are non-conforming users of the Plant, except, in each case, where noncompliance or such non-conforming use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)          No taking, condemnation or eminent domain proceeding has been commenced with respect to all or any portion of the Plant or for the relocation of roadways providing access to the Plant.  No taking, condemnation or eminent domain proceeding has been commenced with respect to any real Property except, in each case, where such proceeding would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)          There are no current or pending special or other assessments (other than for ad valorem taxes) for public improvements to or otherwise affecting the Plant, nor are there any contemplated improvements to the Plant that may reasonably be expected to result in such special or other assessments, in any case that would reasonably be expected to result in a Material Adverse Effect.

(e)          [Reserved]

(f)           Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) all approvals from Governmental Authorities having jurisdiction over the Plant, including, but not limited to, building permits, street openings or closings, zoning or use permits, variances or special exceptions, zoning reclassifications, setback requirements however established, and approvals of fire underwriters, have been obtained for the portion of the improvements that have been constructed, to the extent required under applicable Law, and to the extent so obtained, have not been withdrawn, (B) the construction of the Plant has been performed in conformity with all applicable Laws and the plans and specifications with respect thereto, (C) the plans and specifications with respect to the Plant, to the extent required by applicable Law, have been approved by all applicable Governmental Authorities and (D) all construction heretofore performed on the improvements with respect to the Plant has been performed within the perimeter of the land in accordance with the plans and specifications thereto and all applicable Requirements of Law, and in accordance with any restrictive covenants applicable thereto.  Assuming completion of the work contemplated in the plans and specifications with respect to the Plant, there are no existing material structural defects in the improvements to the Plant and no material violation of any Requirements of Law exists with respect thereto.  The anticipated use of the Plant complies with applicable zoning ordinances and all regulations affecting the Plant and all Requirements of Law for such use have been satisfied, to the extent required to be satisfied at such time, except to the extent such noncompliance or failure to satisfy government requirements would not reasonably be expected to result in a Material Adverse Effect.

(g)          There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting the Plant (other than those restrictions on transfer set forth in, or otherwise permitted under, the Ground Lease or the Loan Documents, including, without limitation, Liens permitted by Section 6.3).

(h)          Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, prior to the Plant Completion Date, (i) all utility services necessary for the current state of construction of the Plant are available, including, without limitation, public sanitary sewer service and storm sewers, public water, electricity, gas and telephone service, and (ii) all Permits and approvals have been obtained or are available so that the improvements may be hooked up to the public sanitary sewer service, which public sanitary sewer service shall be available to the full extent required for the current construction of and use and operation of the Plant and shall permit the discharge of sewage for the types and amounts anticipated to be produced from the construction, use and operation of the Plant.  Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, after the Closing Date, the Borrower reasonably expects to have all utilities available, as and when necessary, to complete the construction of and use and operation of the Plant.

(i)           Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower reasonably expects that as of the Plant Completion Date, all pipelines, public sanitary sewer service and storm sewers necessary for the full operation of the Plant will be available at the title lines of the land (or, if they pass through adjoining private land, in accordance with valid public or unencumbered private easements which inure to the benefit of Borrower and run with the land subject to the Ground Lease, copies of which have been delivered to the Administrative Agent).

(j)           On and after the Plant Completion Date, the Plant has all hot and chilled water for purposes of heating and air conditioning, electricity, and gas services necessary for the operation of the Plant at the title lines of the land (or, if they pass through adjoining private or public land, in accordance with valid public or unencumbered private easements or licenses which inure to the benefit of Borrower and run with the land subject to the Ground Lease, copies of which have been delivered to the Administrative Agent), except where the failure to have such water would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)          All roads necessary for the utilization of the Plant provide adequate public access to the Plant for its current and intended purposes, except where the failure to have such access would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no building or structure with respect to the Plant or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant affecting the land subject to the Ground Lease or encroaches on any easement or on any property owned by others.

(m)         The Budget for the construction of the Plant and all of the amounts set forth therein, present a true, full and complete statement in all material respects of all project costs reasonably anticipated by the Borrower to be incurred in connection with the development and completion of the Plant in accordance with this Agreement.  The plans and specifications for the Plant (i) are based on reasonable assumptions as to all legal and factual matters material thereto, (ii) have been prepared in good faith and (iii) fairly represent the Borrower’s expectations as to the matters covered thereby.  No material capital expenditures with respect to the Plant are being incurred or are to the Borrower’s knowledge reasonably necessary, except as specified in the Budget.

3.9          Intellectual Property.  Each of the LNG Group Members owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, except to the extent that any such claim could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of Holdings and the Borrower, the use of Intellectual Property by the LNG Group Members does not infringe on the Intellectual Property rights of any Person in any material respect, except for such infringements which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.10        Taxes.  Each of the LNG Group Members has filed or caused to be filed all tax returns that are required to be filed and has paid all taxes due and payable by it (includingin its capacity as a withholding agent) other than (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant LNG Group Member or (ii) where the failure to make such filing, payment, deduction, withholding, collection or remittance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and no tax Lien has been filed (except to the extent permitted by Section 6.3), and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

3.11        Federal Regulations.  No part of the proceeds of any Term Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulations T, U or X.

3.12        Labor Matters.  There are no strikes or other labor disputes against any LNG Group Member pending or, to the knowledge of Holdings or the Borrower, threatened that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All material payments due from the LNG Group Members on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant LNG Group Member.

3.13        ERISA.  There are, and have been, no Pension Plans or Multiemployer Plans.  None of the Borrower or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, except as could not reasonably be expected to have a Material Adverse Effect.

3.14        Investment Company Act.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

3.15        Subsidiaries.

(a)          As of the Closing Date, the only Subsidiary of Holdings is the Borrower, and the Borrower has no Subsidiaries.  Schedule 3.15 (as updated from time to time pursuant to Section 5.10(c)) sets forth the name and jurisdiction of incorporation or organization of Holdings and the Borrower and the percentage of each class of Capital Stock owned by the applicable LNG Group Member.

(b)          Except as set forth on Schedule 3.15 (as updated from time to time pursuant to Section 5.10(c)), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments granted to any Person other than Holdings, the Borrower or any Subsidiary of the Borrower (other than directors’ qualifying shares or other similar shares required pursuant to applicable Law) of any nature relating to any Capital Stock of Holdings or the Borrower or any Capital Stock of any Subsidiary owned directly or indirectly by the Borrower; provided that, with respect to any non-Wholly Owned Subsidiary, its Capital Stock may be subject to customary rights of first refusal, tag-along, drag-along and other similar rights.

3.16        Use of Proceeds.  The proceeds of the Term Loans shall be used for the purposes set forth in Section 2.7.

3.17        Environmental Matters.  Other than exceptions to any of the following that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

(a)          The Borrower and its Subsidiaries and each of their respective facilities: (i) are in compliance with all Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them, and have obtained, or expect to obtain in the ordinary course, all Environmental Permits required for any anticipated operations; (iii) are in compliance with all of their Environmental Permits; (iv) have taken reasonable steps to ensure each of their Environmental Permits will be timely maintained, renewed and complied with; and (v) have no knowledge of any facts or circumstances upon which any such Environmental Permits are reasonably be expected to be adversely amended or revoked.

(b)          Hazardous Materials are not present at, on, under, in, or emanating from any property now or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, at any other location (including, without limitation, any location to which Hazardous Materials have been sent for reuse or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations.

(c)          There is no Environmental Claim to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.  To the knowledge of the Borrower or any of its Subsidiaries, there are no facts or circumstances that would reasonably be expected to give rise to any Environmental Claim.

3.18          Accuracy of Information, Etc.  No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (as modified or supplemented by other information so furnished), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

3.19        Security Documents.

(a)          Subject to Section 5.12, each of the Security Documents (other than the Mortgages) is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of (i) any Pledged Equity as described in the Security Documents which is in certificated form, when any stock, membership or partnership unit certificates representing such Pledged Equity are delivered to, and in the possession of, the Administrative Agent, (ii) the Debt Service Reserve Account, when the Depositary Agreement is duly executed and delivered to the Administrative Agent, (iii) in the case of any Intellectual Property that is the subject of any application or registration in the United States Patent and Trademark Office and/or United States Copyright Office, when an Intellectual Property Security Agreement in appropriate form for filing is recorded in the United States Patent and Trademark Office and/or United States Copyright Office, as appropriate, and (iv) the other Collateral described in the Security Documents, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the security interest created in favor of the Administrative Agent for the benefit of the Secured Parties in such Pledged Equity, Debt Service Reserve Account, Intellectual Property and other Collateral shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity, Debt Service Reserve Account, Intellectual Property and other Collateral and the proceeds thereof, in which a security interest may be perfected by delivery to the Administrative Agent of such Pledged Equity, due execution and delivery of the Depositary Agreement to the Administrative Agent or by filing a financing statement in the United States, as security for the Obligations, in each case prior and superior in right to any other Person (other than Persons holdings Liens or other encumbrances or rights that are permitted by this Agreement to be incurred pursuant to Section 6.3).

(b)          Subject to Section 5.12, each of the Mortgages is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed or published in the offices specified on Schedule 3.19(b) (in the case of the Mortgages to be executed and delivered pursuant to Section 5.12) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 5.10), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable party to the Mortgage in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by this Agreement to be incurred pursuant to Section 6.3).

3.20        Solvency.  As of the Closing Date and each Credit Date, and after giving effect to the Transactions occurring on the Closing Date or such Credit Date or any extension of credit, as applicable, the LNG Group Members, on a consolidated basis, are Solvent.

3.21        Flood Insurance.  No Mortgage encumbers improved real Property which is located in an area that has been identified by the Director of the Federal Emergency Management Agency or any successor agency as an area having special flood hazards and in which flood insurance has been made available under Flood Insurance Laws (except any Mortgaged Properties as to which such flood insurance as required by Flood Insurance Laws has been obtained and is in full force and effect as required by this Agreement or the other Loan Documents).

3.22        [Reserved].

3.23        PATRIOT Act; FCPA; OFAC.

(a)          To the extent applicable, each LNG Group Member (including any Unrestricted Subsidiary) is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”).  The LNG Group Members, and to their knowledge their employees, officers, directors, affiliates and agents, are in compliance in all material respects with the FCPA.

(b)          No LNG Group Member (including any Unrestricted Subsidiary) nor, to the knowledge of any LNG Group Member, any director, officer, agent, employee or Affiliate of any LNG Group Member, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Term Loans or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3.24        Material Construction-Related Contracts and Permits.  No default by any LNG Group Member under any Material Construction-Related Contracts has occurred and is continuing, and no Material Construction-Related Contract has been terminated by any counter-party thereto.  No Requirement of Law or Contractual Obligation applicable to any Loan Party would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Schedule 3.24 accurately and completely lists all Material Construction-Related Contracts to which any Loan Party is a party which are in effect on the Closing Date and thereafter, as of the date of delivery of the Compliance Certificate required to be delivered under Section 5.2(a) (the “Delivery Date”), and the Borrower has delivered to the Administrative Agent complete and correct copies of all such Material Construction-Related Contracts as of the Closing Date (and thereafter, either copies or descriptions of all such Material Construction-Related Contracts as of the most recent Delivery Date), including any amendments, supplements or modifications with respect thereto entered into on or prior to the Closing Date (and thereafter, either copies or descriptions thereof as of the most recent Delivery Date), and all such Material Construction-Related Contracts are in full force and effect as of the Closing Date (and thereafter, as of the most recent Delivery Date).  Other than exceptions set forth on Schedule 3.24 and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each Loan Party has obtained and holds all Permits required for the current operation of its business and for the current stage of construction of the Plant at such date, (b) each Loan Party has performed and observed all requirements of such Permits (to the extent required to be performed by it) and (c) as of the Closing Date, no other Permits are required for the commencement of construction of the Plant.

3.25        Insurance.  Each of the Loan Parties is insured by insurers of recognized financial responsibility (as of the date such insurance was purchased) against such losses and risks and in such amounts as are customary in the businesses in which it is engaged, for companies located in a similar geographic area, taking into account the activities and relative size (as compared to other similarly situated companies) of the Loan Parties and in any event in accordance with Section 5.5.

Section 4.              CONDITIONS PRECEDENT

4.1          Conditions to Effectiveness.  The effectiveness of this Agreement and the Commitments and the agreement of each Lender to make the Term Loans requested to be made by it hereunder is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)          Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer or signatory of Holdings and the Borrower, (ii) the Pledge Agreement, dated as of the Closing Date, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto, (iii) the Guarantee Agreement, dated as of the Closing Date, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto, (iv) the Security Agreement, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto, and (v) the Depositary Agreement, executed and delivered by a duly authorized officer or signatory of the Borrower and the Depositary.

(b)          [Reserved].

(c)          Financial Statements.  The Administrative Agent shall have received (i) the unaudited consolidated balance sheet of the Borrower as of September 30, 2014 and (ii) a pro forma unaudited consolidated balance sheet of the Borrower as of September 30, 2014, giving pro forma effect to the Transactions occurring on the Closing Date.

(d)          Fees and Expenses.  The Borrower shall have paid (or the initial Lenders and/or the Administrative Agent shall withhold from the proceeds of the initial Term Loans made on the Closing Date) all fees due and payable as of the Closing Date pursuant to Sections 2.12(b) and 2.12(c) to the Administrative Agent (for distribution, as appropriate, to the Lenders) and all expenses required to be paid pursuant to Section 9.5 for which reasonably detailed invoices have been presented prior to the Closing Date.

(e)          Solvency Certificate.  The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit F, executed by a Responsible Officer of Holdings.

(f)           Lien Searches.  The Administrative Agent shall have received the results of recent Uniform Commercial Code, tax and judgment lien searches in each relevant jurisdiction reasonably requested by the Administrative Agent with respect to each of the entities set forth on Schedule 4.1(f); and such searches shall reveal no Liens on any of the Collateral except for Liens permitted by Section 6.3 or Liens to be discharged on or prior to the Closing Date.

(g)          Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments.

(h)          Legal Opinions.  The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders, a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Holdings, the Borrower and its Subsidiaries, dated the date hereof and addressed to the Administrative Agent and the Lenders.

(i)           Pledged Equity; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates, if any, representing the shares or membership or partnership units of Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized representative or officer of the pledgor thereof and (ii) any Pledged Notes (as defined in the Security Agreement), duly endorsed in blank, in each case, as required by the Security Documents to be delivered to the Administrative Agent on the Closing Date.

(j)           Filings, Registrations and Recordings.  Each document (including, without limitation, any Uniform Commercial Code financing statement) required as of the Closing Date by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation, or arrangements reasonably satisfactory to the Administrative Agent for such filing, registration, recordation and/or filing shall have been made.

(k)          Insurance.  Subject to Section 5.12, the Administrative Agent shall have received insurance certificates and endorsements, as applicable, satisfying the requirements of Section 5.5.

(l)           PATRIOT Act.  The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, to the extent requested by any Lender sufficiently in advance thereof, all documentation and other information with respect to the Borrower required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(m)         Funds Flow.  The Administrative Agent shall have received from the Borrower a funds flow for the Transactions contemplated to occur on the Closing Date.

(n)          Debt Service Reserve Account.  The Debt Service Reserve Account shall have been established in accordance with the requirements of the Depositary Agreement and, concurrently with the funding of the initial Term Loans, funded in an amount equal to the Debt Service Reserve Requirement (as defined in the Depositary Agreement) in effect as of the Closing Date in accordance with the Depositary Agreement.

(o)          Representations and Warranties.  As of the Closing Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text hereof.

(p)          No Default.  No event shall have occurred and be continuing or would result from the making of the initial Term Loans that would constitute an Event of Default or a Default.

(q)          Equity Contribution.  Prior to or substantially simultaneously with the funding of the initial Term Loans, the Initial Equity Contribution shall have been made, as evidenced by the pro forma unaudited consolidated balance sheet of the Borrower delivered to the Administrative Agent pursuant to Section 4.1(c) and certified to by a Responsible Officer of the Borrower in an officer’s certificate delivered to the Administrative Agent.

(r)           Budget, Plans and Specifications.  The Administrative Agent shall have received the Budget and copies of the executed Material Construction-Related Contracts in effect on the Closing Date, the Ground Lease and the plans and specifications in respect of the Plant.

(s)           Notice.  Pursuant to Section 26.2 of the Design-Build Agreement, the Administrative Agent shall have received evidence in a manner reasonably satisfactory to the Administrative Agent that the Borrower shall have delivered (in electronic form or otherwise) notice to OnQuest, Inc. of the Borrower’s collateral assignment of such agreement to the Administrative Agent pursuant to the Security Agreement in the form attached hereto as Exhibit J.

4.2          Conditions to the Making of any Term Loan After the Closing Date.  The obligation of each Lender to make any Term Loan on any Credit Date after the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.1, of the following conditions precedent:

(a)          the Administrative Agent shall have received a fully executed and delivered Funding Notice;

(b)          as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text hereof;

(c)          as of such Credit Date, no event shall have occurred and be continuing or would result from the making of such Term Loan that would constitute an Event of Default or a Default;

(d)          prior to the Plant Completion Date, the Borrower shall be in compliance with the In-Balance Test after giving pro forma effect to the funding of the Term Loans to be made on such Credit Date;

(e)          concurrently with the funding of the Term Loans to be made on such Credit Date, the Debt Service Reserve Account shall be funded in an amount equal to the Debt Service Reserve Requirement (as defined in the Depositary Agreement) in accordance with the Depositary Agreement;

(f)           the Administrative Agent shall have received evidence of a title search from the title insurance company with respect to the Mortgaged Property identifying all Liens of record through a date not more than five (5) Business Days prior to the applicable Credit Date;

(g)          the Administrative Agent shall have received from the title insurance company a Florida Construction Loan Update Endorsement substantially in the form attached hereto as Exhibit K (or such other form reasonably acceptable to the Administrative Agent) showing that (i) since the last Credit Date, there has been no material and adverse change in the condition of title unless permitted by the Loan Documents, and (ii) there are no intervening liens or encumbrances which take priority over the respective Liens of the Mortgage relating to the Mortgaged Property, other than Liens permitted by Section 6.3; and

(h)          the Borrower shall have delivered to the Administrative Agent the unconditional Lien releases and waivers from each contractor that has timely filed a notice to owner or other notice sufficient to perfect such contractor’s right to a Lien in compliance with all Requirements of Law, to the extent the Borrower has received such Lien releases and waivers prior to such Credit Date.

For the avoidance of doubt, (i) prior to the Plant Encumbrance Date, no Term Loans shall be made if, after giving effect thereto, the outstanding principal amount of Term Loans would exceed the Initial Equity Contribution, (ii) on and after the Plant Encumbrance Date and prior to the satisfaction of the Equity Fulfillment Condition, no Term Loans shall be made if, after giving effect thereto, the outstanding principal amount of Term Loans would exceed the Aggregate Equity Contribution, and (iii) no Term Loans shall be made after the earlier of (1) the Plant Completion Date and (2) the second anniversary of the Closing Date.

Section 5.              AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Termination Conditions have not been satisfied, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

5.1          Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender and take the following actions:

(a)          within 90 days after the end of each fiscal year of the Borrower and its subsidiaries ending after the Plant Completion Date, a copy of the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, by Ernst & Young LLP or any other independent certified public accountants of nationally recognized standing; and

(b)          not later than 45 days (or 60 days in the case of the fiscal quarters ending March 31, 2015, June 30, 2015, and September 30, 2015) after the end of each of the first three quarterly periods of each fiscal year of the Borrower and its subsidiaries, beginning (i) with the fiscal quarter ending March 31, 2015, the unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such quarter and, (ii) with respect to each fiscal quarter ending after the Plant Completion Date, the related unaudited consolidated statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

Financial statements and other information required to be delivered pursuant to this Section 5.1, Section 5.2 or Section 5.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto, on the website of the Borrower; (ii) on which such information is posted on behalf of the Borrower on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or third-party website or whether sponsored by the Administrative Agent); or (iii) to the extent such financial statements are set forth in the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC, on which date such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

5.2          Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (e), to the relevant Lender:

(a)          concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a Compliance Certificate of the Borrower (the first such Compliance Certificate to be delivered for the fiscal year ending December 31, 2014) (A) containing all information, calculations and supporting schedules necessary for determining compliance by Holdings, the Borrower and their respective Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year then ended, and if such Compliance Certificate demonstrates an occurrence of (x) an Excess Cash Restriction Period or (y) an ECF Percentage equal to 100%, the Borrower may deliver within ten Business Days of the delivery of such Compliance Certificate notice of its intent to cure such event pursuant to Section 7.3, (B) setting forth the names of all Immaterial Subsidiaries (if any) and certify that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that, in the aggregate, all such Immaterial Subsidiaries had consolidated assets with a book value of less than $300,000 on the last day of such fiscal quarter or such fiscal year, as the case may be, and (C) a written update with respect to the Budget (if any), plans and specifications of the Plant (if any) or any Material Construction-Related Contracts entered into during such fiscal quarter or the last fiscal quarter of such fiscal year, as applicable, including an update to Schedule 3.24 and copies thereof upon request of the Required Consent Parties, and (ii) with respect to the financial statements delivered pursuant to Section 5.1(a), to the extent not previously disclosed to the Administrative Agent, a listing of any material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date);

(b)          no later than 60 days after the end of each fiscal year of the Borrower, a consolidated budget for the following fiscal year (including a consolidated statement of projected results of operations of the Borrower and its consolidated subsidiaries as of the end of the following fiscal year presented on a quarterly basis);

(c)          concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated subsidiaries, in each case, for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, and (ii) prior to the Plant Completion Date, (1) a written progress report in reasonable detail regarding the construction of the Plant and (2) use commercially reasonable efforts to deliver an executed certificate from the Contractor (as defined in the Design-Build Agreement) in the form attached hereto as Exhibit L or any other form reasonably satisfactory to the Administrative Agent;

(d)          promptly upon their becoming publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent on behalf of any Lender, other materials filed by any LNG Group Member with the SEC or sent or made available generally by Holdings to its security holders acting in such capacity;

(e)          promptly, such additional financial information or information about Material Construction-Related Contracts, the Plant or construction thereof as the Administrative Agent on behalf of any Lender may from time to time reasonably request; and

(f)           within ten (10) Business Days after the date the annual audited financial statements for each fiscal year ended on any Excess Cash Flow Determination Date are required to be delivered pursuant to Section 5.1(a), a certificate of a Responsible Officer of the Borrower certifying as to the calculation of Consolidated Excess Cash Flow as of such Excess Cash Flow Determination Date accompanied by supporting information in reasonable detail.

The Borrower hereby acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has not clearly and conspicuously marked “PUBLIC” shall not be posted on that portion of the Platform designated for such Public Lenders.  The Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this paragraph contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries, its Affiliates and their respective securities (“Private Side Information”).  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected to receive Private Side Information in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to communications that are not made through the “Public” portion of the Platform and that may contain Non-Public Information.

5.3          Payment of Taxes.  Pay, discharge or otherwise satisfy all taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be, or (ii) the failure could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.4          Conduct of Business and Maintenance of Existence; Compliance with Law.  (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action, in all material respects, to maintain all Permits, rights, privileges and franchises necessary or desirable in the normal conduct of its business, except in each case, as otherwise permitted by Sections 6.4 or 6.5; and (b) comply, in all material respects, with all Requirements of Law (including, without limitation, the FCPA, any U.S. sanctions administered by the OFAC, the PATRIOT Act and other antiterrorism and anti-money laundering laws, except this shall not apply to tax, environmental or employee benefit matters, which in this respect are covered exclusively in Sections 5.3, 5.8 and 5.9, respectively).

5.5          Maintenance of Property; Insurance.  (a) Keep all real and tangible Property and systems used, useful, or necessary in its business and necessary to develop, construct, complete, own and operate the Plant, including the Mortgaged Property, in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) maintain all insurance as required by the Ground Lease, and (c) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses) as are customarily carried under similar circumstances by such other Persons.  All such insurance shall (i) to the extent the applicable insurer will agree based on the commercially reasonably efforts of the Borrower, provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Administrative Agent of written notice thereof (the Borrower shall deliver an insurance certificates and endorsements with respect thereto) and (ii) name the Administrative Agent as mortgagee and/or loss payee (in the case of property insurance) or additional insured (in the case of liability insurance) on behalf of the Secured Parties, as applicable.  Maintain, as of a particular date, all rights of way, easements, grants, privileges, licenses, certificates and Permits necessary for the intended use by the Loan Parties of the Plant at such date, except any such item the loss of which, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or interfere with the Plant.  Comply with the terms of the Ground Lease or other grant of interest in real property, including easements, so as to not permit any material uncured default on its part to exist thereunder, except where noncom-pliance therewith would not reasonably be expected to materially and adversely affect or interfere with the Plant.

If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

5.6          Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which entries which are full, true and correct, in all material respects, in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities, (b) upon the request of the Administrative Agent or the Required Consent Parties, participate in a meeting or conference call with the Administrative Agent or the Lenders at such times as may be agreed to by the Borrower and the Administrative Agent or the Required Consent Parties and (c) permit representatives of the Administrative Agent or the Required Consent Parties to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired (but, the Administrative Agent or the Required Consent Parties may not have more than one visit per any twelve month period except during an Event of Default), upon reasonable advance notice to the Borrower, and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and their respective Subsidiaries with officers and employees of Holdings, the Borrower and their respective Subsidiaries and with their independent certified public accountants (and the Borrower will be given the opportunity to participate in any such discussions with such independent certified accountants).  Any such inspection shall be at the Administrative Agent’s or the Required Consent Parties’, as applicable, sole cost and expense unless an Event of Default has occurred and is continuing at the time of such inspection, in which event the Borrower shall reimburse the Administrative Agent or the Required Consent Parties, as applicable for its or their reasonable, actual out-of-pocket costs and expenses.  Notwithstanding anything to the contrary in this Section 5.6, none of Holdings, the Borrower and their respective Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7          Notices.  Promptly after obtaining knowledge of the same, give notice to the Administrative Agent of:

(a)          the occurrence of any Default or Event of Default;

(b)          [Reserved];

(c)          any litigation or proceeding affecting Holdings, the Borrower or any of its Subsidiaries, or with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d)          the following events, as soon as possible and in any event within 30 days after any Borrower knows of same: (i) the occurrence of any Reportable Event with respect to any Pension Plan that is currently sponsored or maintained by or to which any Borrower or Commonly Controlled Entity is obligated to make contributions, a failure to make any required contribution to a Pension Plan that is not corrected within 30 days, the creation of any Lien in favor of the PBGC or a Pension Plan, any withdrawal from a Multiemployer Plan that is reasonably expected to result in the imposition of withdrawal liability, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or a Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan;

(e)          as soon as possible and in any event within 30 days of obtaining knowledge thereof any development, event, or condition that could reasonably be expected to result in the payment by the Borrowers and their respective Subsidiaries of a Material Environmental Amount; and

(f)           any other development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary has taken or proposes to take with respect thereto.

5.8          Environmental Laws.

(a)          Except in each case to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all Environmental Permits.

(b)          Except in each case to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions required by any Governmental Authority under Environmental Laws, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9          Plan Compliance.  Except as could not reasonably be expected to result in a Material Adverse Effect, establish, maintain and operate any and all Pension Plans and Multiemployer Plans in compliance with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plans to the extent the Borrower or any Commonly Controlled Entity has the authority to establish, maintain and operate such plans.

5.10        Additional Collateral, etc..

(a)          [Reserved].

(b)          Subject to Sections 5.10(d) and (e), with respect to any fee interest or absolute right of ownership in any real or immoveable property having a fair market value (together with improvements thereof on the date such property is acquired) of at least $250,000 (as determined in good faith by a Responsible Officer) acquired after the Closing Date by any Loan Party (in each case, other than any such real property subject to any Contractual Obligation that includes negative pledge clauses permitted by Section 6.13, any Lien permitted pursuant to Section 6.3(j), 6.3(p) or 6.3(s) or any Requirement of Law that prohibits or restricts compliance with the terms and conditions of this Section 5.10) (which, for the purposes of this paragraph, shall include any owned real property of any Loan Party that ceases to be subject to the foregoing restrictions), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties, covering such real or immoveable property (to the extent such property is not already subject to a first priority Lien pursuant to a Security Document), (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property together with endorsements reasonably requested by the Administrative Agent, in an amount and form reasonably acceptable to the Administrative Agent and at least equal to the purchase price of such real property (or such other lesser amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate sufficient for the title insurance company to remove the standard survey exception and issue survey-related endorsements and (y) any estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and, if such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance in accordance with the terms of the Loan Documents and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)          Subject to Sections 5.10(d), (e) and (g), upon (x) the formation or acquisition of any new direct or indirect Subsidiary (x) that is a Wholly Owned Subsidiary or (y) that is not a Wholly Owned Subsidiary and has consolidated assets with a book value of $500,000 or more (in each case, other than an Excluded Subsidiary or an Immaterial Subsidiary) by the Borrower or (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary, promptly (and in any event within sixty (60) days after such formation or acquisition or such Subsidiary so ceases to be an Excluded Subsidiary, or such longer period as the Required Consent Parties may agree in writing in their discretion) (i) cause such Subsidiary (A) to become a party to a Guarantee Agreement and appropriate Security Documents (or enter into amendments to an existing Guarantee Agreement or any existing Security Document as the Administrative Agent deems necessary or advisable) to grant to the Administrative Agent for the benefit of the Secured Parties, a perfected first priority (subject to Liens permitted pursuant to Section 6.3) security interest in the Capital Stock held by such Subsidiary and the other Collateral described in the relevant Security Document and to cause such Subsidiary to be a Guarantor and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties, a perfected first priority (subject to Liens permitted pursuant to Section 6.3) security interest in the Collateral described in the relevant Security Documents with respect to such Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements, Intellectual Property Security Agreements or other similar filings in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent, (ii) deliver to the Administrative Agent the certificates, if any, representing the Capital Stock of such Subsidiary and all Capital Stock held by such Subsidiary required to be delivered to the Administrative Agent under the applicable Security Documents, together with undated stock powers, in blank, and all intercompany notes owing from such Subsidiary to any Loan Party and all other promissory notes held by such Subsidiary and required to be delivered to the Administrative Agent under the applicable Security Documents, together with instruments of transfer in blank, in each case executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, (iii) deliver to the Administrative Agent an update to Schedule 3.15, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions (addressed to the Administrative Agent and the Lenders) relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)          Notwithstanding anything to the contrary contained herein, in the event that the compliance by an LNG Group Member (including any non-Wholly Owned Subsidiary) with any of Section 5.10(b) or (c) would require the consent of any un-Affiliated third-party, such LNG Group Member shall use commercially reasonable efforts to obtain such consents or other deliveries.  For the avoidance of doubt, (x) the use of commercially reasonable efforts, as contemplated by this Section 5.10, to obtain any consent or delivery shall not require the applicable LNG Group Member to pay to such un-Affiliated third-party a fee, premium or penalty or other consideration (other than expense reimbursement) and (y) in the event following the use of commercially reasonable efforts to obtain a consent or delivery, the applicable LNG Group Member is unable to obtain a necessary consent or delivery of the relevant un-Affiliated third-party, the Lenders hereby waive compliance by such LNG Group Member with the provisions of this Section 5.10 solely to the extent such consent or delivery is not obtained; provided that the consent or delivery giving rise to the waiver as contemplated in clause (y) shall have been required pursuant to a Contractual Obligation permitted hereunder that is binding on such Subsidiary or governing such assets, as applicable, and existing on the date such Subsidiary or assets, as applicable, were acquired (and not entered into in contemplation hereof).

(e)          Notwithstanding anything to the contrary contained herein, with respect to any Property of any LNG Group Member that would otherwise be required to be mortgaged or pledged in favor of the Secured Parties in accordance with this Section 5.10 (each such Property, an “Eligible Collateral Property”), in no event shall any LNG Group Member have any obligation to mortgage or pledge such Property in favor of the Administrative Agent for the benefit of the Secured Parties if such Property is to be used to secure any Indebtedness permitted by Section 6.2(c) within 90 days of the date such Property first qualifies as an Eligible Collateral Property; provided that if such Eligible Collateral Property does not actually secure such Indebtedness within such 90-day period then such Eligible Collateral Property shall be subject to the requirements of this Section 5.10 upon the expiration of such 90-day period relating to such Eligible Collateral Property.

(f)          Notwithstanding anything to the contrary herein, the Borrower shall be permitted at any time and from time to time to add any of its Subsidiaries as an additional Subsidiary Guarantor in accordance with this Section 5.10.

(g)          If, at any time and from time to time after the Closing Date, Immaterial Subsidiaries have in the aggregate consolidated assets with a book value in excess of $300,000 on the last day of any fiscal quarter of Holdings, cause, not later than 30 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, one or more of such Immaterial Subsidiaries to become additional Subsidiary Guarantors (notwithstanding that such Subsidiaries are, individually, Immaterial Subsidiaries) and to comply with the requirements of Section 5.10(c) such that the foregoing condition ceases to be true.

5.11        Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates, title endorsements, opinions (with respect to any amendment of any Mortgage) or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of more fully creating, maintaining, preserving, perfecting or renewing the Liens granted in favor of (together with the other rights of) the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which are required to become part of the Collateral pursuant to Section 5.10) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement, the other Loan Documents, any Secured Hedge Agreement which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Holdings and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Secured Party may be reasonably required to obtain from any LNG Group Member or any of their Subsidiaries for such governmental consent, approval, recording, qualification or authorization.  If a Governmental Authority determines that, in connection with the Term Loan Facility pursuant to FIRREA, an appraisal is required to be prepared in respect of the Plant, provide all information, cooperation and access reasonably necessary in order for the Administrative Agent to obtain, at the sole reasonable cost and expense of the Borrower, appraisals that satisfy the applicable requirements of FIRREA.

5.12        Post-Closing Covenants.

(a)          Take the actions set forth on Schedule 5.12 within the time periods specified therein.

(b)          Use commercially reasonable efforts to deliver to the Administrative Agent a collateral assignment of the Borrower’s rights under the Design-Build Agreement acknowledged by OnQuest, Inc. in the form attached hereto as Exhibit J.

(c)          Within 30 days following the Closing Date, the Administrative Agent shall have received any required insurance endorsements pursuant to Section 4.1(k) of the Credit Agreement not yet delivered by the Closing Date; provided that the failure to complete such delivery by the applicable date specified hereof shall not constitute a Default or an Event of Default under this Credit Agreement so long as the Borrower is diligently pursuing the completion of such action.

5.13        Plant Completion Date.  Deliver to the Administrative Agent within 45 days after the Plant Completion Date the following:

(i)           the final payment affidavit(s) from contractors seeking final payment, as required under Sections 713.05 and 713.06(3)(d), Florida Statutes, or evidence reasonably satisfactory to the Administrative Agent that the statutory period for filing mechanics liens under Section 713.08, Florida Statutes, with respect to the work which is the subject of such contract(s) for which final payment is sought shall have expired, to the extent the Borrower has received such payment affidavit(s) prior to the date that is 45 days after the Plant Completion Date; provided that if any such affidavits have not been delivered as of the date that is 45 days after the Plant Completion Date, the Borrower shall use commercially reasonable efforts to provide such affidavits as soon as practicable thereafter;

(ii)          unconditional Lien releases and waivers from each contractor that has timely filed a notice to owner or other notice sufficient to perfect such contractor’s right to a lien in compliance with all Requirements of Law, to the extent the Borrower has received such Lien releases and waivers prior to the date that is 45 days after the Plant Completion Date;

(iii)         evidence of a title search from the title insurance company with respect to the Mortgaged Property identifying all Liens of record;

(iv)         a Florida Construction Loan Update Endorsement from the title insurance company substantially in the form attached hereto as Exhibit K (or such other form reasonably acceptable to the Administrative Agent) showing that (i) since the last Credit Date, there has been no material and adverse change in the condition of title unless permitted by the Loan Documents, and (ii) there are no intervening liens or encumbrances which take priority over the respective Liens of the Mortgage relating to the Mortgaged Property, other than Liens described in Section 6.3; and

(v)          (x) the “as-built” plans and specifications in CAD format showing the final specifications of all improvements comprising the Plant; (y) an ALTA as-built survey of the Plant; and (z) to the extent required to correct the description of the Mortgaged Property under the Mortgage to cover all improvements comprising the Plant, (A) an amendment to the Mortgage duly authorized, executed and acknowledged, in recordable form and otherwise in form and substance reasonably acceptable to the Administrative Agent, (B) such supplemental local counsel opinions as the Administrative Agent may reasonably request in connection with such amendment to the Mortgage and (C) an amendment or endorsement to the title insurance policy with respect to such Mortgage, insuring the continuing priority thereof as so amended, in a form available in the state of Florida and otherwise reasonably acceptable to the Administrative Agent.

5.14        Compliance with Material Construction-Related Contracts.  Comply in all material respects with its respective obligations, and enforce in all material respects all of its respective rights, under all Material Construction-Related Contracts.

5.15        Unrestricted Subsidiaries.  Prior to the Plant Completion Date, no subsidiaries of the Borrower shall be Unrestricted Subsidiaries.  The Borrower may at any time after the Plant Completion Date designate any of its Subsidiaries as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary that is not an Unrestricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Total Secured Debt Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period shall be less than or equal to 2.50 to 1.00, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is restricted by and subject to the covenants contained in the documents governing Indebtedness expressly subordinated to the Obligations, (iv) the LNG Group Members shall have sufficient Investment capacity hereunder (determined in accordance with the following sentence) in respect of such designation, and (v) for the avoidance of doubt, the Borrower shall not be designated as an Unrestricted Subsidiary.  The designation of any Subsidiary of the Borrower as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the LNG Group Members therein at the date of designation in an amount equal to the fair market value (as determined in good faith by a Responsible Officer) of the LNG Group Members’ investment therein.  The designation of any Unrestricted Subsidiary as a Subsidiary of the Borrower that is not an Unrestricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.  Notwithstanding anything in this Agreement to the contrary, any LNG Group Member designated as an Unrestricted Subsidiary shall not be deemed to be an LNG Group Member for any purposes of this Agreement, including without limitation for purposes of financial definitions and financial calculations contained herein.

Section 6.          NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Termination Conditions are not satisfied, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1          [Reserved].

6.2          Limitation on Indebtedness.  Create, incur or assume any Indebtedness, except:

(a)          (i) Indebtedness of any Loan Party pursuant to any Loan Document;

(b)          after the Plant Completion Date, indebtedness of any LNG Group Member to any other LNG Group Member, provided that any Indebtedness (A) of Holdings, the Borrower or a Subsidiary Guarantor owing to any Non-Guarantor Subsidiary shall be subject to an Intercompany Debt Subordination Agreement, and (B) of a Non-Guarantor Subsidiary owing to any Subsidiary Guarantor or the Borrower shall not exceed $1,000,000 in aggregate principal amount at any one time outstanding; provided further that if any such indebtedness is incurred by Holdings, the Borrower shall make a pro forma adjustment for the purpose of calculating the Total Debt Leverage Ratio or the Total Secured Debt Leverage Ratio as of any date to remove the effect of such indebtedness on such calculations;

(c)          Indebtedness (including Capital Lease Obligations) of the Borrower or any Subsidiary secured by Liens pursuant to Section 6.3(p) incurred to finance the acquisition (including pursuant to a sale and leaseback transaction), construction, repair, replacement or improvement of Property (real or personal), equipment or other assets used or useful in the business in an aggregate principal amount not to exceed $7,500,000 at any one time outstanding;

(d)          Indebtedness outstanding on the Closing Date (or future advances or Indebtedness contemplated by the existing documentation evidencing such Indebtedness (including any commitment with respect thereto)) and listed and identified by type on Schedule 6.2(d) and any Indebtedness that is Refinancing Indebtedness with respect thereto;

(e)          after the Plant Completion Date, (i) Indebtedness assumed by the Borrower or any Subsidiary in connection with any Acquisition or of any Person at the time such Person becomes a Subsidiary in connection with any Acquisition (provided that such Indebtedness existed at the time of such Acquisition or the time such Person becomes a Subsidiary and was not created in connection therewith or in contemplation thereof) that is either unsecured or secured only by the assets or business acquired in such Acquisition or the assets or business of such Person who becomes a Subsidiary (including any acquired Capital Stock), so long as, after giving effect to the assumption of such Indebtedness, the Borrower shall be in Pro Forma Compliance with a Total Secured Debt Leverage Ratio of not greater than 2.50:1.00 (treating any unsecured Indebtedness incurred under this Section 6.2(e)(i) as secured Indebtedness for purposes of calculating the Total Secured Debt Leverage Ratio), and (ii) Indebtedness incurred to finance an Acquisition that is unsecured or secured only by the assets or business acquired in such Acquisition (including any acquired Capital Stock), and, in each case, any Refinancing Indebtedness in respect thereof so long as, before and after giving effect to such Indebtedness, the Borrower shall be in Pro Forma Compliance with a Total Secured Debt Leverage Ratio of not greater than 2.50:1.00 (treating any unsecured Indebtedness incurred under this Section 6.2(e)(ii) as secured Indebtedness for purposes of calculating the Total Secured Debt Leverage Ratio); provided that the aggregate amount of Indebtedness incurred by a Non-Guarantor Subsidiary under this clause 6.2(e)(ii) shall not exceed $1,000,000 at any one time outstanding;

(f)          [Reserved];

(g)          Guarantee Obligations of (x) Indebtedness otherwise permitted to be incurred pursuant to this Section 6.2 and (y) after the Plant Completion Date, Indebtedness of Unrestricted Subsidiaries and joint ventures in an aggregate principal amount, when combined with Investments made pursuant to Section 6.8(o), not to exceed $5,000,000 at any one time outstanding;

(h)          (i) Indebtedness arising under or in respect of any surety, performance, bid or appeal bonds and performance and completion guarantees provided by the Borrower or any Subsidiary of the Borrower, or obligations in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments related thereto, in the ordinary course of its business, and (ii) Indebtedness in respect of customary agreements providing for indemnification, purchase price adjustments or similar obligations incurred in connection with any Investment, Disposition or Acquisition;

(i)           letters of credit and the related guarantees thereof incurred in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding, which Indebtedness may be secured by cash collateral; provided, however, that upon the drawing of any such letters of credit, such obligations are reimbursed within 30 days following such drawing or incurrence;

(j)           additional unsecured Indebtedness (including, without limitation, Guarantee Obligations) of any Loan Party in an aggregate principal amount (for all LNG Group Members) not to exceed $5,000,000 at any one time outstanding;

(k)          Indebtedness of any Loan Party under working capital facilities or lines of credit (including letters of credit) in an aggregate amount not to exceed $3,000,000 at any one time outstanding, which working capital facilities or lines of credit may be secured on a pari passu basis with the Term Loan Facility and may be provided by any direct or indirect parent company of the Borrower or by Fortress or its affiliated funds; provided that such working capital facilities or lines of credit, if secured by any of the Collateral, shall be subject to a customary intercreditor reasonably satisfactory to the Required Consent Parties;

(l)           [Reserved];

(m)         [Reserved];

(n)          unsecured guarantees of the obligations of the Borrower and its Subsidiaries in connection with any Disposition that is a sale and leaseback arrangement permitted by Section 6.11;

(o)          [Reserved];

(p)          [Reserved];

(q)          [Reserved];

(r)           Indebtedness consisting of cash management obligations, netting services, overdraft protection and similar arrangements incurred in the ordinary course of business;

(s)          Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply agreements, in each case incurred in the ordinary course of business;

(t)           Indebtedness incurred in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers’ compensation claims and health, disability, retiree or other employee benefits;

(u)          Indebtedness of any Loan Party owing to, or guaranteed by, a governmental agency incurred for Investment in, or the purchase, lease, development, construction, maintenance or improvement of Property (real or personal) or equipment that is used or useful in, a Similar Business in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding; provided that such Indebtedness has a maturity date at the time such Indebtedness is incurred which is not earlier than the fifth anniversary of the Closing Date; and

(v)          after the Plant Completion Date, unsecured Indebtedness of any Loan Party; provided that (i) such Indebtedness matures after, and has no amortization in excess of 1% per year or other mandatory principal payments, repurchase, repayment or similar requirements prior to the fifth anniversary of the Closing Date (except as a result of a Fundamental Change so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the satisfaction of the Termination Conditions) and (ii) before and after giving effect to such Indebtedness, (A) no Default or Event of Default shall be continuing and (B) the Borrower shall be in Pro Forma Compliance with a Total Debt Leverage Ratio of not greater than 3.00:1.00.

6.3          Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)          Liens for taxes not overdue by more than 30 days, Liens for taxes not required to be discharged pursuant to Section 5.3 or Liens with respect to taxes, assessments or other governmental charges or levies that are being contested in good faith by appropriate proceedings; provided that, in the case of Liens with respect to contested taxes, assessments or other governmental charges or levies, adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP, and Liens for property taxes on property that the Borrower or any of its Subsidiaries has determined to abandon (so long as such abandonment is not prohibited by this Agreement or any of the other Loan Documents), if the sole recourse for such tax is to such property;

(b)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(i);

(c)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, contractor’s or other like Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days, or that are being contested in good faith by appropriate proceedings; provided that (i) adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP or (ii) a bond or other security reasonably acceptable to the Required Consent Parties in an amount equal to 100.0% of such obligations is procured;

(d)          undetermined or inchoate Liens incidental to current operations which have not at such time been filed and which do not secure Indebtedness;

(e)          pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)          pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, concessions, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or deposits to secure letters of credit, bank guarantees, bankers’ acceptances, cash management obligations (including credit card processing obligations) or similar instruments related thereto;

(g)          restrictions, covenants, land use contracts, rent charges, building schemes, declarations of covenants, conditions and restrictions, servicing agreements in favor of any Governmental Authority, easements, rights-of-way, servitudes or other similar rights in or with respect to real property (including open space and conservation easements, restrictions or similar agreements and rights of way and servitudes for railways, water, sewer, drainage, gas and oil pipelines, electricity, light, power, telephone, telegraph, internet or cable television services and utilities) granted to or reserved by other Persons or properties, incurred in the ordinary course of business, which in the aggregate do not materially impair the use of or the operation of the business of such Person or the property subject thereto and any exception on the final title policies issued in connection with the Mortgages;

(h)          the right reserved to or vested in any Governmental Authority, by the terms of any Permit acquired by such Person or by any Law, to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof;

(i)           the Lien resulting from the deposit of cash or securities in connection with any of the Liens permitted by Sections 6.3(a), (b) or (c), or in connection with contracts, tenders, leases or expropriation proceedings, or to secure workers’ compensation, surety or appeal bonds, costs of litigation when required by Law and public and statutory obligations, and any right of refund, set-off or charge-back, or Liens of a collection bank on items in the course of collection, available to any bank or financial institution, including under the general terms and conditions of such bank or financial institution and/or its bank account opening documents or arising as a matter of Law;

(j)           any security given to a public authority or other service provider or any other Governmental Authority when required by such utility or other Governmental Authority in connection with the operations of such person in the ordinary course of its business;

(k)          any agreement or option to lease, license, sub-lease or sub-license (as lessee, lessor, licensee or licensor) any Property or right of use or occupancy assumed or entered by or on behalf of any LNG Group Member in the ordinary course of its business;

(l)           the reservations, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Authority or any similar authority;

(m)          title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the Property for the purposes for which it is held by the Borrower or any of its Subsidiaries;

(n)          junior priority Liens securing Indebtedness incurred pursuant to Section 6.2(u);

(o)          Liens in existence on the Closing Date listed on Schedule 6.3(o), securing Indebtedness permitted by Section 6.2, and any modifications, replacements, renewals or extensions thereof; provided that no such Lien is spread to cover any additional Property after the Closing Date (other than (i) afteracquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted to be incurred under Section 6.2 and (ii) proceeds and products thereof) and that the principal amount of Indebtedness secured thereby is not increased (other than capitalized amounts related to fees and expenses incurred with respect thereto and unpaid accrued interest and premiums thereon);

(p)          Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 6.2(c) to finance the acquisition (including pursuant to a sale and leaseback transaction), construction, repair, replacement or improvement of Property (real or personal), equipment or other assets used or useful in the business; provided that (i) such Liens shall be created within 365 days of the acquisition (including pursuant to a sale and leaseback transaction), construction, repair, replacement or improvement, as applicable, of such Property, equipment or other assets, and (ii) such Liens do not at any time encumber any Property, equipment or other assets other than the Property, equipment or other assets financed by such Indebtedness, replacements thereof, additions and accessions to such property, proceeds and products thereof and customary security deposits (except that individual financings of Property, equipment or other assets provided by one lender may be cross-collateralized to other financings of Property, equipment or other assets provided by such lender);

(q)          Liens created pursuant to the Loan Documents;

(r)           Liens created in favor of Chart Energy & Chemicals Inc. pursuant to the Chart Energy Purchase Order as in effect on the Closing Date, which Liens are expressly subordinated or junior to the Liens securing the Obligations;

(s)          Liens securing Indebtedness of any LNG Group Member incurred pursuant to Section 6.2(e); provided that (i) such Liens do not at any time encumber any Property other than the Property (including Capital Stock of any entity acquired and any of its Subsidiaries) acquired in such Acquisition and (ii) in the case of Indebtedness incurred pursuant to Section 6.2(e)(ii), the amount of such Indebtedness initially secured thereby is not more than 100% of the aggregate consideration paid in connection with such Acquisitions plus fees and expenses incurred in connection therewith;

(t)           any right of set-off, refund or charge-back available to any bank or other financial institution or any other Lien arising in connection therewith;

(u)          Liens securing Indebtedness incurred pursuant to Section 6.2(k);

(v)          [Reserved];

(w)         [Reserved];

(x)          [Reserved];

(y)          Liens on cash collateral to secure (i) Hedge Agreements permitted by Section 6.8(n), in an aggregate amount of such cash collateral not to exceed $1,000,000 plus, so long as no Excess Cash Restriction Period shall be continuing, the Available Amount as of such date and Not Otherwise Applied, or (ii) letters of credit permitted by Section 6.2(i);

(z)          Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(aa)        Liens on Property subject to an agreement to Dispose of such Property in a transaction permitted under Section 6.5;

(bb)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any LNG Group Member (other than Holdings) in the ordinary course of business;

(cc)        Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(dd)       other Liens of any LNG Group Member (other than Holdings) securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $750,000, determined at the time of incurrence of such Indebtedness or other obligations.

6.4          Limitation on Fundamental Changes.  Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of (other than in connection with any Lien permitted by Section 6.3) all or substantially all of its Property or business, except:

(a)          that any Person (including, without limitation, any Subsidiary of the Borrower) may be merged, amalgamated or consolidated (i) with or into the Borrower (provided that (x) the Borrower shall be the continuing or surviving entity or (y) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, a “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of any state of the United States, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Required Consent Parties, and (C) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the applicable Guarantee Agreement confirmed that its guarantee thereunder shall apply to the Successor Borrower’s obligations under this Agreement; provided that, if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement); (ii) with or into any Subsidiary Guarantor (provided that, (x) such Subsidiary Guarantor shall be the continuing or surviving entity or (y) simultaneously with, or promptly after the consummation of, such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor); (iii) unless such Person is the Borrower or a Subsidiary Guarantor, with or into any Subsidiary of the Borrower (other than a Subsidiary Guarantor) (provided that after giving effect to such transaction the continuing or surviving entity shall remain a Subsidiary of the Borrower); or (iv) with or into Holdings (provided that (x) Holdings shall be the continuing or surviving entity or (y) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings (any such Person, a “Successor Holdings”), (A) Successor Holdings shall be an entity organized or existing under the laws of any state of the United States, and (B) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; provided that, if the foregoing are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement);

(b)          that (i) any Subsidiary Guarantor may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor (or to a Subsidiary that becomes a Subsidiary Guarantor simultaneously with, or promptly after the consummation of, such transaction) and (ii) any Subsidiary (other than a Subsidiary Guarantor) of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary;

(c)          that any single purpose Non-Guarantor Subsidiary or Immaterial Subsidiary may Dispose of all or any portion of its assets in the ordinary course of business and any Non-Guarantor Subsidiary or Immaterial Subsidiary may otherwise liquidate, wind up or be dissolved;

(d)          [Reserved]; and

(e)          in connection with any Disposition permitted by Section 6.5.

6.5          Limitation on Disposition of Property.  Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)          the Disposition of obsolete, worn out or surplus Property or Property no longer used or useful in the business other than the Ground Lease and Plant;

(b)          to the extent constituting Dispositions, transactions permitted by Sections 6.3, 6.4 (other than Section 6.4(e)), 6.6 (other than Section 6.6(f)) or 6.8;

(c)          the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(d)          the sale or issuance of any Capital Stock of any Subsidiary of the Borrower (other than a Subsidiary Guarantor) to any other Subsidiary;

(e)          any Recovery Event; provided that the requirements of Section 2.15(b), if applicable, are complied with in connection therewith;

(f)           [Reserved];

(g)          the sale or other Disposition of inventory and the lease of assets, in each case in the ordinary course of business other than the Ground Lease;

(h)          [Reserved];

(i)           Dispositions of Investments received in connection with the bankruptcy or reorganization of account debtors and obligors or in settlement of delinquent obligations of, or other disputes with, account debtors and obligors;

(j)           [Reserved];

(k)          [Reserved];

(l)           [Reserved];

(m)         [Reserved];

(n)          [Reserved];

(o)          (i) leases, subleases, licenses, sublicenses or charters of Property in the ordinary course of business other than the Plant and Ground Lease related thereto and (ii) Dispositions of Intellectual Property that is no longer material to the business of such LNG Group Member;

(p)          Dispositions by any LNG Group Member to the Borrower or any Subsidiary; provided that the gross proceeds from all Dispositions made by any Loan Party to any Non-Guarantor Subsidiary pursuant to this clause (p) shall not exceed $250,000 during the term of this Agreement;

(q)          Dispositions of Property other than the Plant and Ground Lease to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or other Property used or useful in the business of the Borrower and its Subsidiaries or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(r)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(s)          Dispositions of cash and Cash Equivalents;

(t)           Dispositions of Investments received in consideration of Dispositions permitted under this Section 6.5;

(u)          Dispositions by the Borrower or any Subsidiary the gross proceeds of which do not exceed an aggregate amount of $1,000,000 during the term of this Agreement; and

(v)          any other Disposition of Property or assets by the Borrower or any Subsidiary other than the Plant and Ground Lease; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a binding commitment entered into at a time when no Default or Event of Default exists), no Default or Event of Default shall exist or would result from such Disposition, (ii) the consideration for such Disposition shall be at least equal to the fair market value of such Property or assets at the time of such Disposition (or at the time such binding commitment is entered into) and (iii) at least 75% of such consideration shall be in cash, Cash Equivalents or the assumption of Indebtedness and other liabilities; provided that for the purpose of this clause (iii), (A) any notes or other obligations or other securities or assets received by any LNG Group Member in such Disposition that are converted into cash within 180 days of the receipt thereof (to the extent of the cash received) and (B) any Designated Non-Cash Consideration received by the Borrower or any Subsidiary in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at the time outstanding, not to exceed, at the time of receipt of such consideration, 1.0% of Total Assets as of the end of the fiscal quarter immediately prior to the date of such receipt for which financial statements have been delivered pursuant to Section 5.1 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash.

6.6           Limitation on Restricted Payments.  Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)           any Subsidiary or the Borrower may make Restricted Payments to any of Holdings, the Borrower or any Subsidiary which owns the Capital Stock of such Subsidiary (so long as, with respect to any Restricted Payment made by a non-Wholly Owned Subsidiary, such Restricted Payment is made to Holdings, the Borrower or any Subsidiary and to each other owner of Capital Stock of such non-Wholly Owned Subsidiary based on their relative ownership interests of the relevant class of Capital Stock);

(b)           so long as no Excess Cash Restriction Period is continuing, any LNG Group Member may make Restricted Payments (x) payable in the Capital Stock (other than Disqualified Capital Stock not otherwise permitted by Section 6.2) of such Person and (y) in cash in lieu of fractional shares of such Capital Stock;

(c)           any LNG Group Member may make Restricted Payments to any other LNG Group Member for the purpose of facilitating the application of all or any portion of any Net Cash Proceeds in connection with a reinvestment of such Net Cash Proceeds pursuant to Section 2.15 by any LNG Group Member;

(d)           any non-Wholly Owned Subsidiary may make distributions to its partners or other equity holders in accordance with its partnership agreements, articles of incorporation or shareholder agreement, in each case, to the extent that such distributions are made on a pro rata basis to the LNG Group Members (based upon the percentage interests held) and each of the other partners or other equity holders of such Subsidiary;

(e)           [Reserved];

(f)           to the extent constituting Restricted Payments, the LNG Group Members may enter into and consummate transactions permitted by any provision of Section 6.4, 6.5 (other than Section 6.5(b)), 6.8 or 6.9;

(g)           without duplication, Holdings 1 and/or Holdings 2 may make Restricted Payments:

(i)          to pay the operating costs and expenses of Parent incurred in the ordinary course of business and other corporate overhead costs and expenses of Parent (including administrative, legal, accounting and similar expenses provided by third parties), in each case which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings, the Borrower and its Subsidiaries (including Unrestricted Subsidiaries) and any directors and officers liability insurance and reasonable and customary indemnification claims made by directors, managers or officers of Parent, in each case which are attributable to the ownership or operations of Holdings, the Borrower and its Subsidiaries (including Unrestricted Subsidiaries);

(ii)         to its equity holders with respect to any taxable period ending after the Closing Date for which Holdings 1 or Holdings 2, as applicable, is treated as a partnership or disregarded entity for U.S. federal income tax purposes, in an aggregate amount equal to the product of (A) the taxable income of Holdings 1 or Holdings 2, as applicable, for such taxable period (determined, for any taxable period with respect to which Holdings 1 or Holdings 2, as applicable, is a disregarded entity, as if such entity were a partnership), reduced by any cumulative net taxable loss with respect to all prior taxable periods ending after the Closing Date (determined as if all such taxable periods were one taxable period and determined, for any taxable period with respect to which Holdings 1 or Holdings 2, as applicable, is a disregarded entity, as if such entity were a partnership) to the extent such cumulative net taxable loss is of a character that would permit such loss to be deducted against the current period taxable income, taking into account any applicable limitations to which such cumulative net taxable losses are subject, as reasonably determined by Holdings 1 or Holdings 2, as applicable, and (B) the highest combined marginal U.S. federal, state and local income tax rate applicable to any direct or indirect equity owner of Holdings 1 or Holdings 2, as applicable, for such taxable period (taking into account the character of the taxable income in question (ordinary income, long-term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon)); provided that distributions permitted under this clause (ii) in respect of the taxable period beginning prior to the Closing Date shall be reduced by the amount of estimated tax payments that should have been made by the direct or indirect equity owners of Holdings 1 or Holdings 2, as applicable, prior to the Closing Date (based on the assumptions used in this clause (ii)).  Any distributions under this clause (ii) with respect to any taxable period may be made in quarterly installments during the course of such period using reasonable estimates of the anticipated aggregate amount of such distributions under this clause (ii) for such period, with any excess of aggregate installments with respect to any such period over the actual amount of such distributions permitted under this clause (ii) for such period reducing the amount of distributions permitted under this clause (ii) with respect to the immediately subsequent period (and, to the extent such excess is not fully absorbed in the immediately subsequent period, the following period(s));

(iii)          to finance any Investment that would be permitted to be made pursuant to Section 6.8 if Parent were subject to such Section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether Property or Capital Stock) to be contributed to the Borrower or any Subsidiary Guarantor or (2) the merger (to the extent permitted in Section 6.4) of the Person formed or acquired into Holdings, the Borrower or any of its Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(iv)          the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Parent or any other direct or indirect parent company of Holdings 1 or Holdings 2, as applicable, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and the Subsidiaries (including Unrestricted Subsidiaries); and

(v)          after the Plant Completion Date and so long as no Excess Cash Restriction Period shall be continuing, the proceeds of which shall be used by Parent to pay (or to make dividends or distributions to allow any direct or indirect parent thereof to pay) fees and expenses related to any unsuccessful equity or debt offering by Parent (or any direct or indirect parent thereof) that is directly attributable to the operations of Holdings, the Borrower and its Subsidiaries.

(h)           so long as no Excess Cash Restriction Period shall be continuing, Holdings, the Borrower or any of its Subsidiaries may pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(i)            after the Plant Completion Date and so long as no Excess Cash Restriction Period shall be continuing, any LNG Group Member may make Restricted Payments in an aggregate amount not to exceed the Available Amount as of such date and Not Otherwise Applied; provided that at the time of, and immediately following, such Restricted Payment, no Default or Event of Default shall exist; and

(j)            so long as no Excess Cash Restriction Period shall be continuing, any LNG Group Member may make Restricted Payments from the proceeds of dividends or distributions received, directly or indirectly, by such LNG Group Member from an Unrestricted Subsidiary.

6.7           Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted or proposed to be conducted by the LNG Group Members on the Closing Date or any Similar Business.

6.8           Limitation on Investments.  Make or hold any Investment, except:

(a)           extensions of trade credit (or notes receivable arising from such grant) and deposits, prepayments and other credits to suppliers made in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the bankruptcy or reorganization of suppliers or customers or in settlement of delinquent obligations of, or other disputes with, suppliers and customers, and other credits to suppliers in the ordinary course of business;

(b)          Investments in assets that were Cash Equivalents at the time such Investments were made;

(c)          Investments arising in connection with the incurrence of Indebtedness, Liens, fundamental changes, Dispositions, Restricted Payments and sale/leaseback transactions permitted by Sections 6.2, 6.3, 6.4, 6.5 (other than Section 6.5(b)), 6.6 (other than Section 6.6(f)) and 6.11, respectively;

(d)          Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by (i) any LNG Group Member in the Borrower or any Person that, at the time of, prior to or immediately following the consummation of, such Investment, is a Subsidiary Guarantor, and (ii) any Subsidiary (other than a Subsidiary Guarantor) in any other Subsidiary (other than a Subsidiary Guarantor);

(e)          Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by the Borrower or any Subsidiary Guarantor in any other Subsidiary (other than a Subsidiary Guarantor) (i) not to exceed $750,000 at any time outstanding;

(f)          [Reserved];

(g)          so long as no Excess Cash Restriction Period shall be continuing, loans to any employee of the Borrower and/or its Subsidiaries, not to exceed an aggregate principal amount of $250,000 at any one time outstanding;

(h)          [Reserved];

(i)           Investments existing or contemplated on the Closing Date and set forth on Schedule 6.8(i) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 6.8(i) is not increased from the amount of such Investment on the Closing Date except (A) by capitalized amounts related to unpaid accrued interest and premium, (B) pursuant to the terms of such Investment as of the Closing Date or (C) as otherwise permitted by this Section 6.8;

(j)           promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.5;

(k)          after the Plant Completion Date and so long as no Excess Cash Restriction Period shall be continuing, Permitted Acquisitions;

(l)           Investments held by a Subsidiary acquired after the Closing Date or of a Person merged, amalgamated or consolidated with or into the Borrower or any Subsidiary in accordance with Section 6.4 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(m)          Guaranties by any LNG Group Member of leases (other than Capital Leases) or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(n)          Investments consisting of Hedge Agreements not entered into for speculative purposes but to protect against changes in interest rates, commodity prices, foreign exchange rates, volumes or quantities in accordance with prudent industry practice;

(o)          after the Plant Completion Date and so long as no Excess Cash Restriction Period shall be continuing, Investments in Unrestricted Subsidiaries and joint ventures in an amount not to exceed $5,000,000 at any one time outstanding;

(p)          after the Plant Completion Date and so long as no Excess Cash Restriction Period shall be continuing, Investments in an aggregate amount not to exceed the Available Amount as of such date to the extent Not Otherwise Applied; provided that at the time of, and immediately following, such Investment, no Default or Event of Default shall exist; and

(q)          so long as no Excess Cash Restriction Period shall be continuing, other Investments by any LNG Group Member in an amount not to exceed 1.0% of Total Assets, determined at the time such Investment is made, at any time outstanding.

6.9          Limitation on Optional Payments and Modifications of Subordinated Debt Instruments and Certain Other Indebtedness; Limitation on Modifications of Organizational Documents or Material Construction-Related Contracts.  (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness that is secured by a Lien ranking junior to those securing the Obligations, expressly subordinated to the Obligations (collectively, “Junior Debt”) or any unsecured Indebtedness for borrowed money, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (each such payment, a “Voluntary Prepayment”), other than, so long as no Excess Cash Restriction Period shall be continuing, (i) after the Plant Completion Date, Voluntary Prepayments in an aggregate amount not to exceed the Available Amount as of such date to the extent Not Otherwise Applied; provided that at the time of, and immediately following, such Voluntary Prepayments, no Default or Event of Default shall exist, (ii) Voluntary Prepayments payable in Capital Stock (other than Disqualified Capital Stock), (iii) Voluntary Prepayments payable in cash in lieu of fractional shares of such Capital Stock, (iv) Voluntary Prepayments made to any Loan Party or by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary, (v) any other Voluntary Prepayment so long as, before and after giving effect to such Voluntary Prepayment, the Borrower is in Pro Forma Compliance with a Total Secured Debt Leverage Ratio of 3.00:1.00, (vi) any Voluntary Prepayment funded with the proceeds of any Indebtedness incurred in accordance with Section 6.2 and (vii) any other Voluntary Prepayment permitted under any Intercompany Debt Subordination Agreement; (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any term of any agreement governing or related to Junior Debt or Indebtedness permitted under Section 6.2(v) in a manner (1) that is not permitted by the applicable intercreditor or subordination agreement with respect thereto for the benefit of the Administrative Agent or the Lenders with respect to the Obligations or (2) that is materially adverse to the Lenders; or (c) amend its certificate of incorporation or other organizational documents or any Material Construction-Related Contract in any manner that is materially adverse to the Lenders.

6.10          Limitation on Transactions with Affiliates.  Enter into any transaction involving payments in excess of $200,000 (other than the issuance, repurchase, retirement or acquisition of employment and severance arrangements with officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements), including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary, or any entity that becomes a Subsidiary as a result of such transaction), unless such transaction (or, if applicable, the series of related transactions to which such transaction is related) is upon terms no less favorable to Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, other than (i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants (including those with respect to the Parent) in the ordinary course of business, (ii) Indebtedness permitted under Section 6.2, Restricted Payments permitted under Section 6.6 and Investments permitted under Section 6.8, (iii) the Transactions and (iv) the transactions set forth on Schedule 6.10.

6.11          Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, other than any such arrangement whereupon such sale is permitted under Section 6.5 and is made for cash consideration in an amount at least equal to the fair market value of such property, and, if any Capital Lease Obligations are incurred therewith, such Indebtedness is permitted under Section 6.2.

6.12          Limitation on Changes in Fiscal Periods.  Permit the fiscal year of Holdings or the Borrower to end on a day other than December 31 or change any such Person’s method of determining fiscal quarters.

6.13          Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under any Guarantee Agreement, other than this Agreement and the other Loan Documents and except to the extent that any such agreement (a) exists as of the Closing Date or is a modification, amendment, restatement, replacement, refinancing, renewal or extension thereof (in each case to the extent not more burdensome), (b) is assumed by Holdings, the Borrower or any of its Subsidiaries in connection with any Acquisition permitted in Section 6.8 or is binding on any Subsidiary at the time such Person becomes a Subsidiary (provided that such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary), (c) is an agreement governing Indebtedness permitted by Section 6.2 or any customary provisions in leases, subleases, licenses, sublicenses, contracts for management or development of Property, asset sale agreements, merger agreements, stock purchase agreements and other contracts restricting the same, (d) is an agreement governing any non-Wholly Owned Subsidiary or joint venture or a Contractual Obligation of any non-Wholly Owned Subsidiary or joint venture, (e) relates to cash or other deposits (including escrowed funds) received by Holdings, the Borrower or any of its Subsidiaries or (f) relates to assets subject to Liens permitted by Sections 6.3(c), 6.3(d), 6.3(e), 6.3(f), 6.3(g), 6.3(h), 6.3(i), 6.3(j), 6.3(l) or 6.3(y), provided that, (i) to the extent any such agreement is entered into after the Closing Date, such prohibition or limitation shall only be effective against the Property or Person (and its Subsidiaries) acquired in such Acquisition, securing such Indebtedness or that is the subject of such other leases, subleases, licenses, sublicenses, agreements, contracts, deposits or liens and (ii) solely with respect to any non-Wholly Owned Subsidiary or joint venture, such prohibition or limitation shall only be effective against the Property, revenues or Capital Stock of such non-Wholly Owned Subsidiary or joint venture.

6.14          Limitation on Restrictions on Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to make Restricted Payments in respect of any Capital Stock of such Subsidiary held by the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) any agreement existing as of the Closing Date (or a modification, replacement, renewal or extension thereof) or that is assumed by Holdings, the Borrower or any of its Subsidiaries in connection with any Acquisition permitted in Section 6.8 or is binding on any Subsidiary at the time such Person becomes a Subsidiary (provided that such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary); provided that, (x) to the extent any such agreement is entered into after the Closing Date, such encumbrance or restriction shall only be effective against (A) the Property or Person (and its Subsidiaries) acquired in such Acquisition, securing such Indebtedness or that is the subject of such Disposition or other leases, subleases, licenses, sublicenses, agreements or contracts, and (B) the distributions of any Subsidiary of the Borrower (provided that such Subsidiary shall not have any assets other than such assets to be Disposed of or acquired or financed) and (y) solely with respect to any non-Wholly Owned Subsidiary or joint venture, such encumbrance or restriction shall only be effective against such non-Wholly Owned Subsidiary or joint venture.

6.15          Foreign Subsidiaries.  Form or acquire any direct or indirect Subsidiary that is not organized under the Laws of the United States of America, any state thereof or the District of Columbia.

6.16          Limitation on Activities of Holdings.  In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) directly conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations other than those incidental to its ownership of interests in the Borrower, the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), the filing of tax returns and payment of taxes, and the preparation of reports to Governmental Authorities and its shareholders or partners, (ii) incur, create, assume or suffer to exist any Indebtedness or financial obligations except (w) Indebtedness permitted by Section 6.2(a), (b), (g)(x) and (r) and any other guarantee obligations required to be incurred hereunder, (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) directly own, lease, manage or otherwise operate any properties or assets (including Capital Stock, cash (other than cash received in connection with dividends made by the Borrower and Subsidiary Guarantors in accordance with Section 6.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of interests in the Borrower.

6.17        In-Balance Test.  Permit the sum of (i) the Undrawn Amount on such date, plus (ii) the greater of (A) $24,326,768 less the Aggregate Equity Contribution made on or prior to such date and (B) $0, plus (iii) the aggregate amount of Unrestricted Cash included on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date, to be less than the remaining costs as of such date reflected in the Budget to be incurred prior to the Plant Completion Date, as of the last day of any fiscal quarter ending prior to the Plant Completion Date (the “In-Balance Test”).

Section 7.          EVENTS OF DEFAULT

7.1          Events of Default.  Each of the following events shall constitute an “Event of Default”:

(a)          the Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)          any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made and is not remedied within 30 days after the date of such Default; or

(c)          any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to Holdings and the Borrower only), Section 5.7(a) or Section 6; or

(d)          any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days after the date on which the Borrower has received written notice of such failure from the Administrative Agent, or if such default is of a nature that it cannot with reasonable effort be completely remedied within said period of 30 days, such additional period of time as may be reasonably necessary to cure same; provided that the applicable Loan Party commences such cure within such 30-day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed 60 days; or

(e)          any LNG Group Member shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation or Hedge Agreement, but excluding the Term Loans) on the scheduled due date with respect thereto; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (A) the voluntary sale or transfer of any asset securing such Indebtedness, (B) a refinancing of such Indebtedness permitted to be incurred pursuant to Section 6.2, (C) a drawing by a beneficiary under a letter of credit that gives rise to a reimbursement obligation in respect thereof in accordance with the terms of such Indebtedness, (D) an issuance of capital stock, incurrence of other Indebtedness or sale or other disposition of any assets, in each case that gives rise to mandatory prepayment with the net cash proceeds thereof, so long as such event shall not have otherwise resulted in an event of default with respect to such Indebtedness, and (E) any redemption, conversion or settlement of any such Indebtedness that is convertible into Capital Stock and/or cash pursuant to its terms unless such redemption, conversion or settlement results from a default thereunder), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which exceeds $2,000,000; or

(f)          (i) any LNG Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, except as permitted under Section 6.4(b) or Section 6.4(c), or (B) seeking appointment of a receiver, trustee, custodian, conservator, receiver and manager, liquidator, sequestrator, monitor, or other similar official for it or for all or any substantial part of its assets, or any LNG Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any LNG Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any LNG Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any LNG Group Member shall consent to, approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any LNG Group Member shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)         (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan, (ii) any failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, shall exist with respect to any Pension Plan, or any Lien in favor of the PBGC or a Pension Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA or (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition results in or could reasonably be expected to result in a Material Adverse Effect; or

(h)         an Event of Default under the Ground Lease shall occur; or

(i)          one or more judgments or decrees shall be entered against any LNG Group Member involving for the LNG Group Members taken as a whole a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $2,000,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j)          any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof or the failure of the Administrative Agent to file continuation statements or take any other actions required to be taken by the Administrative Agent under the Loan Documents), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof or by the failure of the Administrative Agent to file continuation statements or take any other actions required to be taken by the Administrative Agent under the Loan Documents) to be valid, perfected, enforceable and of the same effect and priority purported to be created thereby with respect to any of the Collateral, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(k)          the guarantee contained in any Guarantee Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(l)           any Change of Control shall occur; or

(m)         the Plant Completion Date has not occurred by May 15, 2016.

If any Event of Default shall have occurred and be continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

7.2          Application of Proceeds.  All proceeds collected by the Administrative Agent upon any collection, sale, foreclosure or other realization upon any Collateral (including without limitation any distribution pursuant to a plan of reorganization), including any Collateral consisting of cash, shall be applied as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of all Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

THIRD, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In addition, in the event that the Administrative Agent receives any non-cash distribution upon any collection, sale, foreclosure or other realization upon any Collateral, such non-cash distribution shall be allocated in the manner described above, with the value of such non-cash distribution being reasonably determined by the Administrative Agent; provided that the Administrative Agent shall apply any cash distribution in accordance with this Section 7.2 prior to application of any such non-cash distribution.  The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

7.3          Cure Right.

(a)          In the event that (x) an Excess Cash Restriction Period occurs or is expected to occur in respect of any Test Period or (y) the ECF Percentage is equal to or is expected to equal 100% in respect of any Test Period, on or before the tenth Business Day after the date that the financial statements with respect to the fiscal quarter or fiscal year, as applicable, ending on the last day of such Test Period are required to be delivered pursuant to Section 5.1, Fortress shall have the right (the “Cure Right”), exercisable no more than two times during the term of this Agreement, to make, or cause one or more Affiliates of Fortress to make, cash contributions to, or purchase for cash common equity (or other Capital Stock not constituting Disqualified Capital Stock of, of Holdings (with such cash contributions or proceeds to be contributed to the Borrower in the form of common equity), in an amount equal to the amount required to cause an Excess Cash Restriction Period or an ECF Percentage of 100%, as applicable, to no longer occur (the “Cure Amount”), upon which the financial ratios set forth in such definition shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA of the Borrower and its Subsidiaries in accordance with the definition thereof for the fiscal quarter with respect to which such Cure Right was exercised in an amount equal to such Cure Amount (and such increase shall be included in each period that includes such fiscal quarter); provided, however, that such pro forma adjustment to Consolidated EBITDA of the Borrower and its Subsidiaries shall be given solely for the purpose of determining the occurrence of either an Excess Cash Restriction Period or an ECF Percentage of 100%, as applicable, and not for any other purpose under any Loan Document.

(b)          If, after the exercise of the Cure Right and the recalculations pursuant to Section 7.3(a), the conditions to an Excess Cash Restriction Period or an ECF Percentage of 100%, as applicable, would no longer be satisfied, such Excess Cash Restriction Period or ECF Percentage of 100%, as applicable, shall be deemed to have not occurred on such date; provided, however, that (i) the Cure Amount shall be no greater than the amount required to cause such Excess Cash Sweep Event to not apply and (ii) all Cure Amounts and the use of proceeds therefrom will be disregarded for all other purposes (including pro forma reduction of Indebtedness by netting or otherwise) under the Loan Documents.

(c)          For the avoidance of doubt, during the pendency of any cure right afforded to the LNG Group Members pursuant to Section 7.3(a), (i) the Administrative Agent shall not exercise any remedies described under Section 7.1 and (ii) no Term Loans may be borrowed.

Section 8.               THE ADMINISTRATIVE AGENT

8.1          Appointment and Authority.

(a)          Each of the Lenders hereby irrevocably appoints MSSF to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and none of the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except as provided in Section 8.6).

(b)          [Reserved].

(c)          The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as collateral agent, and any coagents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 (including Section 9.5(b), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.

8.2          Rights as a Lender.  The Person serving as the Administrative Agent here-under shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.
Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.3          Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)          shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.1) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender;

(e)          shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien (including the priority thereof) granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (vii) the filing, refiling, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, (viii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral or (ix) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;

(f)          shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Agent; and

(g)         shall not be required to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or powers, or (ii) otherwise incur any financial liability in the performance of its duties hereunder or the exercise of any of its rights or powers, except for such expense, indemnity or liability, if any, arising out of the Administrative Agent’s gross negligence, bad faith or willful misconduct in the performance of its duties hereunder or under any other Loan Document, as determined by a judgment of a court of competent jurisdiction.

No requirement in any Loan Document for a Loan Party to provide evidence, opinion, information, documentation or other material requested or required by the Administrative Agent shall be construed to mean that the Administrative Agent has any responsibility to request or require such evidence, opinion, information, documentation or other material.  No Lender shall assert, and each Lender hereby waives, any claim against the Administrative Agent, including any predecessor agent, its sub-agents and their respective Affiliates in respect of any action taken or omitted to be taken by any of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.

8.4          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Lender), independent accountants and other experts, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

8.6          Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a) or (f) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a) or (f) is continuing, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

8.7          Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

8.8          No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

8.9          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.12 and 9.5) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

8.10        Collateral and Guaranty Matters; Rights Under Hedge Agreements.

(a)          Each of the Lenders irrevocably authorizes the Administrative Agent to release or evidence the release of any Lien on any property granted to or held by the Administrative Agent under any Loan Document, to release any Guarantor from its obligations under a Guarantee Agreement or any Loan Document or to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document, in each case as provided in Section 9.22.

(b)          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to Section 9.22.

(c)          No Secured Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights to manage or release any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 9.1(ix).  By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (c).

8.11        Withholding Taxes.  To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax except to the extent that such Lender has established an exemption from or reduction of such withholding tax by complying with the requirements of paragraph (d), (e) or (f) of Section 2.21 or that such tax has been withheld by a Loan Party.  Without limiting or expanding the provisions of Section 2.21, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11.  The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.               MISCELLANEOUS

9.1          Amendments and Waivers.  Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding or removing any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided further, however, that no such waiver and no such amendment, supplement or modification shall:

(i)           forgive the principal amount of any Term Loan, extend the final scheduled date of maturity of any Term Loan, reduce the stated rate of any interest, fee or premium payable under this Agreement (except in connection with the waiver of applicability of any postdefault increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)), or extend the scheduled date of any Installment payment, extend the time for payment of any interest, fees or premium or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly and adversely affected thereby;

(ii)          amend, modify or waive any provision of this Section 9.1 without the consent of each Lender, or, except as contemplated by the last paragraph of this Section 9.1, reduce any percentage specified in the definition of Required Lenders or reduce the consent required under any provision pursuant to which the consent of Required Lenders is necessary, in each case without the consent of each Lender directly affected thereby;

(iii)         consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender, other than to a Successor Borrower;

(iv)         amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the consent of the Administrative Agent;

(v)          amend, modify or waive any provision of Section 2.18 without the consent of each Lender directly affected thereby;

(vi)         [Reserved];

(vii)        except upon satisfaction of the Termination Conditions or pursuant to Section 9.22, release all or any material portion of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(viii)       release all or any material portion of the value of the Guarantee Agreements, without the written consent of each Lender, except (x) to the extent the release of any Subsidiary from a Guarantee Agreement is permitted pursuant to Section 9.22 (in which case such release may be made without the consent of any Lender) or (y) upon satisfaction of the Termination Conditions; or

(ix)         amend, modify or waive any provision of this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Secured Hedge Agreements or the definitions of “Lender Counterparty,” “Secured Hedge Agreement” or “Obligations” (with respect to the treatment of obligations under Secured Hedge Agreements) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

provided, further, that any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Administrative Agent (without the consent of any Lender) solely to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Term Loans and Commitments.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing, Guarantee Agreements, Security Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent, Holdings and the Borrower only and without the need to obtain the consent of any Lender if such amendment or waiver is delivered solely to the extent necessary to (i) comply with local Law or advice of local counsel or (ii) cause such Guarantee Agreement, Security Document or related document to be consistent with this Agreement and the other Loan Documents (which, for the avoidance of doubt, includes resolving any conflicts between the operation of the terms in the Depositary Agreement and this Agreement).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Commitments hereunder and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and provide for class voting to the extent appropriate.

Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of Required Lenders, Lenders that are Affiliated Lenders shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts actually included in determining whether the threshold in the definition of Required Lenders has been satisfied.  The voting power of each Lender that is an Affiliated Lender shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

9.2          Notices.  Except as otherwise provided in Section 2.10(c), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telefacsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telefacsimile notice, when received, addressed (a) in the case of Holdings, the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, at its primary address set forth below its name on Appendix A or otherwise indicated to Administrative Agent in writing or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Holdings and
and the Borrower:	LNG Holdings (Florida) LLC
1345 Avenue of the Americas, 46th Floor
New York, New York 10105

with a copy to:	Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: R. Nardone
Facsimile: (212) 798-6120
Telephone: (212) 798-6110

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606-1720
Attention: Seth E. Jacobson
Facsimile: (312) 407-8511
Telephone: (312) 407-0889

The Administrative
Agent:	Morgan Stanley Agency Servicing
1 New York Plaza
New York, NY 10004
Telephone: (212) 507-6680
E-mail: msagency@morganstanley.com

provided that any notice, request or demand to or upon the Administrative Agent or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent, or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (“BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrower’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrower hereunder through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

9.3          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4          Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and other extensions of credit hereunder.

9.5          Payment of Expenses; Indemnification.

(a)          The Borrower agrees (a) to pay or reimburse each of the Agents and the Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Term Loan Facility (other than fees payable to syndicate members) and the development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of a single law firm as counsel to the Agents and the Arranger and one local counsel to the Agents in any relevant jurisdiction and the charges of Intra-Links, (b) [Reserved], (c) to pay or reimburse each Lender and the Agents for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, all costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws, the reasonable and documented fees and disbursements of a single law firm as counsel to the Lenders and the Agents taken as a whole and one local counsel to the Lenders and the Agents taken as a whole in any relevant material jurisdiction (or, with respect to enforcement, any relevant jurisdiction) and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction, (d) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all reasonable recording and filing fees and any and all reasonable liabilities with respect to, or resulting from any delay in paying Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify or reimburse each Lender, the Agents, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (limited to, in the case of counsel, the reasonable and documented fees and disbursements of a single law firm as counsel to the Indemnitees taken as a whole and one local counsel to the Indemnitees taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction) whether direct, indirect, special or consequential, incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds thereof, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), but excluding, in each case, taxes other than any taxes that represent losses, damages, etc., in respect of a non-tax claim; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or material breach of its obligations under this Agreement of such Indemnitee or (y) resulted from any dispute that does not involve an act or omission by the Borrower or any of their respective affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee against another Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or the Arranger under the Term Loan Facility.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Term Loan Facility.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee except to the extent wholly unrelated to the Facility and this Agreement.  All amounts due under this Section 9.5(a) shall be payable not later than 30 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted to R. Nardone (Telephone No. (212) 798-6110) (Fax No. (212) 798-6120), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  The agreements in this Section shall survive the termination of the Commitments and the repayment of the Term Loans and all other amounts payable hereunder.

(b)          Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

9.6          Successors and Assigns; Participations and Assignments.

(a)          This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Administrative Agent, all future holders of the Term Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of their rights or obligations under this Agreement except in a transaction permitted pursuant to Section 6.4(a)(i)(x) without the prior written consent of the Administrative Agent and each Lender.

(b)          Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Term Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that no Lender shall be permitted to sell any such participating interest to (i) Fortress, any of its Affiliates (other than any Affiliated Loan Fund) or any of their respective associated investment funds, (ii) a natural person or (iii) any Disqualified Assignee.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of such Term Loan and Commitments for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all the Lenders or of each affected Lender pursuant to Section 9.1.  The Borrower agrees that if amounts outstanding under this Agreement and the Term Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled through the Lender granting the participation to the benefits of Sections 2.19, 2.20 or 2.21 (subject to the requirements and limitations of such Sections, Section 2.22 and 2.24, including the requirements of Section 2.21(d) through (g) (it being agreed that any required forms shall be provided solely to the participating Lender)) with respect to its participation in the Commitments and the Term Loans outstanding from time to time as if such Participant were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent that entitlement to a greater amount results from a change in Law that occurs after such Participant acquires the applicable participation, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Term Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and to confirm a Participant is not a Disqualified Assignee.

(c)          Any Lender (an “Assignor”) may, in accordance with applicable law and the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed, and which consent shall not be required in connection with an assignment made by or to the Arranger or Affiliate of the Arranger) and, so long as no Event of Default under Section 7.1(a) or (f) has occurred and is continuing, the Borrower (which shall not be unreasonably withheld or delayed, and which consent shall not be required in connection with an assignment made by or to the Arranger or Affiliate to the Arranger) (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof), at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof, to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that assignments made to any Lender, an affiliate of a Lender or a Related Fund will not be subject to the above described consents; provided, further, that no assignment to an Assignee (other than any Lender or any affiliate thereof) of Term Loans and Commitments shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests in the Term Loan Facility under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any Term Loans and Commitments) shall have Term Loans aggregating at least $1,000,000 unless otherwise agreed by the Administrative Agent and the Borrower; provided, however, no Lender shall be permitted to assign all or any part of its rights and obligations under this Agreement to (i) Fortress, any of its Affiliates or any of their respective associated investment funds (other than Holdings, the Borrower or any of their respective Subsidiaries), unless the additional limitations set forth in Section 9.6(d) are satisfied, (ii) Holdings, the Borrower or any of their respective Subsidiaries, except pursuant to Borrower Loan Purchase made in accordance with Section 9.6(i), (iii) any natural person or (iv) any Disqualified Assignee.  Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Term Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.20, 2.21 and 9.5 in respect of the period prior to such effective date).  For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.  Any assignment or participation to a Disqualified Assignee is void ab initio unless such assignment or participation, as the case may be, has been approved by the Borrower, in which case such assignee or participant shall not be considered a Disqualified Assignee solely for such particular assignment or participation, as the case may be.  In the case of an assignment not approved by the Borrower, such Disqualified Assignee shall be deleted from the Register upon written notification from the Borrower.  Except for providing the list of Disqualified Assignees to each Lender, the Administrative Agent shall have no responsibility or liability to monitor or enforce such list of Disqualified Assignees.

(d)          Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any Lender may assign all or a portion of its Term Loans and Commitments to Fortress or any of its Affiliates or any of their respective associated investment funds, other than Holdings, the Borrower or any of their respective Subsidiaries (an “Affiliated Lender”), pursuant to an Affiliated Lender Assignment and Assumption in accordance with this Section 9.6(d) (which assignment will not constitute a prepayment of Term Loans or termination of Commitments for any purposes of this Agreement and the other Loan Documents); provided that:

(i)            Affiliated Lenders (other than Affiliated Loan Funds) will not have the right to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to, and will not, attend or participate in meetings or conference calls attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to the Lenders;

(ii)           notwithstanding anything in Section 9.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the “Required Lenders” have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to this Agreement or any other Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under this Agreement or any other Loan Document, all Term Loans and Commitments held by any Affiliated Lender (other than Affiliated Loan Funds) shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders for all purposes of calculating whether the Required Lenders have taken any actions, and each Affiliated Lender (other than Affiliated Loan Funds) hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (ii);

(iii)          the aggregate principal amount of Term Loans and Commitments held at any one time by Affiliated Lenders (other than Affiliated Loan Funds) may not exceed 20% of the then outstanding principal amount of all Term Loans and Commitments, and any assignments that cause the Affiliated Lenders (other than Affiliated Loan Funds) in the aggregate to exceed such percentages, as applicable, shall be deemed void ab initio and the Register shall be modified to reflect a reversal of such assignment;

(iv)          each of the parties hereto and any Lender participating in any assignment to an Affiliated Lender acknowledge and agree that in connection with such assignment, (A) the assignee then may have, and later may come into possession of Excluded Information, (B) such Lender has, independently and without reliance on such Affiliated Lender, any of its Subsidiaries, the Administrative Agent or any of its affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (C) none of the Affiliated Lenders or any of its Subsidiaries, the Administrative Agent or any of its affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against such Affiliated Lender, any of its Subsidiaries, the Administrative Agent and any of its affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (D) the Excluded Information may not be available to the Administrative Agent or the other Lenders;

(v)          no Event of Default has occurred and is continuing at the time of such assignment to an Affiliated Lender (other than an Affiliated Loan Fund) or would result from such assignment; and

(vi)          each Affiliated Lender, solely in its capacity as a Lender, hereby further agrees that if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law, each such Affiliated Lender shall be deemed to have voted in such proceeding in the same proportion as the allocation of voting with respect to such proceeding by those Lenders who are not Affiliated Lenders, except to the extent that any matter under such proceeding proposes to treat the Obligations of the Loan Parties under the Loan Documents held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar Obligations of the Loan Parties under the Loan Documents held by other Lenders.  Each Affiliated Lender agrees and acknowledges that the foregoing constitutes an irrevocable proxy in favor of the Administrative Agent to vote or consent on behalf of such Affiliated Lender in any proceeding in the manner set forth above; provided that any Affiliated Lender that qualifies as an Affiliated Loan Fund shall not be subject to the limits set forth in this Section 9.6(d)(vi).

(e)          Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided, however, that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) no such fee shall be required to be paid (A) in connection with an assignment by or to the Arranger or any Affiliate thereof or (B) in the case of an Assignee which is already a Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Term Loan Notes of the assigning Lender) a new Term Loan Note to the order of such Assignee in an amount equal to the Term Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained Term Loans, upon request, a new Term Loan Note to the order of the Assignor in an amount equal to the Term Loans retained by it hereunder.  Such new Term Loan Note or Term Loan Notes shall be dated the Closing Date and shall otherwise be in the form of the Term Loan Note or Term Loan Notes replaced thereby.

(f)          For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of Term Loans and Commitments and Term Loan Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Term Loans and Term Loan Notes, including, without limitation, any pledge or assignment by a Lender of any Term Loan or Term Loan Note to any Federal Reserve Bank in accordance with applicable law.

(g)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof.  The making of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  Each party hereto also agrees that each SPC shall be entitled to the benefits of Sections 2.19, 2.20 or 2.21 (subject to the requirements and limitations of such Sections, Section 2.22 and 2.24, including the requirements of Section 2.21(d) through (g) (it being agreed that any required forms shall be provided solely to the Granting Lender)) with respect to its granted interest in the Commitments and the Term Loans outstanding from time to time as if such SPC were a Lender; provided that no SPC shall be entitled to receive any greater amount pursuant to any such Section than the Granting Lender would have been entitled to receive in respect of the amount of the interest granted by such Granting Lender to such SPC had no such grant occurred, except to the extent that entitlement to a greater amount results from a change in Law that occurs after such interest was granted, unless such grant was made with the Borrower’s prior written consent (which consent shall not be unreasonably with held or delayed).  In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or a portion of its interests in any Term Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans, and (B) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This Section 9.6(g) may not be amended without the written consent of any SPC with Term Loans outstanding at the time of such proposed amendment.  To the extent an SPC provides a Term Loan, the applicable Lender may maintain a register on behalf of the Borrower and the SPC’s interest must be entered in the register.

(h)          [Reserved].

(i)           Purchases of Term Loans and Commitments by the Borrower.

(i)     Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower shall have the right to voluntarily purchase Term Loans and Commitments from one or more Lenders and simultaneously cancel or retire such Term Loans and Commitments and the Lenders shall be permitted to sell or assign such Term Loans and Commitments to the Borrower (in each case, a “Borrower Loan Purchase”) subject to all the other requirements of this Section 9.6(i).

(ii)    The Borrower may conduct one or more modified “Dutch auctions” (each, an “Auction”) to repurchase all or any portion of the Term Loans and Commitments; provided that (A) notice of the Auction shall be made to all Lenders having or holding Term Loans and Commitments and (B) the Auction shall be conducted pursuant to such customary procedures as the Auction Manager may establish which are consistent with this Section 9.6(i) and are otherwise reasonably acceptable to the Auction Manager and the Administrative Agent.

(iii)   The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer stating that no Default or Event of Default exists at the time of such purchase and assignment or would result from such purchase and assignment.

(iv)   [Reserved].

(v)    On and after the effective date of such Borrower Loan Purchase (the “Borrower Loan Purchase Effective Date”), (i) the Term Loans and Commitments purchased by the Borrower shall be deemed cancelled or retired for all purposes and shall no longer be deemed outstanding (and may not be resold by the Borrower) for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to, (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (C) the providing of any rights to the Borrower as a Lender under this Agreement or any other Loan Document, (D) the determination of the Required Lenders and (E) the calculation of the amount of Indebtedness hereunder, and (ii) no interest or fees of any type shall accrue from and after a Borrower Loan Purchase Effective Date on any Term Loans purchased by the Borrower on such Borrower Loan Purchase Effective Date.  For clarification purposes, the Borrower shall never be deemed to be a Lender hereunder.

(vi)   The Lenders hereby consent to the transactions described in this Section 9.6(i) and waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.17(c), 2.18 and 9.6) and any other Loan Document that might otherwise result in a breach of this Agreement or create an Event of Default as a result of or in connection with the consummation of any Borrower Loan Purchase.  The Lenders acknowledge that purchases made by the Borrower pursuant to this Section 9.6(i) may result in the retirement of Term Loans and Commitments on a non-pro rata basis among the Lenders.  The Lenders further acknowledge that any payment made to a Lender in connection with a Borrower Loan Purchase is solely for the account of such Lender and no ratable sharing of such proceeds is required under this Agreement or any other Loan Document.

(vii)  All Borrower Loan Purchases and subsequent cancellation or retirement of such Term Loans and Commitments by the Borrower pursuant to this Section 9.6(i) shall be used to prepay the relevant Term Loans in direct order of maturity of the scheduled remaining Installments of principal of such Term Loans.

(viii) Each of the parties hereto and any Lender participating in any Borrower Loan Purchase pursuant to this Section 9.6(i) acknowledge and agree that in connection with any such Borrower Loan Purchase, (A) the Borrower then may have, and later may come into possession of Excluded Information, (B) such Lender has, independently and without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective affiliates, made its own analysis and determination to participate in such Borrower Loan Purchase notwithstanding such Lender’s lack of knowledge of the Excluded Information, (C) none of the Borrower, its Subsidiaries, the Administrative Agent nor any Affiliate of the foregoing shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agents and any Affiliate of the foregoing, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (D) the Excluded Information may not be available to the Administrative Agents or the other Lenders.

9.7          Adjustments; Set-off.

(a)          If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  For purposes of clause (iii) of Section 2.21(a), a Benefited Lender that acquires a participation interest in another Lender’s Obligations pursuant to this Section 9.7(a) shall be deemed to have acquired such participating interest on the earlier date(s) on which such Benefited Lender acquired its Obligations to which the participating interest relates.

(b)          In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuation of any Event of Default, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8          Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10        Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State and County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)          agrees that the Administrative Agent and the Lenders retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;

(e)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(f)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

9.13        Acknowledgments.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings, and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between Holdings, the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of Holdings and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Holdings, and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings, the Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to Holdings, the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to Holdings, the Borrower or any of their respective Affiliates.  To the fullest extent permitted by law, each of Holdings, and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.14        Confidentiality.  Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential (“Information”); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.14 or substantially equivalent provisions, (c) to any of its or its affiliates’ employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section or substantially equivalent provisions), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) to the extent required in response to any order of any court or other Governmental Authority or to the extent otherwise required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to any other party hereto, (k) with the consent of the Borrower or (l) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and to afford the Loan Parties an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties may deem reasonable.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.15        Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, and either the Borrower or the Required Lenders shall so request, then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered in accordance with Section 9.1, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB, any other generally accepted accounting authority which provides regulation standard or, if applicable, the SEC.

9.16        WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17        Conversion of Currencies.

(a)          If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)          The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, not-withstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

9.18        [Reserved].

9.19        FLORIDA STAMP TAX PAYMENT.  FLORIDA DOCUMENTARY STAMP TAXES IN THE AMOUNT OF $140,000.00 ARE BEING PAID IN CONNECTION WITH THIS AGREEMENT, AS REQUIRED BY FLORIDA LAW, AND EVIDENCE OF SUCH PAYMENT SHALL BE AFFIXED TO THE MORTGAGE.

9.20        USA PATRIOT Act.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and antimoney laundering rules and regulations, including the PATRIOT Act.

9.21        Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

9.22        Releases of Collateral and Guarantees.  Each of the Lenders (including in its capacity as a potential Lender Counterparty) irrevocably authorizes the Administrative Agent to be the agent for the representative of the Lenders with respect to the Guarantee Agreements, the Collateral and the Security Documents; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreements, and the Administrative Agent agrees that:

(a)          The Administrative Agent’s Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically and fully released (A) upon satisfaction of the Termination Conditions, (B) at the time the Property subject to such Lien is sold (other than to any other Loan Party or other Person that would be required pursuant to any Security Document to grant a Lien on such Collateral to the Administrative Agent for the benefit of the Secured Parties after giving effect to such Disposition) as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (C) if the Property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its obligations under a Guarantee Agreement pursuant to clause (b) below, (D) with respect to the property of any Unrestricted Subsidiary upon the designation of such Person as an Unrestricted Subsidiary in accordance with Section 5.15, (E) to the extent (and only for so long as) such property constitutes an “Excluded Asset” (as defined in the Security Agreement), or (F) if approved, authorized or ratified in writing in accordance with Section 9.1.

(b)          Any Guarantor shall be released from its obligations under a Guarantee Agreement or any other Loan Document (i) with respect to any Guarantor that is designated as an Unrestricted Subsidiary upon such designation in accordance with Section 5.15 or (ii) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, to the extent necessary to permit consummation of such transaction as permitted by the Loan Documents; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any other Indebtedness expressly subordinated to the Obligations.

(c)          At the request of the Borrower, it will subordinate or release its Lien on any property granted to or held by the Administrative Agent under any Loan Document (other than the Plant) to the holder of any Lien on such property that is permitted by Section 6.3(p) solely to the extent, and for so long as, the terms of the obligations secured by such Liens do not permit such property to be subject to a Lien in favor of the Administrative Agent or require that such Lien in favor of the Administrative Agent be subordinated to the Lien of the holder of such Lien on such property.

(d)          At the request of the Borrower, it will subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document (other than the Plant) to the holder of any Lien on such property that is permitted by Section 6.3(e), (f), (g), (i), (j), (s) or (y), in each case to the extent required by the terms of the obligations secured by such Liens, or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.1) have otherwise consented.

(e)          On the date that the Termination Conditions are satisfied, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without the need to deliver any instrument or performance of any act by any Person.

(f)           It will promptly execute, authorize or file such documentation as may be reasonably requested by any Grantor to release or subordinate, or evidence the release or subordination (in registrable form, if applicable), its Liens with respect to any Collateral or the guarantee obligations of any Guarantor as set forth in this Section 9.22; provided that the foregoing shall be at the Borrower’s expense.

9.23        Time.  Time is of the essence in all respects hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LNG HOLDINGS LLC

By:	/s/ John Morrissey
Name: John Morrissey - CFO
Title:

FEP GP LNG HOLDINGS LLC

By:	/s/ John Morrissey
Name: John Morrissey - CFO
Title:

LNG HOLDINGS (FLORIDA) LLC

By:	/s/ John Morrissey
Name: John Morrissey - CFO
Title:

[Credit Agreement — LNG Holdings (Florida)]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Henrik Sandstrom
Name: Henrik Sandstrom
Title: Authorized Signatory

[Credit Agreement — LNG Holdings (Florida)]

MORGAN STANLEY BANK, N.A. as Lender

By:	/s/ Henrik Sandstrom
Name: Henrik Sandstrom
Title: Authorized Signatory

[Credit Agreement — LNG Holdings (Florida)]

CREDIT SUISSE LOAN FUNDING LLC,

By:	/s/ Robert Healey
Name: Robert Healey
Title: Authorized Signatory

[Credit Agreement — LNG Holdings (Florida)]

Appendix A

CREDIT SUISSE LOAN FUNDING LLC

Jiana Ahumada/Ashwinee Sawh
Eleven Madison Avenue, 23rd Floor
New York, NY 10010
Tel: (212) 538-6106 / (212)-538-2905
Fax: (214) 442-5186
Email: Americas.Loandocs@Credit-Suisse.com

MORGAN STANLEY BANK, N.A.

Morgan Stanley Agency Servicing
1 New York Plaza
New York, NY 10004
Telephone: (212) 507-6680
E-mail: msagency@morganstanley.com

EXHIBIT A TO
CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.          I, ____________________, am the ____________________ of LNG HOLDINGS (FLORIDA) LLC.  I am making the certifications below solely in my capacity as and not in any individual capacity.

2.          I have reviewed the terms of that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 1”), FEP GP LNG HOLDINGS LLC, a Delaware limited liability company, (“Holdings 2”, and together with Holdings 1, “Holdings”), LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Lenders (the “Administrative Agent”), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings, the Borrower and their respective Subsidiaries during the accounting period covered by the attached financial statements.

3.          The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default or (x) an Excess Cash Restriction Period or (y) an ECF Percentage equal to 100%, as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, and, in the case of a Default or Event of Default, the action the Borrower has taken, is taking or proposes to take with respect to each such condition or event.

4.          Attached hereto as Annex I is a list of each Immaterial Subsidiary.  Each Subsidiary listed on Annex I individually qualifies as an Immaterial Subsidiary and, in the aggregate, all such Immaterial Subsidiaries had consolidated assets with a book value of less than $300,000 on the last day of the fiscal quarter or fiscal year, as applicable, covered by the financial statements being delivered with this Compliance Certificate.

5.          Attached hereto as Annex II is a written update with respect to any Material Construction-Related Contracts entered into during such fiscal quarter or the last fiscal quarter of such fiscal year, as applicable, covered by the financial statements being delivered with this Compliance Certificate, including an update to Schedule 3.24 to the Credit Agreement.  Any copies of the foregoing will be made available upon request of the Required Consent Parties.

The foregoing certifications, together with (i) the computations set forth in Annex III hereto (including any supporting schedules as may be attached hereto), (ii) the financial statements delivered with this Compliance Certificate in support hereof and (iii) if this Compliance Certificate is being delivered with the financial statements required to be delivered pursuant to Section 5.1(a) of the Credit Agreement, a listing of any material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to Section 5.2(a)(ii) of the Credit Agreement or the Closing Date, as applicable, are made and delivered on [mm/dd/yy] pursuant to Section 5.2(a) of the Credit Agreement.

LNG HOLDINGS (FLORIDA) LLC

By:
Name:
Title:

ANNEX I TO
COMPLIANCE CERTIFICATE

IMMATERIAL SUBSIDIARIES

[None.]

ANNEX II TO
COMPLIANCE CERTIFICATE

MATERIAL CONSTRUCTION-RELATED CONTRACTS

ANNEX III TO
COMPLIANCE CERTIFICATE

I.	To be completed for any fiscal quarter ending prior to the Plant Completion Date:

1.	In-Balance Test: (i) + (ii) + (iii)		$[__,__,__]

	(i)	Undrawn Amount	$[__,__,__]

	(ii)	the greater of (A) $24,326,768 less the Aggregate Equity Contribution made on or prior to such date and (B) $0	$[__,__,__]

	(iii)	aggregate amount of Unrestricted Cash included on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date	$[__,__,__]

To be less than the remaining costs as of such date reflected in the Budget to be incurred prior to the Plant Completion Date			$[__,__,__]

II. To be completed for any Test Period beginning with the Test Period ending on the last day of the first fiscal quarter ending after the Plant Completion Date:

1.	Consolidated EBITDA[1]: (i) + (ii) - (iii) + (iv)		$[__,__,__]

	(i)	Consolidated Net Income	$[__,__,__]

	(ii)	(a)
provision for taxes based on income, profits or capital gains, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations)
$[__,__,__]

(b)
interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, plus all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Capital Stock
$[__,__,__]

1 Notwithstanding the foregoing, (i) Consolidated EBITDA for the first Test Period ending after the Plant Completion Date shall be calculated by multiplying the Consolidated EBITDA for the fiscal quarter ending on the last day of such Test Period by four; (ii) Consolidated EBITDA for the second Test Period ending after the Plant Completion Date shall be calculated by multiplying the Consolidated EBITDA for the two-fiscal-quarter period ending on the last day of such Test Period by two; and (iii) Consolidated EBITDA for the third Test Period ending after the Plant Completion Date shall be calculated by multiplying the Consolidated EBITDA for the three-fiscal-quarter period ending on the last day of such Test Period by four-thirds.

	(c)	depreciation and amortization expense	$[__,___,__]

(d)
any extraordinary, unusual or non-recurring losses or non-cash expenses (including, for the avoidance of doubt, losses on sales of assets or investments outside of the ordinary course of business), and non-cash impairments of goodwill, intangibles, fixed assets, land and land held for development
$[__,___,__]

	(e)	any other non-cash charges (including, for the avoidance of doubt, equity incentive plans to the extent not paid in cash and unrealized foreign exchange losses attributable to currency translation)	$[__,___,__]

	(f)	any fees, expenses or charges incurred with respect to the Transaction or any Indebtedness permitted to be incurred under the Credit Agreement	$[__,___,__]

(g)
any fees, expenses or charges related to any equity offering by Holdings, Investment, Acquisition (including Permitted Acquisitions) or Disposition, in each case whether or not successful or consummated
$[__,___,__]

	(h)	any net loss from disposed, abandoned or discontinued operations or operations that management is winding down	$[__,___,__]

	(i)	the amount of any directors’ fees or reimbursements (including fees and reimbursements of directors of Parent)	$[__,___,__]

		Sum of (a) through (i)	$[__,___,__]

(iii)	(a)
any extraordinary, unusual or non-recurring income or gains(including, for the avoidance of doubt, any cash or non-cash income or gains from the sales of assets or investments outside of the ordinary course of business)
$[__,___,__]

	(b)	any other non-cash income or gains (including, for the avoidance of doubt, unrealized foreign exchange gains attributable to currency translation)	$[__,___,__]

(c)
any cash payments made during such period in respect of items described in clause (ii)(d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income,
$[__,___,__]

	(d)	any net income from disposed, abandoned or discontinued operations, all as determined on a consolidated basis	$[__,___,__]

		Sum of (a) through (d)	$[__,___,__]

	(iv)	Pro rata share of Consolidated EBITDA of each Person that is not the Borrower or any of its Subsidiaries designated by management to be accounted for by the equity method of accounting	$[__,__,__]

Notwithstanding the foregoing, in no event shall Consolidated EBITDA for any Test Period, whether or not measured on a Pro Forma Basis, attributable to contracted revenue from agreements that have a term (calculated, for each agreement, as of initial execution of such agreement to its expiration after giving effect to any extension thereto) of less than 180 days constitute more than 25% of Consolidated EBITDA for such Test Period
$[__,__,__]

	Consolidated EBITDA for such Test Period calculated after inclusion of contracted revenue from agreements that have a term of less than 180 days:		$[__,__,__]

	Consolidated EBITDA for such Test Period attributable to contracted revenue from agreements that have a term of less than 180 days:		$[__,__,__]

2.	Consolidated Net Income: (i) – (ii)		$[__,__,__]

	(i)	the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP	$[__,__,__]

	(ii)	(a)
the income (or deficit) of any Person that was not a Subsidiary of the Borrower that accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries
$[__,__,__]

(b)
the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such in-come is actually received by the Borrower or any of its Subsidiaries in the form of dividends or similar distributions
$[__,__,__]

(c)
the undistributed earnings of any non-Wholly Owned Subsidiary of the Borrower or any of its Subsidiaries (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such non-Wholly Owned Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such non-Wholly Owned Subsidiary
$[__,__,__]

		Sum of (a) through (c)	$[__,__,__]

3.	Total Secured Debt Leverage Ratio: (i) / (ii)	[_____]:1.00

(i)	(a) Total Secured Debt as of such date minus (b) the aggregate amount of Unrestricted Cash as of such date	$[__,__,__]

(ii)	Consolidated EBITDA of the Borrower	$[__,__,__]

EXHIBIT B TO
CREDIT AGREEMENT

CLOSING CERTIFICATE

November ___, 2014

This Closing Certificate is delivered pursuant to Section 4.1(g) of the Credit Agreement, dated as of November ____, 2014 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 1”), FEP GP LNG HOLDINGS LLC, a Delaware limited liability company, (“Holdings 2,” and together with Holdings 1, “Holdings”), LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms defined in the Credit Agreement are used herein as therein defined.

The undersigned Secretary of Holdings and the Borrower (collectively, the “Certificate Parties”), hereby certifies, on behalf of each Certificate Party, to the Administrative Agent and the Lenders as follows:

1.          Each person listed on Schedule A is a duly elected and qualified officer or authorized signatory of each Certificate Party holding the office or capacity listed opposite such person’s name, and the signature appearing opposite such person’s name on Schedule A is the true and genuine signature of such person, and such person is duly authorized to execute and deliver, on the Closing Date, on behalf of such Certificate Party each of the Loan Documents to which such Certificate Party is a party and any certificate or other document to be delivered on the Closing Date by such Certificate Party pursuant to the Loan Documents to which it is a party.

2.          The representations and warranties set forth in each of the Loan Documents are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

3.          No event has occurred and is continuing or would result from the making of the initial Term Loans under the Credit Agreement that would constitute an Event of Default or a Default as of the date hereof.

4.          Attached hereto as Schedule B is a true and accurate copy of the unaudited consolidated balance sheet of the Borrower as of September 30, 2014, and a pro forma unaudited consolidated balance sheet of the Borrower as of September 30, 2014, giving pro forma effect to the Transactions occurring on the Closing Date.

5.          Prior to or substantially simultaneously with the funding of the initial Term Loans, an amount in cash equal to $10,800,000, representing the Initial Equity Contribu-tion, has been contributed to Holdings as common equity and further contributed to the Borrower as common equity, which amount is reflected on the pro forma unaudited consolidated balance sheet attached hereto as Schedule B.

6.          There are no liquidation or dissolution proceedings pending or to my knowledge threatened against any Certificate Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of any Certificate Party.

7.          Each Certificate Party is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

8.          Attached hereto as Annex 1 is a true and complete copy of resolutions du-ly adopted by the applicable sole member of each Certificate Party. Such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption and including the date hereof and are now in full force and effect and are the only proceedings of such Certificate Party now in force relating to or affecting the matters referred to therein.

9.         Attached hereto as Annex 2 is a true and complete copy of the Operating Agreement of each Certificate Party as in effect on the date hereof.

10.       Attached hereto as Annex 3 is a true and complete copy of the Certificate of Formation of each Certificate Party as in effect on the date hereof.

IN WITNESS WHEREOF, the undersigned have executed this Closing Certificate as of the date set forth below.

By:
Name:	Cameron MacDougall
Title:	Secretary

I, _____________, _____________ of each Certificate Party, hereby certify that Cameron MacDougall is the duly elected and qualified Secretary of each Certificate Party, and the signature above is his genuine signature.

By:
Name:
Title:

SCHEDULE A

Incumbencies

Name	Office	Signature
Joseph P. Adams, Jr.	President
Cameron MacDougall	Secretary
Ken Nicholson	Chief Operating Officer
John Morrissey	Chief Financial Officer

SCHEDULE B

ANNEX 1

[Resolutions of each Certificate Party]

ANNEX 2

[Operating Agreement of each Certificate Party]

ANNEX 3

[Certificate of Formation of each Certificate Party]

SCHEDULE B

[See attached].

EXHIBIT C-1 TO
CREDIT AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the As-signor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	____________________

2.	Assignee:	____________________ [1] [and is a Related Fund/an Affiliated Loan Fund]

Market Entity Identifier (if any): ____________________

3.	Borrower:	LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company

4.	Administrative Agent:	MORGAN STANLEY SENIOR FUNDING, INC.

1          Assignee shall not be a Disqualified Assignee unless such assignment has been approved by the Borrower.
C-1-1

5.	Credit Agreement:
The Credit Agreement, dated as of November 24, 2014, by and among LNG HOLDINGS LLC, a Delaware limited liability company, as Holdings 1, FEP GP LNG HOLDINGS LLC, a Delaware limited lia-bility company, as Holdings 2, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, as amended, restated, supplemented or modified from time to time

6.	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[2]
_______________[3]	$_______________	$_______________	_______________%
_______________	$_______________	$_______________	_______________%
_______________	$_______________	$_______________	_______________%

Effective Date: ____________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

2	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

3	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being as-signed under this Assignment (e.g. “Term Loans,” etc.)

C-1-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Title:

[Consented to:][4]

[LNG HOLDINGS (FLORIDA) LLC], as Borrower

By:
Title:

[4]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

C-1-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.            Representations and Warranties.

1.1          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obli-gations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agree-ment, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.            Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1          From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.
C-1-4

3.           General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counter-part of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]
C-1-5

EXHIBIT C-2 TO
CREDIT AGREEMENT

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Affiliated Lender Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	____________________

2.	Assignee:	____________________[1] and is a [Related Fund/an Affiliated Lender/an Affiliated Loan Fund]

Market Entity Identifier (if any): ____________________

3.	Borrower:	LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company

4.	Administrative Agent:	MORGAN STANLEY SENIOR FUNDING, INC.

[1]	Assignee shall not be a Disqualified Assignee unless such assignment has been approved by the Borrower.
C-2-1

5.	Credit Agreement:
The Credit Agreement, dated as of November 24, 2014, by and among LNG HOLDINGS LLC, a Delaware limited liability company, as Holdings 1, FEP GP LNG HOLDING LLC, a Delaware limited liability company, as Holdings 2 the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, as amended, restated, supplemented or modified from time to time

6.	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[2]
_______________[3]	$_______________	$_______________	_______________%
_______________	$_______________	$_______________	_______________%
_______________	$_______________	$_______________	_______________%

Effective Date: ____________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[2]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being as-signed under this Assignment (e.g. “Term Loans,” etc.)
C-2-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Title:

[Consented to:][4]

[LNG HOLDINGS (FLORIDA) LLC], as Borrower

By:
Title:

[4]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.
C-2-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR AFFILIATED LENDER ASSIGNMENT
AND ASSUMPTION AGREEMENT

4.            Representations and Warranties.

4.1          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

4.2          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obli-gations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agree-ment, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

5.            Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

5.1          From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.
C-2-4

6.            General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counter-part of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

7.            Acknowledgment. Each of the parties hereto acknowledge and agree that in connection with this Assignment, (A) the Assignee may have, and later may come into possession of, Excluded Information, (B) the Assignor has, independently and without reliance on Assignee, any of its Subsidiaries, the Administrative Agent or any of its affiliates, made its own analysis and determination to participate in this Assignment notwithstanding Assignor’s lack of knowledge of the Excluded Information, (C) none of the Assignee, any other Affiliated Lenders or any of their Subsidiaries, the Administrative Agent or any of its affiliates shall have any liability to Assignor, and Assignor hereby waives and releases, to the extent permitted by law, any claims Assignor may have against Assignee, any other Affiliated Lender, any of their Subsidiaries, the Administrative Agent and any of its affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (D) the Excluded Information may not be available to the Administrative Agent or the other Lenders. “Excluded Information” means information regarding the Term Loans or the applicable Loan Parties that is not known to a Lender participat-ing in an assignment to an Affiliated Lender pursuant to Section 9.6(d) of the Credit Agreement that may be material to a decision by such Lender to participate in such assignment to such Affiliated Lender or such assignment by an Affiliated Lender, as applicable.

[Remainder of page intentionally left blank]
C-2-5

EXHIBIT D TO
CREDIT AGREEMENT

TERM LOAN NOTE

$[1][___,___,___][2]
[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [          ] DOLLARS ($ [___,___,          ]) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, sup-plemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LNG HOLDINGS LLC, a Delaware limited liability company, as Holdings 1, FEP GP LNG HOLDINGS LLC, a Delaware limited liability company, as Holdings 2, Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Admin-istrative Agent.

Borrower shall make scheduled principal payments on this Note as set forth in Section 2.13 of the Credit Agreement.

This Note is one of the “Term Loan Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its ac-ceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

[1]	Lender’s Term Loan amount

[2]	Closing Date (or, if written notice of Lender’s request for Note is delivered after the Closi ng Date, a date that is promptly after the Borrower’s receipt of such notice)

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agree-ment shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower hereby promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

LNG HOLDINGS (FLORIDA) LLC

By:
Name:
Title:

EXHIBIT E-1 TO
CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE NOT PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.          Reference is made to that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined there-in and not otherwise defined herein being used herein as therein defined), by and among LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 1”), FEP GP LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 2,” and together with Holdings 1, “Holdings”), LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

2.          Pursuant to the provisions of Section 2.21(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments on the Loan(s) are effectively connected with the undersigned’s conduct of a U.S. trade or business.

3.          The undersigned has furnished the Administrative Agent and the Borrower with a certifi-cate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By execut-ing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Admin-istrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[SIGNATURE PAGE FOLLOWS]
E-1-1

[LENDER]

By:
Name:
Title:

Address:

Dated: _______________, 20__
E-1-2

EXHIBIT E-2
TO CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.          Reference is made to that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined there-in and not otherwise defined herein being used herein as therein defined), by and among LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 1”), FEP GP LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 2,” and together with Holdings 1, “Holdings”), LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

2.          Pursuant to the provisions of Section 2.21(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent share-holder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments on the Loan(s) are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect part-ners/members that is claiming the portfolio interest exemption.

3.          The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its part-ners/members claiming the portfolio interest exception: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (in-cluding any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[LENDER]

By:
Name:
Title:

Address:

Dated: _______________, 20
E-2-1

EXHIBIT E-3 TO
CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. PARTICIPANTS THAT ARE NOT PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.          Reference is made to that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined there-in and not otherwise defined herein being used herein as therein defined), by and among LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 1”), FEP GP LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 2,” and together with Holdings 1, “Holdings”), LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

2.          Pursuant to the provisions of Section 2.21(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments with respect to such participation are effectively connected with the undersigned’s conduct of a U.S. trade or business.

3.          The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its in-ability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[SIGNATURE PAGE FOLLOWS]
E-3-1

[PARTICIPANT]

By:
Name:
Title:

Address:

Dated: _______________, 20__

E-3-2

EXHIBIT E-4 TO
CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.          Reference is made to that certain Credit Agreement, dated as of November 24, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined there-in and not otherwise defined herein being used herein as therein defined), by and among LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 1”), FEP GP LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 2,” and together with Holdings 1, “Holdings”), LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

2.          Pursuant to the provisions of Section 2.21(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned’s or any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

3.          The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exception: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropri-ate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[SIGNATURE PAGE FOLLOWS]
E-4-1

[PARTICIPANT]

By:
Name:
Title:

Address:

Dated: _______________, 20__

E-4-2

EXHIBIT F TO
CREDIT AGREEMENT

SOLVENCY CERTIFICATE

_______________, 2014

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.
I, John Morrissey, am the Chief Financial Officer of LNG Holdings LLC, a Delaware limited liability company (“Holdings 1”) and FEP GP LNG Holdings LLC, a Delaware limited liability company (“Holdings 2,” and together with Holdings 1, “Holdings”). I am making the certifications below solely in my capacity as President of Holdings and not in any individual capacity.

2.
Reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein de-fined), by and among Holdings, LNG Holdings (Florida) LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or enti-
ties from time to time parties thereto (the “Lenders”) and Morgan Stanley Senior Fund-ing, Inc., as administrative agent (in such capacity, the “Administrative Agent”).

3.
I have reviewed the terms of Section 3.20 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters re-ferred to herein.

4.
Based upon my review and examination described in paragraph 3 above, I certify, on be-half of Holdings, that as of the date hereof, after giving effect to the Transactions, the LNG Group Members, on a consolidated basis, are Solvent.

The foregoing certifications are made and delivered as of the date first mentioned above.
F-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first mentioned above.

LNG HOLDINGS LLC

By:
Name:
Title:

FEP GP LNG HOLDINGS LLC

By:
Name:
Title:
F-2

EXHIBIT G-1 TO
CREDIT AGREEMENT

FUNDING NOTICE

Reference is made to the Credit Agreement, dated as of November 24, 2014 (as amended, restat-ed, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 1”), FEP GP LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 2,” and together with Holdings 1, “Holdings”), LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

Pursuant to Section 2.1(b) of the Credit Agreement, the Borrower desires that Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

Term Loans

☐            Base Rate Loans:                                                                                                                      $[___,___,___]

☐            Eurodollar Rate Loans, with an initial Interest Period of __________ month(s):          $[___,___,___]

The Borrower hereby certifies that:

(i)          as of the Credit Date, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii)          as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default; [and]

(iii)         concurrently with the funding of the Term Loans to be made on such Credit Date, the Debt Service Reserve Account shall be funded in an amount equal to the Debt Service Reserve Requirement (as defined in the Depositary Agreement) in accordance with the Depositary Agreement[.][; and]

[(iv)        the Borrower is in compliance with the In-Balance Test after giving pro forma effect to the funding of the Term Loans to be made on such Credit Date.]1

1 Include if Credit Date is after the Closing Date.
G-1-1

The account of the Borrower to which the proceeds of the Loans requested on the Credit Date are to be made available by Administrative Agent to such Borrower is as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

G-1-2

Date: [mm/dd/yy]	LNG HOLDINGS (FLORIDA) LLC, as Borrower

By:
Name:
Title:
G-1-3

EXHIBIT G-2 TO
CREDIT AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit Agreement, dated as of November 24, 2014 (as amended, restat-ed, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 1”), FEP GP LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 2,” and together with Holdings 1, “Holdings”), LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

Pursuant to Section 2.10 of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

1.            Term Loans:

$[___,___,___]	Eurodollar Rate Loans to be continued with Interest Period of [_____] month(s)

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [_____] month(s)

$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans

G-2-1

Date: [mm/dd/yy]	LNG HOLDINGS (FLORIDA) LLC, as Borrower

By:
Name:
Title:

G-2-2

EXHIBIT H TO
CREDIT AGREEMENT

SECURITY DEPOSIT AGREEMENT

[attached].
H-1

SECURITY DEPOSIT AGREEMENT

Dated as of November 24, 2014

by and among

LNG HOLDINGS (FLORIDA) LLC,
as Borrower,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.,
as Depositary Agent,

and

EACH OF THE OTHER PARTIES HERETO
FROM TIME TO TIME

Section 5.2	Indemnification	12

Article VI
MISCELLANEOUS		13

Section 6.1	Amendments, Etc	13
Section 6.2	Notice and Other Communications	13
Section 6.3	GOVERNING LAW	14
Section 6.4	WAIVER OF RIGHT TO TRIAL BY JURY	15
Section 6.5	Further Assurances	15
Section 6.6	Binding Effect	15
Section 6.7	No Waiver; Cumulative Remedies	16
Section 6.8	Counterparts	16
Section 6.9	Integration	16
Section 6.10	Headings	16
Section 6.11	Severability	16

Debt Service Reserve Account		1

EXHIBITS

Exhibit A - Form of Withdrawal Certificate

This SECURITY DEPOSIT AGREEMENT, dated as of November 24, 2014 (this “Agreement”), is entered into among LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent pursuant to the Credit Agreement (in such capacity, together with any permitted successor, assign or permitted replacement, the “Administrative Agent”), and MORGAN STANLEY SENIOR FUNDING, INC., as both a “securities intermediary” (as defined in Section 8-102 of the UCC) and a “bank” (as defined in Section 9-102 of the UCC) (“MSSFI” in such capacities, together with any permitted successor, assign or permitted replacement bank and securities intermediary thereto, the “Depositary Agent”).  Capitalized terms used in this Agreement (including in this preamble and the recitals below) have the meanings assigned to such terms in Section 1.1.

RECITALS:

WHEREAS, LNG Holdings LLC, a Delaware limited liability company (“Holdings”), the Borrower, the lenders party thereto from time to time and the Administrative Agent are entering into that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), which provides, among other things, for the borrowing of Term Loans for uses as contemplated by the Credit Agreement;

WHEREAS, Holdings, the Borrower, Administrative Agent, and each of the other Grantors named therein are entering into that certain Security Agreement, dated as of the date hereof (the “Security Agreement”), to, among other things, define the rights, duties, authorities and responsibilities of the Administrative Agent and the respective rights and remedies among the Secured Parties with respect to the Collateral;

WHEREAS, on the date hereof, the Administrative Agent and the Borrower desire to, among other things, appoint MSSFI as the Depositary Agent pursuant to the terms hereof to hold and administer money deposited in or credited to the Debt Service Reserve Account; and

WHEREAS, it is a condition precedent to the making of the extensions of credit under the Credit Agreement that the parties hereto enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged and in reliance upon the representations, warranties and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1          Certain Defined Terms.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein (including in the preamble, recitals, exhibits and schedules hereto) shall have the meanings given to them in the Credit Agreement.  In the event that a term is not defined in the Credit Agreement, but it is used herein (including in the preamble, recitals, exhibits and schedules hereto) and not defined herein, such term shall have the meaning given to such term in the Security Agreement.  In addition, as used in this Agreement, the following terms shall have the following meanings:

“Account Collateral” has the meaning specified in Section 2.3(a).

“Administrative Agent” has the meaning specified in the recitals to this Agreement.

“Agreement” has the meaning specified in the preamble to this Agreement, as may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Debt Service” means, for any period, all payments of principal, interest and Undrawn Commitment Fees, other fees, expenses or other changes due and payable by the Borrower in respect of all Obligations pursuant to the terms of the Loan Documents in such period.

“Debt Service Payment Deficiency” has the meaning set forth in Section 3.5.

“Debt Service Reserve Account” means the Account of such name established pursuant to Section 2.2.

“Debt Service Reserve Requirement” means (a) on the Closing Date, $912,236.11 or (b) with respect to any DSRA Shortfall in connection with any Credit Extension made under and pursuant to the Credit Agreement on any Credit Date after the Closing Date, if the Full DSRA Funding Condition is not satisfied, an amount, certified by the Borrower pursuant to the applicable Funding Notice, equal to (i) the aggregate scheduled principal payments in respect of the Term Loans borrowed on such Credit Date, plus (ii) interest accruing and payable in respect of the Term Loans borrowed on such Credit Date, plus (iii) any Undrawn Commitment Fee payable in respect of undrawn Commitments, as adjusted for any Undrawn Commitment Fee no longer payable due to such Credit Extension, in the case of clause (b), for the period beginning on such Credit Date to the then Expected Plant Completion Date.

“Depositary Agent” has the meaning specified in the preamble to this Agreement.

“Discharge Date” means the date on which the discharge of the Obligations has occurred, as notified to the Depositary Agent by the Administrative Agent pursuant to Section 3.7.

“DSRA Excess” has the meaning specified in Section 3.4.

“DSRA Shortfall” has the meaning specified in Section 3.1.

“Expected Plant Completion Date” means (a) September 25, 2015 or (b) after the Closing Date, the expected Plant Completion Date as of any Credit Date, which date, if different from the date specified in clause (a), may be extended from time to time by the Borrower in consultation with the Administrative Agent, and if requested by the Administrative Agent, confirmed in writing by the Contractor under and as defined in the Design-Build Agreement.

“Financial Assets” has the meaning specified in Section 2.4(a).

“Full DSRA Funding Condition” means that, on any date of determination, a Responsible Officer of the Borrower has delivered a certificate, accompanied by supporting information in reasonable detail to the Administrative Agent, certifying that (a) the Plant Completion Date has occurred and (b) Borrower’s EBITDA, computed on a Pro Forma Basis, as of the date of such certificate, exceeds $10,000,000.

“Holdings” has the meaning specified in the recitals to this Agreement.
2

“Indemnified Liabilities” has the meaning specified in Section 5.2.

“Indemnitees” has the meaning specified in Section 5.2.

“Interest Expense” means, for any period, all interest and breakage costs in respect of outstanding Obligations accrued, capitalized or payable during such period (whether or not actually paid during such period).

“Net Proceeds” means Net Cash Proceeds (as defined in the Credit Agreement).

“Property” and “property” means any right or interest in or to any asset or property of any kind whatsoever (including Capital Stock), whether real, personal or mixed and whether tangible or intangible.

“Trigger Event” has the meaning specified in Section 3.9(a).

“Trigger Event Date” has the meaning specified in Section 3.9(a).

“Withdrawal Certificate” means a Withdrawal Certificate delivered by the Borrower in the form of Exhibit A.

Section 1.2          Interpretation; Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.2 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.  All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein or in the Credit Agreement or Security Agreement, have the meanings ascribed thereto in the UCC.  All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.  The terms “lease” and “license” shall include “sub-lease” and “sub-license,” as applicable.

ARTICLE II
APPOINTMENT OF DEPOSITARY AGENT; ESTABLISHMENT OF THE DEBT SERVICE
RESERVE ACCOUNT

Section 2.1          Appointment of Depositary Agent.  The Depositary Agent hereby agrees to act, as depositary agent, as “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC) with respect to the Debt Service Reserve Account and the Financial Assets credited to such Debt Service Reserve Account, and as “bank” (within the meaning of 9-102(a)(8) of the UCC) with respect to the Debt Service Reserve Account and credit balances not constituting Financial Assets credited thereto and to accept all cash, payments, other amounts and Cash Equivalents to be delivered to or held by the Depositary Agent pursuant to the terms of this Agreement.  The Depositary Agent shall hold and safeguard the Debt Service Reserve Account during the term of this Agreement in accordance with the provisions of this Agreement.

Section 2.2          Establishment of the Debt Service Reserve Account.  The Depositary Agent has established the following separate account (inclusive of any sub-account (which may include a separate internal ledger)), which shall be maintained at all times upon the date hereof in accordance with the terms of this Agreement until the Discharge Date as further set forth in Section 3.7: an account in the name of the Borrower entitled “Morgan Stanley Senior Funding Inc. –LNG HOLDINGS (FLORIDA) LLC DEBT SERVICE RESERVE ACCT” with account number 876-021263 (the “Debt Service Reserve Account”);
3

The Depositary Agent shall not change the name or account number of the Debt Service Reserve Account without the prior written consent of the Administrative Agent and at least ten (10) Business Days’ prior notice to the Borrower.  The Borrower shall at all times maintain, or cause to be maintained, the Debt Service Reserve Account with the Depositary Agent until the Discharge Date as further set forth in Section 3.6.

All amounts from time to time held in the Debt Service Reserve Account shall be disbursed solely in accordance with the terms hereof, shall constitute the property of the Borrower, and shall be (a) subject to the Lien of the Administrative Agent (for the benefit of the Secured Parties) and (b) held in the sole custody and “control” (within the meaning of Section 8-106(d) or Section 9-104(a), as applicable, of the UCC) of the Administrative Agent for the purposes and on the terms set forth in this Agreement and all such amounts shall constitute a part of the Account Collateral and shall not constitute payment of any Obligations until applied as hereinafter provided.

The Administrative Agent hereby acknowledges that it has control of the Debt Service Reserve Account on behalf of the other Secured Parties.

Section 2.3          Security Interests.

(a)         As collateral security for the prompt and complete payment and performance when due of all Obligations, the Borrower hereby pledges, assigns, hypothecates and transfers to the Administrative Agent (for the benefit of the Secured Parties), and grants to the Administrative Agent (for the benefit of the Secured Parties), a first-priority Lien on all of the Borrower’s right, title and interest in, to and under (i) the Debt Service Reserve Account and (ii) all Cash, instruments, investment property, securities, “security entitlements” (as defined in Section 8-102(a)(17) of the UCC) and other Financial Assets at any time on deposit in or credited to the Debt Service Reserve Account, including all income, earnings and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing and any Property into which any of the foregoing is converted, whether cash or non-cash proceeds, and any and all other amounts paid or payable under or in connection with any of the foregoing together with all books and records, credit files, computer files, programs, printouts and other computer materials and records to the extent related thereto and any “general intangibles” (as defined in Article 9 of the UCC) at any time to the extent evidencing or to the extent relating to any of the foregoing (collectively, the “Account Collateral”).  The security interest of the Administrative Agent granted pursuant hereto shall at all times be valid, perfected and enforceable as a first priority security interest.  Without limiting the generality of the foregoing, the Borrower hereby authorizes the Administrative Agent to file one or more UCC financing statements (including amendments thereto and continuations thereof) in such jurisdictions and filing offices and containing such description of Account Collateral as may be reasonably necessary in order to perfect the security interest granted herein.

(b)         The Depositary Agent is the agent of the Administrative Agent (for the benefit of the Secured Parties) for the purpose of receiving payments contemplated hereunder and for the purpose of perfecting the Lien of the Administrative Agent (for the benefit of the Secured Parties) in and to the Debt Service Reserve Account and the other Account Collateral; provided that the Depositary Agent shall not be responsible to take any action to perfect such Lien except through the performance of its express obligations hereunder or upon the written direction of the Administrative Agent complying with this Agreement.  This Agreement constitutes a “security agreement” as defined in Article 9 of the UCC.

Section 2.4          Debt Service Reserve Account Maintained as UCC “Securities Account”.
4

(a)         The Depositary Agent hereby agrees and confirms that it has established the Debt Service Reserve Account as set forth and defined in this Agreement.  The Depositary Agent agrees that (i) the Debt Service Reserve Account established by Depositary Agent is and will be maintained as a “securities account” (within the meaning of Section 8-501 of the UCC); (ii) the Depositary Agent will treat the Account Collateral, and all rights related thereto, now or hereafter deposited in or credited to the Debt Service Reserve Account as “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC and together with all such property and rights, the “Financial Assets”), to be held by the Depositary Agent, acting as “securities intermediary” (as defined in Section 8-102(a)(14) of the UCC); (iii) the Borrower and the Administrative Agent are each an “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of Financial Assets credited to the Debt Service Reserve Account; (iv) all Financial Assets in registered form or payable to or to the order of and credited to the Debt Service Reserve Account shall be registered in the name of, payable to or to the order of, or specially endorsed to, the Depositary Agent or in blank, or credited to another securities account maintained in the name of the Depositary Agent as “securities intermediary” for the Borrower and the Administrative Agent; and (v) in no case will any Financial Asset credited to the Debt Service Reserve Account be registered in the name of, payable to or to the order of, or endorsed to, the Borrower except to the extent the foregoing have been subsequently endorsed by the Borrower to the Depositary Agent or in blank.  Each item of Property (including a security, security entitlement, investment property, instrument or obligation, share, participation, interest or other property whatsoever) credited to the Debt Service Reserve Account shall to the fullest extent permitted by law be treated as a Financial Asset.  Until the Discharge Date, the Administrative Agent shall have “control” (within the meaning of Section 8-106(d) or Section 9-104(a) (as applicable) of the UCC) of the Debt Service Reserve Account and the “security entitlements” (within the meaning of Section 8-102(a)(17) of the UCC) with respect to the Financial Assets credited to the Debt Service Reserve Account.  All property delivered to the Depositary Agent pursuant to this Agreement will be promptly credited to the Debt Service Reserve Account.  The Borrower hereby irrevocably directs, and the Depositary Agent (in its capacity as securities intermediary) hereby agrees, that the Depositary Agent will comply with all instructions and orders (including entitlement orders within the meaning of Section 8-102(a)(8) of the UCC) regarding the Debt Service Reserve Account and any Financial Asset therein originated by the Administrative Agent without the further consent of the Borrower, any other Loan Party or any other Person.  In the case of a conflict between any instruction or order originated by the Administrative Agent and any instruction or order originated by the Borrower, any other Loan Party or any other Person other than a court of competent jurisdiction, the instruction or order originated by the Administrative Agent shall prevail.  The Depositary Agent shall not change the entitlement holder in respect of any Financial Asset credited to any Account, which shall at all times be the Borrower and the Administrative Agent.

(b)         The Administrative Agent hereby agrees with the Borrower that the Administrative Agent will not originate any instruction or order (including entitlement orders within the meaning of Section 8-102(a)(8) of the UCC) regarding the Debt Service Reserve Account, any Financial Asset therein or any other amounts on deposit or credited thereto unless and until a Trigger Event has occurred and is continuing.  The foregoing is solely the agreement between the Administrative Agent and the Borrower; therefore, such provision (i) in no way limits or modifies the Depositary Agent’s obligations under paragraph 2.4(a) herein and (ii) imposes no duty or obligation on the Depositary Agent to investigate or inquire of any party whether a Trigger Event has occurred and is continuing.

Section 2.5          Jurisdiction of Depositary Agent.  The Borrower, the Administrative Agent and the Depositary Agent agree that, for purposes of the UCC, notwithstanding anything to the contrary contained in any other agreement relating to the establishment and operation of the Debt Service Reserve Account, the jurisdiction of the Depositary Agent (in its capacity as the securities intermediary and bank) is the State of New York and the laws of the State of New York govern the establishment and operation of the Debt Service Reserve Account.
5

Section 2.6          Degree of Care; Liens.  The Depositary Agent shall exercise the same degree of care in administering the funds held in or credited to the Debt Service Reserve Account and the investments purchased with such funds in accordance with the terms of this Agreement as the Depositary Agent exercises in the ordinary course of its day-to-day business in administering other funds and investments for its own account and as required by Law.  The Depositary Agent is not party to and shall not execute and deliver, or otherwise become bound by, any agreement under which the Depositary Agent agrees with any Person other than the Administrative Agent to comply with entitlement orders or instructions originated by such Person relating to the Debt Service Reserve Account or the Account Collateral that are the subject of this Agreement.  The Depositary Agent shall not grant any Lien on any Financial Asset credited to the Debt Service Reserve Account.

Section 2.7          Subordination of Lien.  In the event that the Depositary Agent has or subsequently obtains by agreement, operation of law or otherwise a Lien on, security interest in or right of setoff to the Debt Service Reserve Account or any Account Collateral, the Depositary Agent agrees that such Lien, security interest or right of setoff shall be subordinate to the Liens of the Administrative Agent.

Section 2.8          No Other Agreements.  None of the Depositary Agent, the Administrative Agent or the Borrower have entered or will enter into any agreement with respect the Debt Service Reserve Account or any Account Collateral, other than this Agreement and Loan Documents.

Section 2.9          Notice of Adverse Claims.  The Depositary Agent hereby represents that, except for the claims and interests of the Administrative Agent and the Borrower in the Debt Service Reserve Account, the Depositary Agent, (a) as of the date hereof, has no knowledge of, and has received no notice of, and (b) as of the date on which the Debt Service Reserve Account is established pursuant to this Agreement, has received no notice of, any claim to, or interest in, the Debt Service Reserve Account or any other Account Collateral.  If any Person asserts any Lien (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Debt Service Reserve Account or any other Account Collateral, the Depositary Agent, upon obtaining actual knowledge thereof, will promptly notify the Administrative Agent and Borrower thereof.

Section 2.10          Rights and Powers of the Administrative Agent.  The rights and powers granted to the Administrative Agent by the Secured Parties, pursuant to the Loan Documents and the terms hereof have been granted in order to, among other things, perfect their respective Lien in the Debt Service Reserve Account and the other Account Collateral and to otherwise act, subject to the terms of the Loan Documents, as their agent with respect to such perfection.  The Borrower hereby authorizes and directs the Depositary Agent to act at the direction, or on the instructions, of the Administrative Agent with respect to withdrawals, transfers and payments from and to the Debt Service Reserve Account or as otherwise specified herein, in each case in accordance with the terms hereof.

Section 2.11          Termination.  This Agreement shall remain in full force and effect until the Discharge Date.

ARTICLE III
DEBT SERVICE RESERVE ACCOUNT

Section 3.1          Deposits into Debt Service Reserve Account.  On the Closing Date, the Borrower shall deposit funds in the Debt Service Reserve Account in an aggregate amount, together with any other funds then on deposit in the Debt Service Reserve Account, equal to the Debt Service Reserve Requirement as of the Closing Date.  Thereafter, if, on any Credit Date prior to the satisfaction of the Full DSRA Funding Condition, the aggregate funds then on deposit in or credited to the Debt Service Reserve Account is less than the Debt Service Reserve Requirement at such time (a “DSRA Shortfall”) the Debt Service Reserve Account shall be funded with cash from the proceeds of the applicable Credit Extension in an amount equal to the DSRA Shortfall.
6

Section 3.2          Net Interest on Deposits.  At any time that there is a DSRA Shortfall, the Borrower may elect by providing notice to the Depositary Agent (with a copy to the Administrative Agent), which may be in the form of a standing notice, that net interest, if any, earned on funds on deposit in the Debt Service Reserve Account shall be accumulated therein.

Section 3.3          [Reserved].Disbursements of Excess Amounts.  If at any time that the funds then on deposit in, or credited to, the Debt Service Reserve Account exceed the Debt Service Reserve Requirement at such time (a “DSRA Excess”), the Borrower may, until the DSRA Excess is eliminated, instruct the Depositary Agent to transfer an amount of funds from the Debt Service Reserve Account to the Persons specified in a certificate signed by a Responsible Office of the Borrower, which shall certify (A) the amount of such transfer and (B) that the amount of such transfer does not exceed the DSRA Excess at such time, which transfer the Depositary Agent shall make at the time specified in such certificate (it is understood that such certificate may be a part of a Withdrawal Certificate).

Section 3.5          Disbursements to Pay Debt Service.  On each date on which Debt Service is due under and in accordance with the Loan Documents, if the funds available for payment of Debt Service are not anticipated to be, or are not, adequate to pay the full amount of Debt Service due (any such shortfall, a “Debt Service Payment Deficiency”), then the Depositary Agent (at the direction of (A) the Borrower pursuant to a Withdrawal Certificate or (B) if the Borrower has not so delivered a Withdrawal Certificate by 1:00 p.m. (New York City time) on the Business Day on which such amounts were due and not paid, the Administrative Agent) shall withdraw from the Debt Service Reserve Account and immediately transfer to the Administrative Agent cash in an amount equal to the Debt Service Payment Deficiency (or, if less, the aggregate amount of funds then on deposit in or credited to the Debt Service Reserve Account).

Section 3.6          Investment of Debt Service Reserve Account.

(a)         Amounts deposited in the Debt Service Reserve Account under this Agreement shall, at the Borrower’s written request and direction, be invested by the Depositary Agent in Cash Equivalents as specifically directed by the Borrower (which may include standing instructions), subject to any investment cut-offs of any Cash Equivalent investments directed by the Borrower.  Any loss shall be charged to the Debt Service Reserve Account.

(b)         In the event that at any time amounts are funded into the Debt Service Reserve Account after 1:00 P.M. (New York City time) on any Business Day, the Depositary Agent shall have no obligation to invest or reinvest such amounts on the date on which such amounts are funded.  Instructions with respect to the investment of amounts received into the Debt Service Reserve Account after 1:00 P.M. (New York City time) may, in the sole discretion of the Depositary Agent, be deemed to apply for the following Business Day.

(c)         If and when cash is required for the making of any transfer, disbursement or withdrawal in accordance with this Agreement, the Borrower shall cause Cash Equivalents to be sold or otherwise liquidated into cash (without regard to maturity) as and to the extent necessary in order to make such transfers, disbursements or withdrawals required pursuant to this Agreement.  The Depositary Agent shall comply with any instruction from the Borrower with respect to the liquidation of such Cash Equivalents.  In the event any such investments are so redeemed prior to the maturity thereof, neither the Depositary Agent nor the Administrative Agent shall be liable for any loss or penalties relating to any investment.
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(d)         For purposes of determining responsibility for any income tax payable on account of any income or gain on any Cash Equivalents hereunder, such income or gain shall be for the account of the Borrower.

Section 3.7          Disposition of the Debt Service Reserve Account upon Discharge Date.  In the event that the Depositary Agent shall have received a certificate from the Administrative Agent stating that the Discharge Date shall have occurred (and the Administrative Agent agrees to deliver such certification to the Depositary Agent immediately upon the occurrence of the Discharge Date), all amounts remaining in the Debt Service Reserve Account shall be remitted to the Borrower or as otherwise directed in writing by the Borrower.

Section 3.8          Account Balance Statements.

(a)         The Depositary Agent shall, on a monthly basis within 15 days after the end of each month, and at such other times as the Administrative Agent or a financial officer of the Borrower on a list to be provided to the Administrative Agent (which may be supplemented from time to time) may from time to time reasonably request, provide to the Administrative Agent and the Borrower, fund balance statements in respect of the Debt Service Reserve Account and any sub-accounts.  Such balance statement shall also include deposits, withdrawals and transfers from and to the Debt Service Reserve Account and any sub-account and the net investment income or gain received and collected in the Debt Service Reserve Account and each such sub-account.  The Depositary Agent shall maintain records of all receipts, disbursements, and investments of funds with respect to the Debt Service Reserve Account until the third anniversary of the Discharge Date.

(b)         Upon the Borrower’s election (which the Borrower hereby elects until further notice to the Depositary Agent), the Depositary Agent also hereby agrees to provide the Borrower and the Administrative Agent with electronic access to all bank and account statements related to the Debt Service Reserve Account (subject to the Borrower and Administrative Agent providing the Depositary Agent reasonable information that is needed to provide such Person with access to such system).  Such statements will be delivered via the Depositary Agent’s online trust and custody service and while electing such service, paper statements will be provided only upon request.

(c)         The Borrower waives the right to receive brokerage confirmations of security transactions effected by the Depositary Agent as they occur, to the extent permitted by Law.  The Borrower and Administrative Agent further understands that trade confirmations for securities transactions effected by Depositary Agent will be available upon request and at no additional cost and other trade confirmations may be obtained from the applicable broker.

Section 3.9          Events of Default; Trigger Events.

(a)         On and after any date on which the Depositary Agent receives written notice from the Administrative Agent that an Event of Default has occurred and is continuing and that the Administrative Agent has been instructed by the requisite Lenders under the Credit Agreement to exercise any right or remedy in respect of the Debt Service Reserve Account (such action and application, a “Trigger Event,” and the date of receipt of such notice, the “Trigger Event Date”), notwithstanding anything to the contrary contained herein, the Depositary Agent shall thereafter accept all notices and instructions required or permitted to be given to the Depositary Agent pursuant to the terms of this Agreement only from the Administrative Agent and not from the Borrower, any other Loan Party or any other Person and the Depositary Agent shall not withdraw, transfer, pay or otherwise distribute any monies in any of the Debt Service Reserve Account except pursuant to such notices and instructions from the Administrative Agent unless the Depositary Agent shall have received written notice from the Administrative Agent that such Event of Default has been waived, cured or no longer exists in accordance with the terms of the applicable Loan Documents, in which event the terms of this Section 3.9 shall thereafter be inapplicable to such Event of Default.
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(b)         Within three Business Days of a Trigger Event Date, the Depositary Agent shall, upon the receipt of a written request the Administrative Agent or the Borrower, provide a statement of all monies in the Debt Service Reserve Account as of such Trigger Event Date to the Administrative Agent and the Borrower.

(c)         From and after a Trigger Event Date, and notwithstanding anything herein to the contrary (but without limiting any of the Secured Parties’ rights or remedies under the Security Documents), the Administrative Agent (or the Depositary Agent at the Administrative Agent’s direction) shall have the right to control the Debt Service Reserve Account, use the Account Collateral to repay the Obligations and sell, dispose or realize on the Account Collateral and be permitted to (i) liquidate and invest in Cash Equivalents and (ii) direct the disposition of the funds in the Debt Service Reserve Account.

ARTICLE IV
DEPOSITARY AGENT

Section 4.1          Appointment, Authorization and Action.

(a)         The Borrower and the Administrative Agent on behalf of the Secured Parties hereby (i) appoint MSSFI, and MSSFI hereby agrees to act, as the Depositary Agent and (ii) authorize the Depositary Agent to take such action as agent and to exercise such powers and discretion under this Agreement as are delegated to the Depositary Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto, with such powers as are expressly delegated to the Depositary Agent by the terms of this Agreement.  As to any matters not expressly provided for by this Agreement (including enforcement of collection of the obligations of the Loan Parties), the Depositary Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Administrative Agent, and such instructions shall be binding upon all of the Secured Parties; provided, however, that the Depositary Agent shall not be required to take any action that exposes the Depositary Agent to personal liability or that is contrary to this Agreement or applicable law.  The Depositary Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and no implied duties or covenants shall be read against the Depositary Agent.  Without limiting the generality of the foregoing, the Depositary Agent shall take all actions as the Administrative Agent shall direct it to perform in accordance with the express provisions of this Agreement.  All notices, instructions or requests to the Depositary Agent shall be in writing.  Notwithstanding anything to the contrary contained herein, the Depositary Agent shall not be required to take any action which is contrary to this Agreement.  Neither the Depositary Agent nor any of its Affiliates shall be responsible to the Secured Parties for any recitals, statements, representations or warranties made by the Borrower or any other Loan Party contained in this Agreement or any other Loan Document or in any certificate or other document referred to or provided for in, or received by any Secured Party under this Agreement or any other Loan Document for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Loan Party to perform its obligations hereunder or thereunder.  The Depositary Agent shall not be required to ascertain or inquire as to the performance by the Borrower or any other Loan Party of any of its obligations under this Agreement, any other Loan Document or any other document or agreement contemplated hereby or thereby.  The Depositary Agent shall not be (A) required to initiate or conduct any litigation or collection proceeding hereunder or under any other Security Document or (B) responsible for any action taken or omitted to be taken by it hereunder (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction).  Whenever in the administration of this Agreement the Depositary Agent shall deem it necessary or desirable that a factual or legal matter be proved or established in connection with the Depositary Agent taking, suffering or omitting to take any action hereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by a certificate of a Responsible Officer of the Borrower or a certificate of an officer of the Administrative Agent, if appropriate.  The Depositary Agent shall have the right at any time to seek instructions concerning the administration of this Agreement from the Administrative Agent, the Borrower or any other Loan Party.  The Depositary Agent shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.  The Depositary Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Depositary Agent, unless it shall be conclusively determined by a court of competent jurisdiction that the Depositary Agent was grossly negligent or acting with willful misconduct in ascertaining the pertinent facts.
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(b)         The Depositary Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care.  Neither the Depositary Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Agreement or in connection therewith except to the extent caused by the Depositary Agent’s gross negligence or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction.  The Depositary Agent shall not be deemed to have knowledge of any default or an event of default (including any Event of Default) unless the Depositary Agent shall have received written notice thereof.  The rights, privileges, protections and benefits given to the Depositary Agent, including its rights to be indemnified, are extended to, and shall be enforceable by, the Depositary Agent in each of its capacities hereunder, and to each agent, custodian and other Persons employed by the Administrative Agent in accordance herewith to act hereunder.  The Depositary Agent may request that any Loan Party or Agent deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement, which certificate may be signed by any person authorized to sign such a certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.  The permissive right of the Depositary Agent to take or refrain from taking action hereunder shall not be construed as a duty.

(c)         Anything in this Agreement notwithstanding, in no event shall the Depositary Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including loss of profit).

Section 4.2          Reliance by Depositary Agent.  The Depositary Agent shall be entitled to conclusively rely upon and shall not be bound to make any investigation into the facts or matters stated in any certificate of the Borrower, any certificate of the Administrative Agent or any other notice or other document (including any electronic or facsimile transmission) believed by it to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statement of legal counsel, independent accountants and other experts selected by the Depositary Agent and shall have no liability for its actions taken thereupon, unless due to the Depositary Agent’s willful misconduct or gross negligence, as determined by the final non-appealable judgment of a court of competent jurisdiction.  The Depositary Agent shall be fully justified in failing or refusing to take any action under this Agreement (a) if such action would, in the reasonable opinion of the Depositary Agent, be contrary to applicable law or the terms of this Agreement, (b) if such action is not specifically provided for in this Agreement, it shall not have received any such advice or concurrence of the Administrative Agent as it deems appropriate or (c) if, in connection with the taking of any such action that would constitute an exercise of remedies under this Agreement (whether such action is or is intended to be an action of the Depositary Agent or the Administrative Agent), it shall not first be indemnified to its satisfaction by the Secured Parties (other than the Administrative Agent (in its individual capacity) or any other agent or trustee under any of the Loan Documents (in their respective individual capacities)) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Depositary Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Administrative Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.
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Section 4.3          Court Orders.  The Depositary Agent is hereby authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by the Depositary Agent.  The Depositary Agent shall not be liable to any of the parties hereto or any of the Secured Parties or their successors, heirs or personal representatives by reason of the Depositary Agent’s compliance with such writs, orders, judgments or decrees, notwithstanding such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

Section 4.4          Resignation or Removal.

(a)         Subject to the appointment and acceptance of a successor Depositary Agent as provided below, the Depositary Agent may resign at any time by giving 30 days’ written notice thereof to the Administrative Agent and the Borrower.  The Depositary Agent may be removed at any time with or without cause by the Administrative Agent.  So long as no Event of Default shall have then occurred and be continuing, the Borrower shall have the right to remove the Depositary Agent for cause upon 60 days’ notice to the Depositary Agent and the Administrative Agent, subject to the consent of the Administrative Agent (not to be unreasonably withheld).  In the event that the Depositary Agent shall decline to take any action without first receiving adequate indemnity (as reasonably determined by the Depositary Agent) from the Borrower, the other Loan Parties or the Secured Parties and, having received an adequate indemnity, shall continue to decline to take such action, each of the Borrower, the other Loan Parties and the Administrative Agent shall be deemed to have sufficient cause to remove the Depositary Agent.  Notwithstanding anything to the contrary, no resignation or removal of the Depositary Agent shall be effective until (i) a successor Depositary Agent is appointed in accordance with this Section 4.4, (ii) the resigning or removed Depositary Agent has transferred to its successor all of its rights and obligations in its capacity as the Depositary Agent under this Agreement and the other Loan Documents, and (iii) the successor Depositary Agent has executed and delivered an agreement to be bound by the terms hereof and perform all duties required of the Depositary Agent hereunder.  Within 30 days of receipt of a written notice of any resignation or removal of the Depositary Agent, the Administrative Agent shall appoint a successor Depositary Agent with, so long as no Event of Default shall have then occurred and be continuing, the consent of the Borrower (not to be unreasonably withheld or delayed); provided that if the Borrower does not confirm such acceptance or reject such appointee in writing within 30 days following selection of such successor by the Administrative Agent, then it shall be deemed to have given acceptance thereof and such successor shall be deemed appointed as the Depositary Agent hereunder.  If no successor Depositary Agent shall have been appointed by the Administrative Agent and shall have accepted such appointment within 30 days after the retiring Depositary Agent’s giving of notice of resignation or the removal of the retiring Depositary Agent or if an Event of Default shall have then occurred and be continuing, then the retiring Depositary Agent may appoint a successor Depositary Agent, which shall be a bank or trust company which has an office in New York, New York and that has a combined capital surplus of at least $500,000,000 or at least $100,000,000 and is a wholly owned subsidiary of a bank or trust company that has a combined capital surplus of at least $500,000,000 and is reasonably acceptable to the Administrative Agent; provided that if the Administrative Agent does not confirm such acceptance or reject such appointee in writing within 30 days following selection of such successor by the retiring Depositary Agent, then it shall be deemed to have given acceptance thereof and such successor shall be deemed appointed as the Depositary Agent hereunder.
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(b)         Upon the acceptance of any appointment as Depositary Agent hereunder by the successor Depositary Agent, (i) such successor Depositary Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Depositary Agent, and the retiring Depositary Agent shall be discharged from its duties and obligations hereunder and (ii) the retiring Depositary Agent shall promptly transfer all monies and Cash Equivalents within its possession or control to the possession or control of the successor Depositary Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Depositary Agent with respect to the monies and Cash Equivalents to the successor Depositary Agent.  After the retiring Depositary Agent’s resignation or removal hereunder as Depositary Agent, the provisions of this Article IV and of Article V shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Depositary Agent.  Any corporation into which the Depositary Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Depositary Agent shall be a party, or any corporation succeeding to the business of the Depositary Agent shall be the successor of the Depositary Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

ARTICLE V
EXPENSES; INDEMNIFICATION; FEES

Section 5.1          Compensation and Expenses.  The Borrower agrees, if the Closing Date occurs, to pay to the Depositary Agent (a) the Depositary Agent’s fees in accordance with a fee schedule mutually agreed by the Depositary Agent and the Borrower and (b) the amount of any and all of the Depositary Agent’s reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and expenses of its counsel (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Depository Agent), which the Depositary Agent may incur in connection with this Agreement, including (i) the execution and administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral or (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Depositary Agent under this Agreement.  It is understood that, to the extent the above matters in clause (b) are set forth in a separate agreement between the Depositary Agent and the Borrower, such agreement shall govern in the event of a conflict between the provisions in clause (b) and such agreement.

Section 5.2          Indemnification.  The Borrower agrees from and after the Closing Date, to indemnify and hold harmless the Depository Agent and its Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented out-of-pocket legal fees, expenses, disbursements and other charges of one counsel to all Indemnitees taken as a whole) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with the execution, delivery, enforcement, performance or administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 9.5 of the Credit Agreement.
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ARTICLE VI
MISCELLANEOUS

Section 6.1            Amendments, Etc.

(a)          None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement.

Section 6.2            Notice and Other Communications.

(a)          Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic transmission; provided that notices to the Depositary Agent via electronic transmission shall include the notice in the form of an imaged or scanned attachment such as a “.pdf” file).  All such written notices shall be mailed, faxed, emailed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to LNG Holdings (Florida) LLC, as the Borrower:

LNG Holdings (Florida) LLC
1345 Avenue of the Americas
New York, New York 10105
Telephone: (212) 515-4644

with a copy to:

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: R. Nardone
Facsimile: (212) 798-6120
Telephone: (212) 798-6110

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606-1720
Attention: Seth E. Jacobson
Facsimile: (312) 407-8511
Telephone: (312) 407-0889
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(ii)           if to MSSFI, as the Depositary Agent:

Morgan Stanley Senior Funding, Inc.
Attn: Benjamin Meyers
522 Fifth Avenue, 10th Floor

New York, NY 10036
Fax: (212) 507-3639
Telephone: (212) 296-6013
Email: Benjamin.Meyers@morganstanleypwm.com

(iii)          if to MSSFI, as the Administrative Agent:

Morgan Stanley Senior Funding, Inc.
1 New York Plaza, 41st Floor
New York, NY 10004
Attention: Agency Servicing
Telephone: (212) 517-6680
E-mail: msagency@morganstanley.com

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone or electronic mail; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Depositary Agent or the Administrative Agent shall not be effective until actually received by such Person.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Reliance by Agents and Lenders.  The Administrative Agent and the Depository Agent shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent and the Depository Agent from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.  All telephonic notices to the Administrative Agent or the Depository Agent may be recorded by the Administrative Agent or the Depository Agent, and each of the parties hereto hereby consents to such recording.

Section 6.3            GOVERNING LAW.

(a)           THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
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(b)          ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE DEPOSITARY AGENT AND EACH OTHER PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED HERETO.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 6.2 NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 6.4            WAIVER OF RIGHT TO TRIAL BY JURY.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 6.5            Further Assurances.  The Depositary Agent, the Administrative Agent on behalf of the Secured Parties, and, upon reasonable request, the Borrower, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Administrative Agent may reasonably request to effectuate the terms of this Agreement.

Section 6.6            Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and the Depositary Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Depositary Agent and their respective successors and assigns, except that no Person hereto shall have the right to assign their rights hereunder or any interest herein without the prior written consent of the other Persons party hereto; provided that (i) foregoing shall not prohibit the Borrower from undertaking any transaction permitted by the Credit Agreement and (ii) any Person into which the Depositary Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Depositary Agent shall be a party, or any Person succeeding to all or substantially all of the corporate agency or corporate trust business of the Depositary Agent shall be the successor of the Depositary Agent, as the case may be, hereunder, without the execution or filing of all paper or any further act on the part of any of the parties hereto.
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Section 6.7            No Waiver; Cumulative Remedies.  No failure by the Administrative Agent or any other Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 6.8            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.  Each Person party hereto may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 6.9            Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  This Agreement was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 6.10          Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 6.11          Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signatures follow.]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

LNG HOLDINGS (FLORIDA) LLC, a Delaware
limited liability company, as Borrower

By:
Name:
Title:

[Signature Page to Security Deposit Agreement – LNG Holdings (Florida)]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Security Deposit Agreement – LNG Holdings (Florida)]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Depositary Agent

By:
Name:
Title:

[Signature Page to Security Deposit Agreement – LNG Holdings (Florida)]

Exhibit A
to the Security Deposit Agreement

FORM OF WITHDRAWAL CERTIFICATE

Date:  _________, ____
Requested Disbursement Date:  __________, ____

Morgan Stanley Senior Funding, Inc.
Attn: Benjamin Meyers
522 Fifth Avenue, 10th Floor
New York, NY 10036
Fax: (212) 507-3639
Telephone: (212) 296-6013
Email: Benjamin.Meyers@morganstanleypwm.com

Morgan Stanley Senior Funding, Inc.,
          as Administrative Agent
1 New York Plaza, 41st Floor
New York, NY 10004

Re:          LNG Holdings (Florida) LLC

Ladies and Gentlemen:

Reference is made to the Security Deposit Agreement, dated as of November 24, 2014 (the “Security Deposit Agreement”), among LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Secured Parties (in such capacity, together with any permitted successor, assign or replacement, the “Administrative Agent”), and Morgan Stanley Senior Funding, Inc., as both a “securities intermediary” (as defined in Section 8-102 of the UCC) and a “bank” (as defined in Section 9-102 of the UCC) (in such capacity, together with any permitted successor, assign or replacement, the “Depositary Agent”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned (whether directly or by reference to another agreement) in the Security Deposit Agreement.  All section references herein shall be to the Security Deposit Agreement unless otherwise expressly stated herein.

The undersigned is a Responsible Officer of the Borrower and is delivering this certificate (this “Withdrawal Certificate”) pursuant to Sections [3.4, 3.5 or [·]1].

DEBT SERVICE RESERVE ACCOUNT.

[[If at any time a DSRA Excess exists] In accordance with Section 3.4, we request that $[_________] be withdrawn from the Debt Service Reserve Account and transferred to the transferred to the Persons specified in the attached Schedule I.  Such amount requested does not exceed the DSRA Excess at such time.]

1 To the extent that an instruction is required to be delivered by a Borrower pursuant to the Security Deposit Agreement, and it is not reflected herein, reference applicable section and insert applicable instruction.

In accordance with Section 3.5, we request that $[_________] be withdrawn from the Debt Service Reserve Account and transferred to the Administrative Agent to pay the Debt Service Payment Deficiency.  Such amount requested represents [an amount equal to the Debt Service Payment Deficiency] [the aggregate amount of funds on deposit in or credited to the Debt Service Reserve Account].

[Signatures Begin Next Page]
Exhibit A-2

Very truly yours,

LNG HOLDINGS (FLORIDA) LLC,
as the Borrower

By:
Name:
Title:

[Signature Page Withdrawl Certificate]

Schedule 1
to Withdrawal Certificate

Disbursements from Debt Service Reserve Account

Transfer Date	Payee/Account and Purpose	Payment Date	Wiring or Other Payment Instructions	Amount
$[__________]
$[__________]
$[__________]
[Insert additional rows as necessary]				$[__________]
			Total:	$[__________]

Exhibit C-2

EXHIBIT I TO
CREDIT AGREEMENT

INTERCOMPANY DEBT SUBORDINATION AGREEMENT

[attached].
I-1

INTERCOMPANY DEBT SUBORDINATION AGREEMENT

THIS INTERCOMPANY DEBT SUBORDINATION AGREEMENT (this “Agreement”) is entered into [DATE], by and between each of the entities listed on Annex A hereto from time to time (the “Creditors”), each of the entities listed on Annex B hereto from time to time (the “Debtors”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent under the Credit Agreement (as defined below) on behalf of the Claimholders (as defined below) (together with its successors and assigns in such capacity and any replacement in such capacity, the “Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

W I T N E S S E T H:

WHEREAS, LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 1”), FEP GP LNG HOLDINGS LLC, a Delaware limited liability company (“Holdings 2,” and together with Holdings 1, “Holdings”), LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), the lenders party thereto and the Agent have entered into that certain Credit Agreement, dated as of [______], 2014 (as amended, restated, supplemented, modified, replaced or Refinanced from time to time, the “Credit Agreement”);

WHEREAS, it is a condition precedent to the willingness of the Claimholders to enter into or maintain the Senior Loan Documents (as defined below) and make or maintain the extensions of credit thereunder, that the Creditors enter into this Agreement to, among other things, provide that the Senior Debt will be senior in priority and right of payment, as applicable, to the Subordinated Debt;

WHEREAS, in order to induce the Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the Debtors and Obligors (which are affiliates to one or more of the Debtors) and to induce the Claimholders to continue to suffer to exist the obligations owing to the Creditors or the security interests in favor of the Creditors, each Creditor has agreed to the intercreditor and other provisions set forth in this Agreement; and

WHEREAS, the Creditors hereby acknowledge that each of them receive both direct and indirect benefits from Claimholders’ extension of credit to Debtors and Obligors pursuant to the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.          Definitions.

(a)          Each of the following terms shall have the meaning assigned in the Preamble or Recitals to this Agreement: Agent, Agreement, Borrower, Credit Agreement, Creditors, Debtors and Holdings.

(b)          Capitalized terms used herein and not defined herein (including, without limitation, Default and Event of Default) shall have the meanings assigned to such terms in the Credit Agreement.

(c)          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

(d)          “Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

(e)          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

(f)          “Claimholders” means, at any relevant time, the holders of Obligations under the Credit Agreement or any Secured Hedge Agreement and the agents party to any Senior Loan Documents related to the Credit Agreement.

(g)          “Discharge of Senior Debt” means payment in full in cash of the Senior Debt (other than (A) Unasserted Contingent Obligations and (B) Obligations owing to Lender Counterparties under any Secured Hedge Agreement that are not then due and payable).

(h)          “Insolvency Proceeding” means:

i)	any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Obligor;

ii)
any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, proposal, reorganization, plan of arrangement or other similar case or proceeding with respect to any Obligor or with respect to a material portion of its assets;

iii)	any liquidation, dissolution, reorganization, or winding up of any Obligor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or
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iv)	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Obligor.

(i)          “Loan Parties” means Holdings, the Borrower and each Subsidiary of Holdings that is a party to a Senior Loan Document.

(j)          “Obligations” means all advances to, and debts, indemnities and reimbursement obligations, liabilities, obligations, covenants and duties of, any Person, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue (in accordance with the rate specified in the relevant Credit Agreement) after the commencement by or against any Person or any affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest, fees or expenses are allowed claims in such proceeding.

(k)          “Obligor” means the Borrower, each Guarantor and any other Person that now or hereafter is, or whose assets now or hereafter are, liable for all or any portion of the Senior Debt or the Subordinated Debt, as applicable.

(l)          “Person” means an individual, general partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company or corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

(m)          “Refinance” means, in respect of any Senior Debt and any Senior Loan Documents, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Senior Debt in whole or in part, in each case with the same or different lenders, agents or arrangers and including any increase in the principal amount of the loans and commitments provided thereunder. “Refinanced” and “Refinancing” shall have correlative meanings.

(n)          “Senior Debt” means all of the Obligations due and owing by the Debtors or Obligors and their affiliates pursuant to the Credit Agreement or a Secured Hedge Agreement.

(o)          “Senior Loan Documents” means the Credit Agreement and each of the other agreements, documents and instruments providing for or evidencing any other Senior Debt, including any intercreditor or joinder agreement among holders of Senior Debt to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, replaced, Refinanced, renewed or extended from time to time.
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(p)          “Subordinated Debt” means all Indebtedness (as defined in the Credit Agreement) owed at any time by any Debtor to any Creditor.

(q)          “Unasserted Contingent Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, any Obligation) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee at such time).

2.         Subordination.  Each Creditor hereby agrees to subordinate all of the Subordinated Debt to the full and final payment and Discharge of Senior Debt (including, without limitation, with respect to any Lien granted by any Debtor in favor of any Creditor) on the terms set forth herein. Without limiting the generality of the foregoing, in the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any Debtor or the proceeds thereof to any Creditor (except to the extent such distribution, division or application is permitted under the terms of the Credit Agreement) or upon any payment or distribution to any Creditor by reason of an Insolvency Proceeding, then and in any such event any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any of the Subordinated Debt, shall be paid or delivered directly to the Agent for application to the Senior Debt (whether or not the same is then due) until the Discharge of Senior Debt. Each Debtor’s and each Creditor’s books shall be marked to evidence the subordination of all of the Subordinated Debt to the Senior Debt. The subordination provisions of this Section 2 shall remain in full force and effect notwithstanding any amendment, supplement, restatement, replacement, Refinancing or other modification with respect to the Credit Agreement and the Obligations of the Debtors thereunder (including, without limitation, all costs, expenses and interest accruing on the Senior Debt after the commencement of any Insolvency Proceeding whether or not such costs, expenses or interest would be allowed in such Insolvency Proceeding).

3.         Nature of Senior Debt.  Each Creditor acknowledges that the terms of the Senior Debt may be modified, extended or amended from time to time, and the aggregate amount of the Senior Debt may be increased or Refinanced, in either event, without notice to or the consent of any Creditor and without affecting the provisions hereof. The payment and lien priorities provided herein shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or Refinancing of either the Senior Debt or the Subordinated Debt, or any portion thereof.
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4.         Warranties and Representations of Debtor and Creditor.  The Debtors and Creditors hereby represent and warrant that, as of the date hereof: (a) none of the Debtors nor any of the Creditors have relied nor will rely on any representation or information of any nature made by or received from the Agent or any Claimholder in deciding to execute this Agreement; (b) each Creditor is the lawful owner of its interest in the Subordinated Debt; (c) each Creditor has not heretofore assigned or transferred any of the Subordinated Debt, any interest therein or any collateral or security pertaining thereto; and (d) each Creditor has not heretofore given any subordination in respect of any of the Subordinated Debt that remains outstanding (other than any subordination with respect to the Senior Debt); and (e) any promissory note evidencing Subordinated Debt issued after the date hereof will be marked with a legend stating that it is subject to this Agreement.

5.         Negative Covenants.  Except as otherwise provided or permitted hereunder (including payments permitted to be made on account of the Subordinated Debt pursuant to Section 6), for so long as this Agreement is in effect: (a) no Debtor shall, directly or indirectly, make any payment (other than to a Loan Party and other than interest paid in kind and the accrual and addition to principal of capitalized interest) on account of the Subordinated Debt if an Event of Default under the Credit Agreement has occurred and is continuing and the Agent has given notice to the applicable Loan Parties prohibiting such payments (which notice shall be deemed to have been given immediately upon the commencement of any Insolvency Proceeding constituting an Event of Default under the Credit Agreement), or grant a security interest in, mortgage, pledge, assign or transfer any properties to secure all or any part of the Subordinated Debt; (b) no Creditor (other than a Loan Party) shall demand, collect or accept from any Debtor or any other Person or entity now or hereafter obligated, directly or indirectly, to the Agent or any Claimholder for payment or performance of the Senior Debt, any payment if an Event of Default under the Credit Agreement has occurred and is continuing and the Agent has given notice to the applicable Loan Parties prohibiting such payment (which notice shall be deemed to have been given immediately upon the commencement of any Insolvency Proceeding constituting an Event of Default under the Credit Agreement) (other than interest paid in kind and the accrual and addition to principal of capitalized interest) or collateral on account of the Subordinated Debt or any part thereof or realize upon or enforce any collateral securing the Subordinated Debt; (c) no Creditor shall set off any part of the Subordinated Debt if an Event of Default under the Credit Agreement has occurred and is continuing and the Agent has given notice to the applicable Loan Parties prohibiting such set off (which notice shall be deemed to have been given immediately upon the commencement of any Insolvency Proceeding constituting an Event of Default under the Credit Agreement); (d) no Creditor shall hereafter give any other subordination in respect of the Subordinated Debt, other than with respect to the Senior Debt; (e) no Creditor shall transfer or assign any of the Subordinated Debt to any Person, other than to the Agent or any LNG Group Member to the extent permitted by the Credit Agreement; (f) no Creditor will commence or join with any other creditors of any Debtor in commencing any bankruptcy, reorganization, receivership or Insolvency Proceeding against any Debtor; and (g) each Creditor shall give the Agent prompt written notice of any default or event of default under any promissory note or other agreement evidencing Subordinated Debt.
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6.         Payments.  No payments (whether in cash or other property and whether received directly, indirectly or by set off, counterclaim or otherwise) of principal or interest of any nature (other than interest paid in kind and the accrual and addition to principal of capitalized interest) may be made on account of the Subordinated Debt or any promissory note evidencing Subordinated Debt if an Event of Default under the Credit Agreement has occurred and is continuing and the Agent has given notice to the applicable Loan Parties prohibiting such payments (which notice shall be deemed to have been given immediately upon the commencement of any Insolvency Proceeding constituting an Event of Default under the Credit Agreement), provided that any Debtor may make any payment on account of any Subordinated Debt due and owing to a Creditor that is also a Loan Party.

7.         Turnover of Prohibited Transfers.  If any payment, distribution or security or the proceeds thereof are received by any Creditor on account of or with respect to the Subordinated Debt in violation of this Agreement, such Creditor shall immediately deliver same to the Agent in the form received (except for the addition of any endorsement or assignment necessary to effect a transfer of all rights therein to the Agent) for application to the Senior Debt; provided, that, if such payments are in a form other than cash or cash equivalents (“Non-Cash Consideration”), the Agent, for the benefit of the Claimholders, shall be authorized to, but shall have no obligation to, monetize such Non-Cash Consideration in its sole discretion and any cash proceeds shall be applied to the Senior Debt. The application of such cash proceeds shall reduce the Senior Debt only to the extent of the actual cash payment indefeasibly received by the Claimholders, net of fees, costs and commissions. Notwithstanding the foregoing, to the extent any indemnification obligation or contingent obligation becomes due and payable after such time as the remainder of the Senior Debt are paid, such Creditor is obligated to turn over any such amounts to the Agent. The Agent is hereby authorized to make any such endorsements as agent for the applicable Creditor. This authorization is coupled with an interest and is irrevocable until the Discharge of Senior Debt. The Agent is irrevocably authorized to supply any required endorsement or assignment which may have been omitted to the extent that the same would have been required by any Creditor hereunder. Until so delivered any such payment, distribution or security shall be held by such Creditor in trust for Agent and shall not be commingled with other funds or property of such Creditor.
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8.         Authority to Act for Creditors.  Prior to the Discharge of Senior Debt, Agent shall have the right to act as each Creditor’s attorney-in-fact for the purposes specified herein and each Creditor hereby irrevocably appoints the Agent as such Creditor’s true and lawful attorney, which appointment is coupled with an interest, with full power of substitution, in the name of such Creditor or in the name of the Agent, for the use and benefit of the Agent for itself and on behalf of the Claimholders, without notice to any Creditor or any Creditor’s representatives, successors or assigns, to perform the following acts, at the Agent’s option, at any meeting of any Creditor or any Debtor in connection with any case or proceeding, whether of a Debtor or of a Creditor, whether voluntary or involuntary, for the distribution, division or application of the assets of any Debtor or the proceeds thereof, regardless of whether such case or proceeding is for the liquidation, dissolution, winding up of the affairs, reorganization or arrangement of any Debtor, or for the composition of any Debtor, in bankruptcy or in connection with a receivership, or under an assignment for the benefit of any Creditor or otherwise:

(a)          to enforce and collect on claims comprising the Subordinated Debt, either in its own name or in the name of any Creditor, by proof of debt, proof of claim, adversary proceeding, motion, suit or otherwise;

(b)          to collect any assets of any Debtor distributed, divided or applied by way of dividend or payment, or any securities issued, on account of the Subordinated Debt and to apply the same, or the proceeds of any realization upon the same that the Agent in its discretion elects to effect, to the Senior Debt until the Discharge of Senior Debt, rendering any surplus to the applicable Creditors if and to the extent permitted by law; and

(c)          to take generally any action in connection with any such meeting, case or proceeding that such Creditor would be authorized to take but for this Agreement, including without limitation casting any votes or ballots with respect to the Subordinated Debt.

Anything in this Section 8 to the contrary notwithstanding, the Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8 with respect to any Creditor unless an Event of Default by an Obligor shall have occurred and be continuing under the Credit Agreement. In no event shall the Agent be liable to any Creditor for any failure to prove or file proofs of claim with respect to the Subordinated Debt, to exercise any right with respect thereto or to collect any sums payable thereon.
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9.         Waivers. If any Creditor is or becomes indebted to any Debtor in any respect, whether now or in the future, then such Creditor shall not offset its indebtedness to such Debtor against any Subordinated Debt if an Event of Default under the Credit Agreement has occurred and is continuing and the Agent has given notice to the applicable Loan Parties prohibiting such offset (which notice shall be deemed to have been given immediately upon the commencement of any Insolvency Proceeding constituting an Event of Default under the Credit Agreement). Furthermore, no Debtor shall compromise or settle any present or future debts that any Creditor may owe to such Debtor if an Event of Default under the Credit Agreement has occurred and is continuing and the Agent has given notice to the applicable Loan Parties prohibiting such compromise or settlement (which notice shall be deemed to have been given immediately upon the commencement of any Insolvency Proceeding constituting an Event of Default under the Credit Agreement) unless the Agent shall grant its prior written consent to the same. Each Debtor and each Creditor hereby waive any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance of this Agreement in any action brought therefor by Agent. To the fullest extent permitted by law, each Debtor and each Creditor hereby further waive the following: presentment, demand, protest, notice of default or dishonor, notice of payment or nonpayment and any and all other notices and demands of any kind in connection with all negotiable instruments evidencing all or any portion of the Senior Debt or the Subordinated Debt to which such Debtor or such Creditor may be a party; the right to require Agent to marshall any security, or to enforce any security interest or lien the Agent may now or hereafter have in any collateral securing the Senior Debt or to pursue any claim it may have against any guarantor of the Senior Debt, as a condition to the Agent’s entitlement to receive any payment on account of the Subordinated Debt; notice of any loans made, extensions granted or other action taken in reliance hereon; and all other demands and notices of every kind in connection with this Agreement, the Senior Debt or the Subordinated Debt. Each Creditor assents to any release, renewal, extension, compromise or postponement of the time of payment to the Senior Debt, to any substitution, exchange or release of collateral therefor and to the addition or release of any Person primarily or secondarily liable thereon (collectively, the “Consented Actions”). Each Debtor agrees to use its best efforts to give such Creditor notice of any Consented Actions, but the failure of such Creditor to receive such notice from such Debtor shall in no way affect the validity or enforceability of the subordination granted hereunder, or the agreements, consents or waivers of such Creditor set forth in this Agreement.

10.       Subrogation.  Provided that the Discharge of Senior Debt has occurred, each Creditor shall be subrogated to the rights of the Agent to receive payments or distributions of cash, property or securities payable or distributable on account of the Senior Debt, to the extent of all payments and distributions paid over to or for the benefit of Agent pursuant to this Agreement.

11.       Statement of Account.  Each Debtor and each Creditor agree to render to the Agent from time to time upon the Agent’s reasonable written request therefor a statement of such Debtor’s account with such Creditor and to afford each Agent reasonable access to the books and records of such Debtor during normal business hours in order that the Agent may make a full examination of the state of accounts of such Debtor with such Creditor.

12.       Validity of Subordinated and Senior Debt. The provisions of this Agreement subordinating the Subordinated Debt are solely for the purpose of defining the relative rights of the Agent and Claimholders, on the one hand, and the Creditors, on the other hand, and shall not impair, as between each Creditor and each Debtor or between the Agent and Claimholders and the Debtors, the Borrower or other Obligors, the obligations of Debtors, the Borrower or other Obligors which are unconditional and absolute, to pay the Subordinated Debt and the Senior Debt, respectively, in accordance with their terms subject to the provisions of this Agreement.
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13.       Indulgences Not Waivers.  Neither the failure nor any delay on the part of the Agent or any Claimholder to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof or give rise to an estoppel, nor be construed as an agreement to modify the terms of this Agreement, nor shall any single or partial exercise of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver by a party hereunder shall be effective unless it is in writing and signed by the party making such waiver, and then only to the extent specifically stated in such writing.

14.       Effectiveness; Duration. This Agreement shall become effective when executed by each Debtor and each Creditor, and, when so executed, shall constitute a continuing agreement of subordination, and shall remain in effect until the Discharge of Senior Debt. Claimholders may, without notice to any Creditor, extend or continue credit and make other financial accommodations to or for the account of the Debtors in reliance upon this Agreement. If, in the context of any Insolvency Proceeding, the Agent is required to or agrees to disgorge any payments received by the Agent on account of the Senior Debt, the transfer of which is challenged as avoidable by a trustee or debtor-in-possession, such amount shall be deemed not to be paid to the Agent and this Agreement shall remain in effect with respect to any such disgorged payments.

15.       Default and Enforcement. This Agreement shall create an irrebuttable presumption and admission by each Creditor that relief against such Creditor by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the Claimholders, it being understood and agreed by each Creditor that (i) the Claimholders’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) such Creditor waives any defense that the Obligors and/or the Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. If at any time any Creditor fails to comply with any provision of this Agreement that is applicable to such Creditor, Agent may demand specific performance of this Agreement, whether or not any Debtor has complied with this Agreement, and may exercise any other remedy available at law or equity. Without limiting the generality of the foregoing, if any Creditor, in violation of this Agreement, shall institute or participate in any action, suit or proceeding against any Debtor, such Debtor may interpose as a defense or dilatory plea this Agreement and Agent is irrevocably authorized to intervene and to interpose such defense or plea in such Debtor’s name. If any Creditor attempts to enforce or realize upon any collateral securing the Subordinated Debt in violation of this Agreement, any Debtor or Agent (in such Debtor’s or any applicable Agent’s name) may by virtue of this Agreement restrain such realization or enforcement.

16.       Exercise of Remedies. Notwithstanding anything to the contrary contained in this Agreement, the Credit Agreement or the other Senior Loan Documents, until the Discharge of Senior Debt has occurred, the Creditors shall not (i) take or omit to take any action or assert any claim with respect to the Subordinated Debt or otherwise (or support any other Person in taking any action or asserting any claim) which is inconsistent with the provisions of this Agreement, (ii) take any action or enforce any rights or remedies against the Loan Parties or any collateral securing the Senior Debt, (iii) exercise any rights to set-offs or recoupments and/or counterclaims in respect of any of the Subordinated Debt or any other obligation with respect thereto, or (iv) accept any additional collateral without the Senior Claimholders obtaining prior ranking liens on such collateral.
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17.       Assumption and Releases.

(a)       Any party that elects to become a party to this Agreement shall become either a Creditor or Debtor for all purposes of this Agreement upon execution and delivery of an assumption agreement in the form of Annex C hereto.

(b)       If in connection with any action by the Agent to enforce the rights and remedies of the Claimholders (whether against the collateral or otherwise), the Agent or any other Claimholder, for itself or on behalf of any of the Claimholders, releases any of its liens on any part of the collateral or releases any Obligor from its obligations under the Senior Debt, then the liens, if any, of any Creditor on such collateral, and the obligations, if any, of such Obligor as a guarantor under any Subordinated Debt, shall be automatically, unconditionally and simultaneously released. Each Creditor promptly shall execute and deliver to the Agent or such Debtor such termination statements, releases and other documents as the Agent, applicable Claimholder or such Debtor may request to effectively confirm such release.

18.       No Motions. In connection with an Insolvency Proceeding, without the prior written consent of the Agent as to both form and substance, no Creditor shall file any motion or other application, objection, joinder or other filing in connection with sections 362, 363, 364 and/or 506 of the Bankruptcy Code (or any equivalent section of other Bankruptcy Law) or otherwise or in connection with any valuation issues, marshalling issues or otherwise make any filing adverse to the interests of the Claimholders, including, without limitation, motions seeking adequate protection, relief from the automatic stay, expense claims, motions requesting post-petition interest and/or similar relief sought pursuant to other Bankruptcy Laws. No Creditor will participate in or otherwise support the “priming” of, or granting of any “pari passu” liens with respect to, any of the liens supporting the Senior Debt in connection with a proposed debtor-in- possession facility or otherwise.

19.       Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code (or substantially equivalent or similar provisions and concepts in other Bankruptcy Laws) shall be effective before, during and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Debtor or Obligor shall include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency Proceeding.
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20.       Litigation.  In the event of any litigation with respect to any matter concerned with this Agreement, each Debtor hereby waives all rights of setoff, crossclaim and counterclaim of any nature. Each Creditor and each Debtor hereby irrevocably consents to the exclusive jurisdiction of the Courts of the State of New York and of any Federal court located in the State of New York, in connection with any action or proceeding arising out of or relating to this Agreement. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce the same in any appropriate jurisdiction.

21.       Addresses for Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, with respect to any Debtor, Creditor or the Agent as set forth in the Credit Agreement. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications may be transmitted by overnight delivery, faxed, or mailed, provided, that notices shall not be effective until actually received by such Person at its address specified in this section.

22.       Agent’s Duties Limited. The rights granted to the Agent in this Agreement are solely for its protection and nothing herein contained imposes on the Agent any duties with respect to any property either of any Debtor or of any Creditor heretofore or hereafter received by the Agent beyond reasonable care in the custody and preservation of such property while in the Agent’s possession. The Agent has no duty to preserve rights against prior parties on any instrument or chattel paper received from any Debtor or any Creditor as collateral security for the Senior Debt or any portion thereof.

23.       Continuing Nature of this Agreement.  Each Creditor hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding.

24.       Entire Agreement. This Agreement constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, whether express or implied, oral or written. Neither this Agreement nor any portion or provision hereof may be changed, waived or amended orally or in any manner other than by an agreement in writing signed by the Agent, Debtors and Creditors. None of the parties hereto are entering into this Agreement in reliance on any oral or other representations made by other parties or other Persons.
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25.       Additional Documentation. Each Debtor and each Creditor shall execute and deliver to the Agent such further instruments and shall take such further  action as Agent may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

26.       Expenses. Each Debtor agrees to pay the Agent on demand all reasonable and documented out-of-pocket expenses, including reasonable and documented attorneys’ fees, that the Agent may incur in enforcing or protecting any of Claimholders’ rights under this Agreement. Additionally, each Creditor agrees to pay each Agent on demand all reasonable and documented out-of-pocket expenses, including reasonable and documented attorneys’ fees, that the Agent may incur in enforcing or protecting the Agent’s or any of Claimholders’ rights under this Agreement resulting from a breach by such Creditor of the terms of this Agreement provided such applicable Agent or Claimholder is a prevailing party.

27.       Successors and Assigns. This Agreement shall inure to the benefit of the Agent and its successors and assigns, including without limitation any financial institutions participating with the Agent or as the Agent’s successor in connection with the Senior Debt, and shall be binding upon both Debtors and Creditors and their respective successors and assigns.

28.       Defects Waived. This Agreement is effective notwithstanding any defect in the validity or enforceability of any instrument or document at any time evidencing or securing the whole or any part of the Senior Debt.

29.       Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

30.       Severability. The provisions of this Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, it is the intent of the parties that such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, and that this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

31.       Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]
12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CREDITOR:

[_____________________]

By:
Title:

[Signature Page to Intercompany Debt Subordination Agreement]

DEBTORS:

[_____________________]

By:
Title:

[Signature Page to Intercompany Debt Subordination Agreement]

AGENT:

MORGAN STANLEY SENIOR FUNDING, INC., as Agent,

By:
Name:
Title:

[Signature Page to Intercompany Debt Subordination Agreement]

ANNEX A

CREDITORS

ANNEX B

DEBTORS

LNG HOLDINGS LLC
LNG HOLDINGS (FLORIDA) LLC
FEP GP LNG HOLDINGS LLC

ANNEX C

ASSUMPTION AGREEMENT, dated as of ______________________, 201_, made by __________________________________ (“Additional Creditor”/”Additional Debtor”), in favor of MORGAN STANLEY SENIOR FUNDING, INC., as the Agent for the benefit of the Claimholders. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Debt Subordination Agreement, dated as of _____________________, 201_ (the “Intercompany Debt Subordination Agreement”), by and between the Creditors, the Debtors and the Agent.

W I T N E S SETH:

WHEREAS, the Additional [Creditor/Debtor] has agreed to execute and deliver this Assumption Agreement in order to become a party to the Intercompany Debt Subordination Agreement.

NOW, THEREFORE, IT IS AGREED:

1.         Intercompany Debt Subordination Agreement. By executing and delivering this Assumption Agreement, the Additional [Creditor/Debtor], hereby becomes a party to the Intercompany Debt Subordination Agreement as a [Creditor/Debtor] thereunder with the same force and effect as if originally named therein as a [Creditor/Debtor] and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a [Creditor/Debtor] thereunder. The information set forth in Annex C-1 hereto is hereby added to the information set forth in Annex [A/B] to the Intercompany Debt Subordination Agreement and such Annex shall be deemed so amended. The Additional [Creditor/Debtor] hereby represents and warrants that each of the representations and warranties contained in the Intercompany Debt Subordination Agreement with respect to Additional [Creditor/Debtor] is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.         GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL CREDITOR/DEBTOR]

By:
Name:
Title:

EXHIBIT J TO
CREDIT AGREEMENT

FORM OF NOTICE OF COLLATERAL ASSIGNMENT

November ____, 2014

Reference is made to the Design-Build Agreement, dated as of June 9, 2014 (the “Design-Build Agreement”) by and between LNG Holdings (Florida) LLC, a Delaware limited liability company (the  “Company”), and OnQuest Inc., a California corporation (the “Contractor”).

Pursuant to Section 26.2 of the Design-Build Agreement, the Company hereby gives notice to the  Contractor that the Company is collaterally assigning its interest in the Design-Build Agreement to Morgan Stanley Senior Funding, Inc., for the benefit of the secured parties as additional security for the repayment in full of the obligations under that certain Credit Agreement, dated as of November __, 2014,  among LNG Holdings LLC, FEP GP LNG Holdings LLC, the Company, the several banks and other  financial institutions or entities from time to time party thereto, and Morgan Stanley Senior  Funding, Inc., as administrative agent (as amended, restated, supplemented or modified from time to  time).
J-1

LNG HOLDINGS (FLORIDA) LLC

By:
Name:
Title:

Accepted and acknowledged:

ONQUEST, INC.

By:
Name:
Title:
J-2

EXHIBIT K TO
CREDIT AGREEMENT

FORM OF FLORIDA CONSTRUCTION LOAN UPDATE ENDORSEMENT

CONSTRUCTION LOAN UPDATE ENDORSEMENT
NO.___________________

ISSUED BY

First American Title Insurance Company

Issuing Office File No.:	Attached to Policy No.:

1.	The liability of the Company is increased by $____________ to include disbursements made pursuant to requisition(s) ___________ for a cumulative total to date of $_______________.

2.
The Company insures there have been no instruments filed among the Public Records of _____________ County, affecting title to the lands described in Schedule A from ____________ through ____________, other than the following:

3.	The Company insures each of the foregoing is subordinate to the lien of the mortgage insured except:

This endorsement is made a part of the policy and is subject to all of the terms and provisions thereof and of any prior endorsements thereto.  Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and any prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the face amount thereof.

This endorsement shall not be valid or binding unless signed by either a duly authorized officer or agent of the Company.

Issue Date: _____________

By:
Authorized Signatory

K-1

EXHIBIT L TO
CREDIT AGREEMENT

FORM OF GENERAL CONTRACTOR CERTIFICATE

[______________], 201[_]

Morgan Stanley Senior Funding, Inc.,
as Administrative Agent
1 New York Plaza, 41st Floor
New York, New York 10004
Attn: Anil Singh
Phone: (917) 260-5329
Email: msagency@morganstanley.com

LNG Holdings (Florida) LLC
1345 Avenue of the Americas, 46th Floor
New York, New York 10105

With a copy to:

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attn: R. Nardone
Phone: (212) 798-6110
Fax: (212) 798-6120

Re:
Senior Secured Delayed Draw Term Loan Credit Agreement dated as of November 24, 2014 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) among LNG HOLDINGS LLC, a Delaware limited liability company, FEP GP LNG HOLDINGS LLC, a Delaware limited liability company, LNG HOLDINGS (FLORIDA) LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, together with any successor appointed in accordance with Section 8.6 of the Credit Agreement, the “Administrative Agent”).

Ladies and Gentlemen:

This General Contractor Certificate is being delivered pursuant to Section 5.2(c) of the Credit Agreement and Section 9.21 of the Design-Build Agreement dated June 9, 2014 (the “Design Build Agreement”) with the Company for the completion of the Hialeah LNG Project (the “Project”).

OnQuest, Inc. (the “General Contractor”) hereby certifies as follows:

(a)	The construction performed as of the date hereof is substantially in accordance with the plans and specifications of the Plant as set forth in the Design-Build Agreement;

(b)	As of the date hereof, the total current contract sum under the Design-Build Agreement is $[ ];

(c)	That as of the date hereof, the remaining unpaid balance of the Design-Build Agreement is $[ ];

(d)
To the best of its knowledge as of the date hereof, that under, with respect to the Plant to be constructed pursuant to the Design-Build Agreement, the date of completion under the Design-Build Agreement is likely to occur on or about [September 25, 2015], which is prior to the scheduled expiration or termination of the Design-Build Agreement; and

(e)
To the best of its knowledge, solely with respect to the Design-Build Agreement, the Plant will be constructed in accordance with the Plant documents, including the Budget (as defined in the Credit Agreement) and the total current contract sum made a part thereof.

The Administrative Agent is entitled to rely on the foregoing certifications in au-thorizing and making the credit extension requested.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of General Contractor as of this [____] day of [_________], 201[__].

ONQUEST, INC.

By:
Name:
Title:

SCHEDULE 1.1A

COMMITMENTS

LENDER	COMMITMENT
Morgan Stanley Bank, N.A.	$20,000,000
Credit Suisse Loan Funding LLC	$20,000,000
Total	$40,000,000

 SCHEDULE 1.1C

MORTGAGED PROPERTIES

LEGAL DESCRIPTION: (LAND LEASE PARCEL)

A PARCEL OF LAND BEING A PORTION OF LOTS 72, 75, 77 AND 88 AND CERTAIN RIGHTS-OF-WAY WITHIN THE "AMENDED PLAT OF E 1/2 OF SEC. 14 TWP. 53S RGE. 40E", ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLATBOOK 13, PAGE 63, OF THE PUBLIC RECORDS OF MIAMI-DADE COUNTY, FLORIDA, LYING WITHIN THE NORTHEAST 1/4 OF SECTION 14, TOWNSHIP 53 SOUTH, RANGE 40 EAST, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS;

COMMENCE AT THE NORTHEAST CORNER OF SAID NORTHEAST 1/4 OF SECTION 14; THENCE SOUTH 01°39'24" EAST ON THE EAST LINE OF SAID NORTHEAST 1/4 FOR 457.33 FEET TO THE POINT OF BEGINNING; THENCE CONTINUE SOUTH 01°39'24" EAST ON SAID EAST LINE 119.26 FEET; THENCE SOUTH 54°57'45' WEST 405.80 FEET TO THE BEGINNING OF A NON-TANGENT CURVE CONCAVE SOUTHEASTERLY, WHOSE RADIUS POINT BEARS SOUTH 33°36'34" EAST; THENCE SOUTHWESTERLY ON THE ARC OF SAID CURVE TO THE LEFT, HAVING A RADIUS OF 2,277.65 FEET, A CENTRAL ANGLE OF 11°13'26", AN ARC DISTANCE OF 446.17 FEET; A CHORD BEARING OF SOUTH 50°46'43" WEST AND A CHORD DISTANCE OF 445.46 FEET TO A POINT OF NON-TANGENCY; THENCE SOUTH 46°15'46" WEST 360.84 FEET; THENCE NORTH 14°12'49" WEST 70.74 FEET; THENCE NORTH 16°27'49" WEST 715.15 FEET; THENCE NORTH 22°25'39" WEST 113.14 FEET; THENCE NORTH 89°46'21" EAST 356.40 FEET; THENCE NORTH 78°46'03" EAST 219.56 FEET; THENCE SOUTH 84°06'08" EAST 326.53 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE NORTHERLY; THENCE EASTERLY ON THE ARC OF SAID CURVE TO THE LEFT, HAVING A RADIUS OF 600.00 FEET, A CENTRAL ANGLE OF 10°21'44", FOR AN ARC DISTANCE OF 108.51 FEET TO A POINT OF TANGENCY; THENCE NORTH 85°32'08" EAST 193.52 FEET TO THE POINT OF BEGINNING.

SAID LAND SITUATE, LYING AND BEING IN MIAMI-DADE COUNTY, FLORIDA, CONTAINING 545,521 SQUARE FEET (12.5234 ACRES), MORE OR LESS.

SCHEDULE 1.1H

DISQUALIFIED ASSIGNEES

1.	Lone Star
2.	Terra Firma
3.	Apollo Group
4.	Cerberus
5.	Oaktree
6.	Icahn
7.	KKR
8.	Blackstone
9.	GSO Capital Partners
10.	Warburg Pincus
11.	First Reserve

SCHEDULE 3.15

SUBSIDIARIES

Subsidiary	Jurisdiction	Parent	Percentage of each class of Capital Stock owned
LNG Holdings LLC	Delaware	Fortress Equity Partners (A) LP	100 percent of the limited liability company membership interests
LNG Holdings (Florida) LLC	Delaware	LNG Holdings LLC FEP GP LNG Holdings LLC	100 percent of the limited liability company membership interests
FEP GP LNG Holdings LLC	Delaware	Fortress Equity Partners GP, LLC	100 percent of the limited liability company membership interests

SCHEDULE 3.19(A)

UCC FILING OFFICES

Entity Name	Jurisdiction	Office
LNG Holdings LLC	Delaware	Secretary of State
LNG Holdings (Florida) LLC	Delaware	Secretary of State
FEP GP LNG Holdings LLC	Delaware	Secretary of State

SCHEDULE 3.19(B)

MORTGAGE FILING JURISDICTIONS

Miami-Dade County, Florida

SCHEDULE 3.24

MATERIAL CONSTRUCTION-RELATED CONTRACTS

1.	Purchase Order, dated as of May 27, 2014, by and between LNG Holdings (Florida) LLC and Chart Energy & Chemicals Inc.

2.	Design-Build Agreement dated as of June 9, 2014, by and between LNG Holdings (Florida) LLC and OnQuest, Inc.

3.	Ground Lease Agreement, dated as of November 20, 2014, by and between FDG LR 7 LLC and LNG Holdings (Florida) LLC

4.	LNG Sale and Purchase Agreement, dated as of November 21, 2014, by and between LNG Holdings (Florida) LLC and Florida East Coast Railway, L.L.C.

5.	Letter agreement, dated December 17, 2013, with Neptune Fire Protection Engineering LLC for fire protection consulting services

SCHEDULE 4.1(F)

CLOSING DATE LIEN SEARCHES

ENTITY NAME	JURISDICTION
LNG Holdings LLC	Delaware
LNG Holdings (Florida) LLC	Delaware
FEP GP LNG Holdings LLC	Delaware

SCHEDULE 5.12

POST CLOSING MATTERS

Within 90 days following the Closing Date, the Administrative Agent shall have received:

(i)            Mortgage.  A Mortgage encumbering each Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner or holder of any interest in such Mortgaged Property, in proper form for recording in the land records in the jurisdiction in which such Mortgaged Property is located (the “Land Records”), and in form and substance reasonably satisfactory to the Administrative Agent and sufficient to create a valid and enforceable first priority mortgage lien on such Mortgaged Property subject to the Liens permitted by Section 6.3;

(ii)           Title Insurance.  A lender’s policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) issued by First American title Insurance Company or such other title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) insuring (or committing to insure) the lien of the applicable Mortgage as valid and enforceable first priority mortgage lien on the Mortgaged Property described therein subject only to the Liens permitted by Section 6.3 (each, a “Title Policy”), in an amount equal to the aggregate principal amount of the Term Loan Facility, together with such endorsements as the Administrative Agent reasonably requests and such Title Policy shall not include an exception for mechanics’ liens, or shall provide for affirmative insurance over such mechanics liens;

(iii)          Leasehold Documents.  With respect to the Mortgaged Property (w) a copy of the executed Ground lease, (x) an estoppel certificate in form and substance reasonably acceptable to the Administrative Agent, (y) a memorandum of lease with respect to the Mortgaged Property, duly executed and delivered by the landlord and the applicable Loan Party, as tenant, in proper form for recording in the Land Records, and (z), such other consents, approvals, affidavits, indemnifications, amendments, supplements or other instruments executed by the Loan Parties in order for the Loan Party, as tenant to grant the lien contemplated by the Mortgage or sufficient to enable the Title Company to issue the Title Policy and endorsements contemplated in clause (ii) above;

(iv)          Survey.  A survey of the Mortgaged Property which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company, (iii) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (iv) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by clause (ii) or (b) otherwise acceptable to the Administrative Agent;

(v)          Counsel Opinions.  Opinions addressed to the Administrative Agent for the benefit of the Secured Parties of (i) local counsel in each jurisdiction where the Mortgaged Property is located with respect to the enforceability and perfection of the Mortgages and other matters customarily included in such opinions and (ii) counsel for the Borrower regarding due authorization, execution and delivery of the Mortgages, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)          Flood Hazard Determinations.  A completed “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to any Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto), and if any portion of any Mortgaged Property is in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), evidence of flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and otherwise in form and substance acceptable to the Administrative Agent; and

(vii)          Real Property Collateral Fees and Expenses.  Evidence reasonably satisfactory to the Administrative Agent of payment by the Borrower of all costs and expenses for the issuance of the and payment of the Title Policy, mortgage recording taxes, and, costs and expenses required for the recording of the Mortgages.

SCHEDULE 6.2(D)

EXISTING INDEBTEDNESS

None.

SCHEDULE 6.3(O) EXISTING LIENS

None.

SCHEDULE 6.8(I) EXISTING INVESTMENTS

None.

SCHEDULE 6.10

TRANSACTIONS WITH AFFILIATES

1.	Ground Lease Agreement, dated as of November 20, 2014, by and between FDG LR 7 LLC and LNG Holdings (Florida) LLC

2.	LNG Sale and Purchase Agreement, dated as of November 21, 2014, by and between LNG Holdings (Florida) LLC and Florida East Coast Railway, L.L.C.